    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 17, 1998.

                                                      REGISTRATION NO. 333-37725
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   -----------

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  -----------

                           PRINCETON VIDEO IMAGE, INC.
             (Exact Name of Registrant as Specified in its Charter)

                 NEW JERSEY                                      8999                                      22-3062052
      (State or Other Jurisdiction of                (Primary Standard Industrial                       (I.R.S. Employer
       Incorporation or Organization)                Classification Code Number)                      Identification No.)

                                  ------------

                         15 PRINCESS ROAD                                                   BROWN F WILLIAMS
                     LAWRENCEVILLE, NJ 08648                                          PRINCETON VIDEO IMAGE, INC.
                          (609) 912-9400                                                    15 PRINCESS ROAD
           (Address, Including Zip Code, and Telephone                                  LAWRENCEVILLE, NJ 08648
           Number, Including Area Code, of Registrant's                                      (609) 912-9400
                   Principal Executive Office)                             (Name, Address, Including Zip Code, and Telephone
                                                                           Number, Including Area Code, of Agent for Service)

                                 -------------
                                   COPIES TO:


                             RICHARD J. PINTO, ESQ.
                     Smith, Stratton, Wise, Heher & Brennan
                              600 College Road East
                               Princeton, NJ 08540
                                 (609) 924-6000
                                 -------------
                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
                SALE TO THE PUBLIC: AS SOON AS POSSIBLE AFTER THE
                 EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

                                EXPLANATORY NOTE

         This Registration Statement covered the registration of 4,600,000 shares of common stock, no par value per share (the "Common Stock"), offered by the Company in its initial public offering of the Common Stock which was completed in December 1997 in accord with the terms of the Underwriting Agreement among the Company, Allen & Company Incorporated ("Allen") and Barington Capital Group, L.P. ("Barington"), as representatives of the several underwriters (Allen and Barington collectively, the "Representatives"). This Registration Statement also covers the registration of (i) 300,000 shares of Common Stock (the "Bridge Warrant Shares") issued or issuable upon exercise of warrants (the "Bridge Warrants") issued by the Company in October 1997, (ii) the Representatives' Warrants to purchase 400,000 shares of Common Stock issued by the Company to the Representatives, (iii) 400,000 shares of Common Stock issuable upon exercise of the Representatives' Warrants (the "Representatives' Warrant Shares") and (iv) 2,000,000 shares of Common Stock and such indeterminate number of additional shares of Common Stock (collectively, the "Market Maker Shares") as may be sold solely in connection with the market making activities of Allen. The Bridge Warrant Shares and the Representatives' Warrant Shares are offered by certain holders of such securities (the "Selling Shareholders") and not for the account of the Company. When initially effective, this Registration Statement included a complete Prospectus relating to the initial public offering and certain pages of the Prospectus relating solely to the securities being offered by the Selling Shareholders and the Market Making Shares, including alternate front and back cover pages, an alternative "The Offering" section of the "Prospectus Summary," and sections entitled "Selling Shareholders" and "Plan of Distribution". This Post-Effective Amendment No. 2 is being filed to update the Prospectus relating to the securities being offered by the Selling Shareholders and the Market Making Shares and to delete portions of the Prospectus relevant only to the Company's initial public offering of Common Stock.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 17, 1998

PROSPECTUS

                                2,700,000 SHARES

                           PRINCETON VIDEO IMAGE, INC.

                                  COMMON STOCK

         This Prospectus relates to the offering of 700,000 shares of common stock of Princeton Video Image, Inc. by certain selling shareholders. The selling shareholders, or their transferees, may sell such shares of common stock from time to time on or after the date of this Prospectus, subject to certain lock-up arrangements described in this Prospectus. This Prospectus also relates to 2,000,000 shares of common stock and an indeterminate number of additional shares of common stock as may be sold solely in connection with the market making activities of Allen & Company Incorporated. The common stock is traded on the Nasdaq National Market under the symbol "PVII."


         The selling shareholders have not entered into any underwriting arrangements. The selling shareholders may distribute their shares from time to time in transactions on the Nasdaq National Market, in negotiated transactions, through the writing of options on their shares, or a combination of such methods of sale. The selling shareholders may distribute their shares at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. We will not receive any proceeds from sales of the shares of common stock covered by this Prospectus. See "Plan of Distribution."


         INVESTING IN COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



             The date of this Prospectus is                 , 1998

                                TABLE OF CONTENTS


                                                                                                                 Page
                                                                                                                 ----

Prospectus Summary................................................................................                  3
Risk Factors......................................................................................                  8
Use of Proceeds...................................................................................                 18
Dividend Policy...................................................................................                 18
Price Range of Common Stock.......................................................................                 18
Capitalization....................................................................................                 19
Management's Discussion and Analysis of Financial Condition and Results of Operations.............                 20
Business..........................................................................................                 25
Management........................................................................................                 37
Certain Relationships and Related Transactions....................................................                 44
Security Ownership of Certain Beneficial Owners and Management....................................                 47
Description of Securities.........................................................................                 50
Shares Eligible for Future Sale...................................................................                 55
Selling Shareholders..............................................................................                 57
Plan of Distribution..............................................................................                 59
Legal Matters.....................................................................................                 60
Experts...........................................................................................                 60
Index to Financial Statements.....................................................................                 61
Princeton Video Image, Inc's Quarterly Report on Form 10-Q for the Quarter ended September 30,
  1998 which is included as part of this Prospectus...............................................        Following page F-29
                                                                                                          of the Financial
                                                                                                          Statements

                               PROSPECTUS SUMMARY

         This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. This summary highlights information contained elsewhere in this Prospectus. It is not complete and may not contain all of the information that you should consider before investing in the common stock. You should read the entire Prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements. Except as otherwise indicated, all share information and per share amounts in this Prospectus have been adjusted to reflect a 2-for-1 stock split effective on September 3, 1997.

         L-VIS(TM) is a trademark of Princeton Video Image, Inc. We have applied to the U.S. Patent and Trademark Office for registration of the trademark, L-VIS. Trade names and trademarks of other companies appearing in this Prospectus are the property of their respective holders.


                                   THE COMPANY

COMPANY OVERVIEW

         Princeton Video Image, Inc. developed and is marketing a real-time video insertion system that places computer-generated electronic advertising images into television broadcasts of sporting and other events. For example, these images can be placed to appear to be physically located in various high visibility locations in a stadium or even on a playing field (e.g., behind home plate and in the vicinity of goal posts) during the broadcast of a sporting event. These electronic images range from simple corporate names or logos to sophisticated multi-media 3-D animated productions. We believe that our Live Video Insertion System (the "L-VIS System"), which is an integrated hardware and software system, can benefit advertisers, program producers, broadcasters, teams and leagues. The L-VIS System has been used to insert advertising images into live and pre-recorded television broadcasts, including baseball games, soccer matches, football games, motor sports, tennis matches, telethons and entertainment broadcasting.

INDUSTRY OVERVIEW

         Sports advertising and sponsorship is a significant market both inside and outside the United States. Advertisers in the United States spent an aggregate of approximately $9.95 billion to purchase television advertising and sponsorship rights with respect to sporting events in 1997, according to information from industry sources. An industry source reported the 1998 network sports advertising market in the United States to be approximately $3.4 billion and the cable television sports advertising market in the United States to be approximately $2.0 billion. A December 1997 industry newsletter projected that $4.55 billion would be spent to sponsor specific teams, stadium locations and sporting events in 1998. We estimate that approximately $11.4 billion was spent on various forms of television sports advertising and sponsorship in 1997 outside the United States.

         We believe that the growth of sports sponsorship is largely driven by the desire on the part of advertisers to be "in the game" by having their brands and products visible during the broadcast of televised live events. The development of video insertion technology has created a new method of advertising in which the electronically inserted brand or message can appear, to the television viewer, to be a part of the stadium where the event is taking place. The L-VIS System can increase the signage capacity of the stadium or venue from the television viewer's perspective. The television viewer is exposed to the brand or message during the event by the L-VIS System. Thus, the advertiser is "in the game." Further, the advertiser can be more confident that its message will actually be seen by the viewer, as the advertisement can be placed strategically to appear on the television screen where traditional signage may not be practical or available.

THE L-VIS SYSTEM

         The L-VIS System is a system of proprietary hardware and software that we have designed to insert electronic images into live televised sports broadcasts. The inserted images may be two or three dimensional, static or animated, and opaque or semi-transparent. Further, the inserted images may be placed so that they appear to exist on the playing field or in the stadium or venue where the game or event is being played. If a player or other object moves in front of an image that is inserted on a wall or a playing field, the L-VIS System is programmed so that the passing object occludes that portion of the inserted image. The L-VIS System can also be used to insert a free standing image so that the image will occlude a player or other object that "passes behind" it.

         The L-VIS System is based upon patented pattern recognition technology. The L-VIS System may be located anywhere in the television distribution chain, including the stadium where a broadcast typically originates, the television studio to which a broadcast is relayed and the microwave links or satellite ground stations where the broadcast is relayed for distribution to the viewing public.

         We believe that use of the L-VIS System provides advantages when compared to traditional 30-second advertising spots and other forms of advertising. The L-VIS System can create, without affecting the stadium, new inventory for advertising rights holders by providing new advertising locations that are unavailable for conventional billboards, such as the space in the vicinity of the goal posts during a football game. The L-VIS System can also place advertising in high visibility locations, such as the wall behind home plate in a baseball game. Additionally, the L-VIS System can provide animated and video advertising in-game, when appropriate, to enhance the impact of the advertisement.

         The L-VIS System allows for "narrow casting," which is the broadcasting of specific advertising to specific geographical regions. Thus, where desired, an advertising rights holder can sell the same advertising space to different advertisers in different markets. For instance, the L-VIS System could insert a soft drink advertisement in a domestic broadcast and a juice advertisement in an overseas broadcast of the same event. The L-VIS System gives local advertisers the ability to advertise within national and international events and enables different advertisers to occupy the same space at different times during a game.

STRATEGY

         Our objective is to become the leading provider of electronic advertising to the sports television advertising market worldwide. The key elements of our strategy include (i) developing relationships with rights owners such as the National Football League, the National Basketball Association, Major League Baseball, FIFA (soccer's international governing body), and specific teams and other sports governing bodies; (ii) developing relationships with national network broadcasters such as NBC, CBS, ABC, ESPN, and FOX; (iii) working with high-profile advertisers to assist them in understanding and capitalizing on the use of the L-VIS System; and (iv) developing L-VIS System software for additional sporting and other events.

         We expect to generate revenues from the sharing of advertising revenue among rights holders, broadcasters and us. We also expect to generate revenues from the fees generated through licensing of our technology. The right to insert electronic images for advertising purposes into a live broadcast, and thus the right to sell advertising using the L-VIS System, is held by different groups in different situations. For example, individual Major League Baseball teams control the rights to the local broadcasts of their regular season games. However, Major League Baseball controls the national broadcasts of regular season games, playoff games and the World Series. These rights may be sold for specific games and/or entire seasons to another party, most notably a broadcaster. The party who buys such rights pays the rights holder an up-front fee for the rights. In each case, we must negotiate for the use of the L-VIS System with the rights holder or holders, typically in exchange for a percentage of the advertising revenue generated using the L-VIS System. Since the L-VIS System uses the live feed from the broadcaster to insert electronic images, such broadcaster must also approve the use of the L-VIS

System. Accordingly, arrangements must be established with several parties including the rights holder and the broadcaster.

         Either the rights holder or the broadcaster will sell the advertising space using the L-VIS System, depending on the specific arrangement between such parties. The advertising revenues from such advertising will be shared among the rights holder, the broadcaster and us. As a result, our revenues will, to a large extent, be derived from the sales and marketing efforts of entities that are well versed in selling ad space for sporting events to large advertisers but that are independent of us. To gain acceptance, we have actively discussed the benefits and unique uses of the L-VIS System with a limited number of high-profile sporting event advertisers. We plan to expand this effort significantly.

         Our existing software modules enable the L-VIS System to be used in live broadcasts of football, baseball, soccer, tennis and motor sports events. We are developing, or intend to develop, software for basketball and golf. We also intend to make the L-VIS System available for use with other events, such as pay-per-view boxing, concerts and award shows such as the Oscars and the Grammys.

HISTORY

         We were incorporated in New Jersey on July 23, 1990 by our founders, Brown F Williams, our Chairman of the Board, and Roy J. Rosser, Ph.D., our Director of New Business Development. Prior to founding our company, Mr. Williams was a senior executive at RCA Laboratories, Inc. with respect to the development of high technology products. Dr. Rosser was one of the inventors of the image insertion technology that is the basis for the L-VIS System. Our executive offices are located at 15 Princess Road, Lawrenceville, New Jersey 08648, and our telephone number is 609-912-9400.

                                  THE OFFERING

Common Stock Offered by the Selling
  Shareholders (the "Selling Shareholders Shares") (1).... 700,000 shares of Common Stock
Common Stock Offered by Allen & Company Incorporated
  in connection with its market making activities (the
  "Market Maker Shares").................................. 2,000,000 shares of Common Stock
Common Stock Outstanding, as of
  September 15, 1998 (2).................................. 8,183,552 shares of Common Stock
Risk Factors.............................................. The shares of Common Stock offered hereby involve a high degree of risk and should be purchased only by persons who can afford to sustain a total loss of their investment. See
                                                           "Risk Factors."
Use of Proceeds........................................... We will not receive any proceeds from the sale of the shares of Common Stock offered hereby.
Nasdaq National Market Trading Symbol (3)................. PVII

-------------------------


(1) Consists of (i) 300,000 shares of Common Stock (the "Bridge Warrant Shares") issued or issuable upon exercise of warrants (the "Bridge Warrants") issued by us in October 1997 and (ii) 400,000 shares of Common Stock (the "Representatives' Warrant Shares") issuable upon exercise of warrants (the "Representatives' Warrants") issued by us to Allen & Company Incorporated and Barington Capital Group, L.P., the representatives (the "Representatives") of the several underwriters involved in our December 1997 initial public offering.

(2) Does not include (i) 777,130 shares issuable upon exercise of other outstanding warrants to purchase shares of Common Stock and (ii) 1,560,000 shares of Common Stock reserved for issuance upon exercise of options granted to executive officers, employees and consultants under our Amended 1993 Stock Option Plan (the "Stock Option Plan"), including 1,317,507 shares issuable upon the exercise of outstanding options. See "Management--Stock Option Plan," "Certain Relationships and Related Transactions-Transactions With Management and Others" and "Description of Securities."

(3) There can be no assurance that we will be able to maintain listing of the Common Stock on such market. See "Risk Factors--Possibility of Nasdaq National Market Delisting; Risks of Low-Priced Stocks."

                          SUMMARY FINANCIAL INFORMATION

         The summary financial data set forth below with respect to our statements of operations for the years ended June 30, 1998 and 1997 and the balance sheet date at June 30, 1998 have been derived from our financial statements, included elsewhere in this Prospectus, audited by PricewaterhouseCoopers LLP, independent accountants. The data set forth below should be read in conjunction with, and is qualified in its entirety by, reference to the Financial Statements and notes to those statements included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         See the unaudited financial statements for the three months ended September 30, 1998 and 1997 and the unaudited balance sheet as of September 30, 1998 contained in our Quarterly Report on Form 10-Q for the Quarter ended September 30, 1998 which is included as part of this Prospectus immediately following page F-29 of the Financial Statements.


                                                     Fiscal Year ended June 30,
                                                     --------------------------
                                                       1998             1997
                                                       ----             ----
STATEMENT OF OPERATIONS DATA:
Revenues:
   License fees ..............................     $   371,223      $   130,526
   Advertising revenue .......................         324,789           81,108
                                                   -----------      -----------
      Total revenue...........................         696,012          211,634
Costs and expenses:
   L-VIS System costs ........................       2,456,019        1,274,890
   Selling, general and administrative .......       4,652,384        3,028,895
   Research and development ..................       1,719,703        1,722,598
                                                   -----------      -----------
       Total costs and expenses ..............       8,828,106        6,026,383
Operating loss ...............................      (8,132,094)      (5,814,749)
Interest and other income ....................         861,948           84,088
Interest and other financial expense .........      (1,814,178)            --
                                                   -----------      -----------
Net loss .....................................      (9,084,324)      (5,730,661)
Accretion of preferred stock dividends .......         (44,050)         (44,050)
                                                   -----------      -----------
Net loss applicable to Common Stock ..........     $(9,128,374)     $(5,774,711)
                                                   ===========      ===========


                                                                              June 30, 1998
                                                                              -------------
BALANCE SHEET DATA:
Working capital............................................                     $20,544,120
Total assets...............................................                      25,426,365
Long term debt.............................................                               0
Total redeemable preferred stock...........................                         947,605
Deficit accumulated during the development stage...........                     (28,625,878)
Total shareholders' equity.................................                      22,034,347

                                  RISK FACTORS

         Before you invest in our Common Stock, you should be aware that there are substantial risks, including those described below. You should purchase the Common Stock only if you can afford to lose your entire investment. You should carefully consider all of the information included in this Prospectus to evaluate us and our business. You should make this evaluation before deciding whether to purchase the Common Stock offered by this Prospectus. You should understand that additional risks which we cannot predict at this time may have a negative impact on us in the future. You should also understand that the risks discussed below might affect us more than or in a different manner than we now predict.

         Some of the information in this Prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations and projections of results of operations or of financial conditions. When considering such forward-looking statements, you should keep in mind the risk factors described below and other cautionary statements made in this prospectus. These statements identify factors that may cause actual results to differ from any projections contained in forward-looking statements. Important factors that may cause actual results to differ from projections include, for example:

                  -        adverse economic conditions,

                  - intense competition, including entry of new competitors and products,

                  - adverse federal, state, local and foreign government regulation,

                  -        inadequate capital to operate its business,

                  -        unexpected costs and operating deficits,

                  -        lower revenues than forecast,

                  - inability to successfully market the L-VIS System to television viewers, advertisers, broadcasters and sporting events rights holders,

                  - inability of third party sales forces to sell L-VIS System advertising,

                  - contractual restrictions on use of video insertion technology,

                  - risks associated with doing business in international markets,

                  - seasonal fluctuations based upon the game schedules of each sport,

                  -        manufacturing inexperience,

                  -        challenges to our patent and proprietary technology,

                  -        technological obsolescence of the L-VIS System,

                  - inability to upgrade and develop software for use of the L-VIS Systems with new sports,

                  - dependence on a sole source of supply for certain hardware components,

                  - the possible fluctuation and volatility of our operating results and financial condition,

                  -        adverse publicity and news coverage,

                  -        loss of key employees, and

                  -        other specific risks set forth in this Prospectus.



We do not promise to update forward-looking information or any other information to reflect actual results or changes in assumptions or other factors that could affect those statements.

DEVELOPMENT STAGE COMPANY

         We have a limited operating history and face the risks of a relatively new company. Our operations relate to the development, introduction and marketing of our live video insertion system (the "L-VIS System"). Twenty-one L-VIS System units are available for operation. We are now trying to convince advertisers, broadcasters and sporting event rights holders of the value of the L-VIS System. We are also trying to enter into contracts to generate enough revenue to meet our operating expenses. If we do not generate enough revenue, we will have to either raise additional money or substantially reduce the scale of our operations. We may not be able to raise additional money. We also may not succeed in reaching our business objectives. Our failure to do so would have a material adverse effect on our business, financial condition and the results of our operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

SUBSTANTIAL AND CONTINUING OPERATING LOSSES

         We have not made a profit in any period of operations since we began our business. We incurred net losses of $5,730,661 for the fiscal year ended June 30, 1997, $9,084,324 for the fiscal year ended June 30, 1998, and $1,850,837 for the three month period ended June 30, 1998. We had an accumulated deficit of approximately $28.6 million at June 30, 1998. We have earned only a small amount of advertising revenue from the broadcasts in which the L-VIS System was utilized. We have earned only $415,497 in advertising revenues from the use of the L-VIS System and $1,501,749 in licensing fees through June 30, 1998.

         We expect to lose money at least through calendar year 1999 due to the costs required to manufacture, market and enhance the L-VIS System. We may never earn a profit. Further, we may not be able continue our operations. Our limited operating history makes the prediction of future operating results difficult or impossible. You should consider our prospects in light of the risks, expenses and difficulties frequently encountered by early stage companies, particularly companies in new or rapidly evolving markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON MARKET ACCEPTANCE

         We expect to derive almost all of our revenues from the operation of the L-VIS System. Our ability to successfully market the L-VIS System will depend upon its acceptance by at least four groups: television viewers, advertisers, broadcasters and sporting event rights holders. To be successful, we must make deals with the advertisers, rights holders and broadcasters. To date, only a few broadcasters, broadcast rights holders and advertisers have agreed to use the L-VIS System. No data exists about television viewers' reactions to the L-VIS System. However, some press coverage of our technology has raised concerns about its desirability and potential misuse. For instance, an article described inserted advertising images as subliminal advertising. The technology has also been described as allowing unethical tampering with a television picture. Others have complained that television viewers will see too many advertisements. We may not be able to combat any negative publicity about inserted advertising. We may not be able to maintain or increase our commercial arrangements. The failure of any one or more of the four groups to accept the L-VIS System may prevent us from successfully marketing the L-VIS System. Such a result would have a material adverse effect on our business, financial condition and the results of our operations. Such a result could also cause the holders of our Common Stock to lose their entire investment. See "Business-Strategy" and "-Sales and Marketing."

DEPENDENCE ON KEY EMPLOYEES

         We depend on a number of key technical and management employees, including:

         -        Brown F Williams, our Chairman of the Board;

         -        Samuel A. McCleery, our Vice President of Marketing and Sales;

         - Lawrence L. Epstein, our Vice President of Finance, Chief Financial Officer and Treasurer;

         -        Louis A. Lippincott, our Director of Hardware Development;

         -        Howard J. Kennedy, our Director of Software Development; and

         -        Roy J. Rosser, our Director of New Business Development.

If one or more of these individuals leaves us, our ability to conduct operations may be materially and negatively affected. Our success depends on our ability to attract and retain qualified financial, technical, marketing and other management personnel. We face competition for such personnel. We have employment agreements only with Messrs. Williams, McCleery and Epstein. We have obtained key man life insurance on the life of Mr. Williams for $2 million and on the life of Mr. McCleery for $1 million. Although our employees sign confidentiality and non-competition agreements, our key personnel may leave us and work for a competitor. We also rely on consultants to assist us in research and development strategy. Our consultants are employed by third parties and may have commitments to others that may limit their availability. See "Management" and "Business-Employees."

DEPENDENCE ON THIRD PARTY SALES FORCES

         Under many of our contracts, the rights holders market and sell the L-VIS System advertising. We typically receive a percentage of the advertising revenues earned by the rights holders. The rights holders may not be successful in selling L-VIS System advertising. If the rights holders are unable to enter into arrangements with a substantial number of advertisers, their failure will have a material adverse effect on our business, financial condition and the results of our operations. See "Business-Strategy" and "-Sales and Marketing."

RISKS ASSOCIATED WITH EXPANSION AND GROWTH

         We intend to spend additional money on product development and to hire more sales and marketing personnel. Any benefits from such expansion may take a year or longer. We will lose more money if sales do not increase in proportion to the increase in expenses. Our expansion will depend on, among other things, our ability to identify markets, to manage growth, and to hire and retain skilled personnel. As we increase our product development activities, we may need to enter into contracts to have parties outside the company manufacture the L-VIS System units. Any increased reliance on outside parties will require that we devote additional resources to monitoring operations, controlling costs and maintaining effective quality, inventory and service controls. We may not be able to successfully expand our operations. Reliance on outside parties to manufacture the L-VIS System units may have a material adverse effect on our business, financial condition and the results of our operations. See "Business-Sales and Marketing" and "-Manufacturing and Supply."

CONTRACTUAL RESTRICTIONS ON USE OF VIDEO INSERTION TECHNOLOGY

         Agreements among advertisers, sponsors, syndicators, promoters, broadcasters and cable operators may include provisions that restrict the use of video insertion technology in television broadcasts. These restrictions may have a material adverse effect on our business, financial condition and the results of our operations. Businesses might not enter into amendments of such agreements to help us. We believe that one manufacturer of scrolling billboards used in stadiums has included such restrictions in its contracts. See "Business-Competition."

RISKS ASSOCIATED WITH INTERNATIONAL STRATEGY

         We plan to market the L-VIS System outside the United States through agreements with others. We may not succeed in doing this. We have granted some parties exclusive rights to territories or specific sporting events which means that we must rely on their success in these areas. Their failure could have a material adverse effect on our business, financial condition and the results of our operations.

         Furthermore, there are certain risks inherent in doing business in international markets, such as:

         -        unexpected changes in regulatory requirements,

         -        tariffs and other trade barriers,

         -        difficulties in staffing and managing foreign operations,

         -        political instability,

         -        fluctuations in currency exchange rates,

         -        reduced protection for intellectual property rights,

         - seasonal reductions in business activity during the summer months, and

         -        adverse tax consequences.

Any of these risks could have a material adverse impact upon the success of our international operations and thus could have a material adverse effect on our business, financial condition and the results of our operations. See "Business-International Business Strategy."

POTENTIAL SEASONALITY FLUCTUATIONS

         If we are unsuccessful in expanding the market for use of the L-VIS System beyond a limited number of sports, our revenues will be subject to seasonal fluctuation based upon the game schedules associated with each such sport. See "Business-Strategy."

TECHNICAL UNCERTAINTIES

         The L-VIS System can only be used for certain sports under limited circumstances. We must have the cooperation of the broadcaster in order to obtain acceptable results. The L-VIS System has been operated mainly by our personnel and operators trained by us. We will have to develop additional software and hardware and train personnel in order to achieve wider use. Future operational difficulties of the L-VIS System could increase the cost of, or delay implementation of, our business plan which, in turn, could materially adversely affect our success. See "Business-Research and Development."

RISKS ASSOCIATED WITH RAPIDLY-CHANGING INDUSTRY

         We operate in a rapidly developing commercial and technological environment. The video, electronics, data processing, broadcast television and cable television industries are changing rapidly due to, among other things, technological improvements, consolidations of companies and changes in consumer preferences and customs. In particular, the live video image insertion market is new and undeveloped. We anticipate that as the market develops, it will be affected by technological change and product improvements. Changes in industry broadcast standards may adversely affect our competitive position. Our success will depend in part upon our ability to develop product enhancements that keep pace with continuing changes in technology and customer preferences. Our failure to develop product enhancements on a timely basis would have a material adverse effect on our business, financial condition and the results of our operations. See "Business-Research and Development."

MANUFACTURING AND COST UNCERTAINTIES

         We have limited experience in manufacturing L-VIS System units for commercial purposes. Our current modest manufacturing facilities are designed to meet the current demand for use of the L-VIS System. We will have to redesign our manufacturing facilities if we are able to develop a substantially larger market for use of the L-VIS System. We believe that the eventual manufacturing cost of L-VIS System units will be based upon the cost of the components of the L-VIS System units purchased from the manufacturers of such components and the cost of the digital signal processing circuits used to perform identification, recognition and insertion functions which we produce. Any manufacturing difficulties and any cost increases may materially adversely affect our profit margin, if any, on the sale, lease or use of future L-VIS System units. Manufacturing difficulties and cost increases may also affect our ability to develop and deliver L-VIS System units on a timely basis. See "Business-Manufacturing and Supply."

DEPENDENCE ON SOLE SOURCE OF SUPPLY

         We depend upon a single supplier, Lucent Technologies, for certain hardware components. Although these hardware components are stock items, Lucent may decide to stop selling them. We do not have an agreement with Lucent. If we can not get hardware components on a timely basis or if we have to pay substantially more for them, we will have to find other sources for similar components. This would require a redesign of some of our systems and our business, financial condition and the results of our operations may be materially adversely affected. See "Business-Manufacturing and Supply."

COMPETITION

         The market for electronic video insertion technology is new and evolving. We are aware of three competitors with video insertion technologies used for advertising: Symah Vision-SA, Orad Hi Tech Systems, Ltd. and Scidel Technologies, Ltd. Orad's system is marketed by Imagine Video Systems which is partly owned by Orad and ISL, a Swiss sports-marketing firm. We recently expanded the services we offer to include, for a fee, the electronic insertion of visual aids in live sporting events, such as a virtual first-down marker in live television broadcasts of football games. We are aware that another U.S. company, SportVision, is also in the business of inserting visual aids in live sporting events. If the market for electronic video insertion technology grows, we also expect substantial competition from established broadcast businesses. These broadcast businesses have greater resources and more highly skilled individuals than we do. Many potential competitors could gain significant market share due to their greater name recognition and more extensive customer bases. These competitors may be able to:

         -        produce a product superior to ours,

         -        undertake more extensive promotional activities than ours,

         -        offer more attractive terms to customers than we do, and

         -        adopt more aggressive pricing policies than we have.

Competition may have a material adverse effect on our business, financial condition and the results of our operations.

         The L-VIS System competes with advertisers' use of traditional 30-second advertising spots. These 30- second advertising spots are the standard in the television advertising industry. The L-VIS System also competes with advertisers' use of conventional billboard products, including advertising placed on playing surfaces (such as outfield walls, football fields and ice hockey rinks) and scrolling billboards. Scrolling billboards are physically located at the site of an event and can display a series of different advertisements during an event. Scrolling billboards can achieve an effect similar to the L-VIS System for the television viewing audience in certain circumstances.

         We expect to generate revenue primarily by causing existing advertisers and sponsors to switch to use of the L-VIS System and by attracting new advertisers and sponsors to the advertising and sponsorship market. However, existing advertisers may be reluctant to use a new technology. Advertisers may not believe that their sales will increase as a result of the use of our technology. The competition is likely to be more intense where we are competing for television advertising and sponsorship dollars that are currently spent on traditional media, such as 30-second spots or scrolling billboards. We need the cooperation of the advertising sales departments of team owners, other rights holders and broadcasters. We rely on such entities for the sale of our products to advertisers, but they may have incentives to sell alternative advertising inventory or sponsorship rather than our services. This will have a material adverse effect on our business, financial condition and the results of our operations. See "Risk Factors-Dependence on Third-Party Sales Forces" and "Business-Competition."

POSSIBLE ADVERSE REGULATIONS

         We believe that no federal or state regulations directly restrict the use of the L-VIS System. There are existing regulations imposed on broadcasters which may require disclosure that the L-VIS System is being used in a particular broadcast. There may be regulations or restrictions in the future which adversely affect the use of the L-VIS System. Such regulations or restrictions could have a material adverse effect on our business, financial condition and the results of our operations.

         Regulatory agencies in foreign jurisdictions may have adopted, or may adopt in the future, regulations or restrictions affecting the use of the L-VIS System. The adoption of such regulations or restrictions may reduce or eliminate the market for our products in any country where such regulations or restrictions are adopted. This would have a material adverse effect on our business, financial condition and the results of our operations.

NEED FOR ADDITIONAL FINANCING

         By the first quarter of 2000 we may need to raise money for our operations if we do not generate enough revenues. We intend to use the net proceeds from our December 1997 initial public offering, our cash flow from operations and our borrowings to support operations. Our need for money may be affected by market changes or changes in our business. We may need to raise money earlier than expected in order to expand, develop or enhance products, respond to competition or acquire businesses. Our need for money will also depend on:

         -        the size of our research and development programs,

         -        the cost of our manufacturing and marketing activities,

         -        our ability to market products successfully,

         - the length of time required to collect accounts receivable, and

         - the need to address competing technological and market developments.

If we raise money by selling stock or convertible debt securities, shareholders could experience substantial dilution. In addition, the securities could have greater rights, preferences and privileges than you have as a holder of the Common Stock. We may not be able to raise any money. If we are can not raise money, our business, financial condition and the results of our operations will be adversely affected. If we cannot generate sufficient revenues or raise money, we will be required to reduce growth to a level that can be supported by internally generated cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

PATENTS AND PROTECTION OF PROPRIETARY TECHNOLOGY

         We must maintain the proprietary nature of our technology to compete effectively . We have been assigned four issued United States patents and one allowed European patent. We have licensed several other patented technologies from third parties and we have filed applications for a number of patents in the United States and abroad. However, the degree of protection offered by these patents is not certain and the pending patents may not be issued. Any patents issued to us or our licensors in a foreign country may provide less protection than provided in the United States. Competitors may obtain patents that interfere with our ability to make L-VIS System units and to market the L-VIS System. Competitors may intentionally infringe our patents. Competitors or strategic partners may copy or independently develop technologies that are the same or similar to our technologies. See "Business-Intellectual Property-Patents."

         Our patents may be challenged in court proceedings. There has been no court test of our patents or patent applications. We are aware of other companies that have patents or patent applications relating to video insertion technology. Other companies may claim that we infringe their patents or rights. These companies may infringe our patents. If our patents or rights are brought before a court, litigation would involve complex legal and factual issues. The outcome would be highly uncertain. In addition, any patent litigation would cost us considerable money. We cannot assure you that we do not or will not infringe the patent or intellectual property rights of another company. If we lose a patent infringement action, we may be required to pay another company a significant amount of money or to stop selling our products. We may also need to license disputed technology from another company, if possible. If our patents are successfully challenged, our business, financial condition and the results of our operations will be adversely affected.

         An image inserted through the use of video insertion technology may appear as if it is physically located at the site of a sporting event. Thus, it may be difficult to know if video insertion technology is being used. Our failure to detect an infringement may have a material adverse effect on our business, financial condition and the results of our operations.

         We do not believe that use of the L-VIS System would infringe the patents of others. However, competitors may start a patent infringement action against us. Gerencia de Medios, S.A., a Spanish media company that licensed the L-VIS System for use in broadcasts in Spain and Portugal during a trial period which ended December 1996, received a letter from a Symah affiliate asserting that use of the L-VIS System in Spain would infringe one of Symah's patents. We and Gerencia de Medios, S.A. have been advised that use of the L-VIS System would not infringe Symah's patent. However, Symah may assert infringement claims against us or our European licensees in the future.

         One of the patents held by a third party of which the we are aware is U.S. Patent 5,353,392. This patent and the patent asserted by the Symah affiliate in Spain derive from the same patent application. This patent has not been asserted against us. We believe that the L-VIS System does not infringe this patent. However, we have not received an opinion as to the non-infringement of this patent during the past two years. The L-VIS System could be found to infringe this patent if there are changes in the L-VIS System, changes in applicable patent law or rulings by the U.S. Patent and Trademark Office or the courts. If the L-VIS System were found to infringe a patent, we may need to modify the L-VIS System or enter into an arrangement to license the patent, if possible. We may not be able to modify the L-VIS System or enter into a license arrangement under such circumstances.

         We also rely on unpatented trade secrets, improvements and proprietary technology. Others may copy or independently develop similar technology or gain access to our technology. We require our employees and certain third parties to enter into confidentiality agreements. We also use copyright, trademark and trade secret protection. These steps may not protect our trade secrets, know-how or other proprietary information. See "Business-Intellectual Property."

UNCERTAINTIES RELATED TO OWNERSHIP OF VIDEO INSERTION RIGHTS

         The broadcast of a sporting event is governed by agreements among the applicable teams, leagues, broadcasters and the sports federation, if any. In many instances, these agreements provide that different persons control the copyrights to the broadcasts in differing circumstances (for instance, regular season play versus playoffs). Agreements often govern permitted forms of advertising and modifications to the broadcast. Use of live video insertion technology is not specifically discussed under the terms of many existing agreements. Often it is not clear whose permission must be obtained to use the L-VIS System. If the L-VIS System is used without the permission of the appropriate parties, the use of the L-VIS System can be challenged. The defense and prosecution of copyright suits is both costly and time-consuming. Current broadcast copyright holders might not agree to amend current agreements on terms acceptable to us. See "Business-Strategy."

POSSIBILITY OF NASDAQ NATIONAL MARKET DELISTING; RISKS OF LOW-PRICED STOCKS

         The Common Stock is quoted on the Nasdaq National Market. The continued listing of the Common Stock is conditioned upon our meeting certain asset, stock price and other criteria. If we fail any listing criteria, the Common Stock may be delisted. The effects of delisting include limited news coverage and the limited release of the market prices of our Common Stock. Delisting may restrict investors' interest in the Common Stock, restrict the trading market and reduce the price for the Common Stock. Delisting may also restrict us from issuing additional securities or securing additional financing.

         Low price stocks are subject to additional federal and state regulatory requirements and the potential loss of effective trading markets. For instance, if the Common Stock is delisted from the Nasdaq National Market and the trading price of the Common Stock is less than $5.00 per share, the Common Stock could be subject to Rule 15g-9 under the Securities Exchange Act of 1934. This rule requires that broker-dealers satisfy special sales practice requirements prior to any transaction, include suitability determinations and receiving any purchaser's written consent. The additional burdens imposed upon broker-dealers may discourage broker-dealers from effecting transactions in the Common Stock. This would reduce the liquidity of the Common Stock. If these rules become applicable to the Common Stock, they could have a material adverse effect on the trading market for the Common Stock. In addition, the Common Stock could be deemed "penny stock" under the Securities Enforcement and Penny Stock Reform Act of 1990. If this occurs, additional disclosure will be required in connection with trades in the Common Stock. Such disclosure includes the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could severely limit the liquidity of the Common Stock and the ability of purchasers to sell their Common Stock in the secondary market.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

         The market price of the Common Stock could drop as a result of sales of a large number of shares of Common Stock in the market price, or the perception that such sales could occur. These factors could also make it more difficult for us to raise money through future offerings of securities.

         8,183,552 shares of the Common Stock were outstanding on September 15, 1998. Of these shares, 4,600,000 are freely transferable under the Securities Act of 1933, as amended (the "Securities Act"), 3,298,552 are "restricted securities" as defined in Rule 144 under the Securities Act, and the remaining 285,000 are registered hereunder but are subject to a lock-up provision and may not be sold for a one year period following our December 1997 initial public offering unless permission is granted by Allen & Company Incorporated as the representative of the underwriters involved in our initial public offering.

         An additional 415,000 shares of Common Stock are issuable upon exercise of certain warrants registered hereunder and are also subject to a lock-up provision and may not be sold for a one year period following our December 1997 initial public offering unless permission is granted by Allen & Company Incorporated. 777,130 shares are also issuable upon exercise of other outstanding warrants and will be"restricted securities." Finally, the 1,560,000 shares of Common Stock which may be issued under our 1993 Amended Stock Option Plan will be "restricted securities" unless we register such shares under the Securities Act. Our Board of Directors has authorized an increase in the number of shares of Common Stock which may be granted under the 1993 Stock Option Plan to 2,160,000 shares and has recommended that our shareholders ratify the increase at the annual meeting of shareholders in December 1998.

         "Restricted securities" may be sold only in accordance with Rule 144 or pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirement. Under Rule 144, generally, there were 2,980,074 shares eligible for resale on September 1, 1998 and there will be 3,020,482 shares eligible for resale as of December 1, 1998. Under Rule 144(k), there were 1,593,788 shares eligible for resale as of September 1, 1998 and 1,615,988 shares will be eligible for resale as of December 1, 1998. The holders of outstanding Common Stock prior to our December 1997 initial public offering are subject to a lock-up provision and may not sell their stock for a one year period following our initial public offering unless permission is granted by Allen & Company Incorporated. See "Shares Eligible for Future Sale-Lock-up Agreements."

         We granted certain demand and piggyback registration rights to the holders of 3,583,652 shares of Common Stock and to the holders of warrants exercisable for an aggregate of 1,192,130 shares of Common Stock, including the Representatives' Warrant Shares. These registration rights require us to register under the Securities Act those shares of Common Stock and the shares of Common Stock issuable upon exercise of the warrants. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Common Stock. See "Security Ownership of Certain Beneficial Owners and Management," "Description of Securities" and "Shares Eligible for Future Sale."

VOLATILITY OF STOCK PRICES

         The market prices of equity securities of technology companies have experienced substantial price volatility in recent years for reasons both related and unrelated to the individual performance of specific companies. Accordingly, the market price of the Common Stock may be highly volatile. Factors such as announcements by us or our competitors concerning the following matters may have a significant impact on the market price of the Common Stock and could cause it to fluctuate substantially:

         -        products,

         -        patents and technology,

         -        governmental regulatory actions,

         -        events affecting technology companies generally, and

         -        general market conditions.

In addition, there are a relatively small number of shares of Common Stock trading publicly. Accordingly, shareholders may experience difficulty selling or otherwise disposing of shares of Common Stock at favorable prices, or at all. See "Shares Eligible for Future Sale."

NO DIVIDENDS

         We have not paid dividends since our inception and do not anticipate paying any dividends in the foreseeable future. We plan to retain any earnings to finance the development and expansion of our business. We are prohibited from paying any dividends on the Common Stock until all accumulated dividends have been paid on the Series A Redeemable Preferred Stock and Series B Redeemable Preferred Stock pursuant to our Restated Certificate of Incorporation. See "Dividend Policy."

CONTINUED CONTROL BY OFFICERS, DIRECTORS AND EXISTING 5% SHAREHOLDERS

         As of September 15, 1998, our executive officers and directors, together with entities affiliated with such individuals, and other holders of five percent or more of our outstanding capital stock beneficially own over 30% of the Common Stock (assuming the exercise of all vested stock options and warrants). Effectively, these shareholders will be able to elect a majority of our directors, will have the voting power to approve all matters requiring shareholder approval and will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in control of our company. Allen & Company Incorporated is the beneficial owner of 12.1% of our Common Stock. Enrique F. Senior, one of our directors, is an Executive Vice President and Managing Director of Allen & Company Incorporated and as such may be deemed to be the beneficial owner of 12.3% of our Common Stock (which includes the shares of Common Stock beneficially owned by Allen & Company Incorporated). These factors could lead to conflicts of interest between us, on the one hand, and Allen & Company Incorporated and/or Mr. Senior, on the other hand. In the event any conflict of interest arises between us and Allen & Company Incorporated or Mr. Senior in the future, we intend that any such issue will be resolved by a majority of directors who do not have a personal interest in the issue.

         We issued a total of 262,000 shares of Common Stock (or 3.2% of the shares of Common Stock outstanding on June 30, 1998) to Brown F Williams and Samuel A. McCleery pursuant to the exercise of warrants in July 1997. The total number of shares issued to such individuals was in exchange for promissory notes. In December 1997 we lent money to Mr. Williams and Mr. McCleery to allow them to pay the tax liabilities they each incurred as a result of the exercise of their warrants in July 1997. They executed additional promissory notes in December 1997 for these loans. All of these promissory notes were outstanding as of June 30, 1998. Mr. Williams and Mr. McCleery have significant influence over our affairs. See "Management" and "Security Ownership of Certain Beneficial Owners and Management." Among other effects, this control could result in a delay of payment by Mr. Williams and Mr. McCleery to us. See "Certain Relationships and Related Transactions-Transactions With Management and Others-Indebtedness of Management."

LIMITATION ON UTILIZATION OF INCOME TAX LOSS CARRYFORWARDS

         As of June 30, 1998, we had net operating loss carryforwards for federal income tax purposes of approximately $19,400,000. These net operating loss carryforwards expire in the years 2006 through 2013. As a result of our initial public offering of Common Stock in December 1997, we underwent an additional "ownership change" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). Under Section 382 of the Code, upon undergoing the ownership change, our right to use existing net operating loss carryforwards is limited during each future year to a percentage of the fair market value of our outstanding capital stock immediately before the ownership change. If other ownership changes have occurred prior to this ownership change, we may be further limited in using the losses. The timing and manner in which we may use the net operating loss carryforwards will be severely limited by Section 382 of the Code. See Note 8 of Notes to Financial Statements.

EFFECTS OF CERTAIN CHARTER, BYLAW AND STATE LAW PROVISIONS

         Our Board of Directors may issue up to 1,000,000 shares of preferred stock in one or more series and may determine the price, rights, preferences and privileges of those shares without any further vote or action by our shareholders. We may issue up to 167,000 shares of the Series A Preferred Stock and 93,300 of the Series B Preferred Stock. 67,600 shares of Series A Preferred Stock are outstanding and 86,041 shares of Series B Preferred Stock are outstanding. As a holder of Common Stock, you will be subject to, and may be negatively affected by, the rights of the holders of preferred stock. The issuance of additional shares of preferred stock would provide flexibility in connection with possible acquisitions and other corporate purposes. However, preferred stock can also be used to delay, defer or prevent a change in control of our company and, thus, entrench existing management. We are subject to the anti-takeover provisions of the New Jersey Shareholder Protection Act. This act restricts certain business combinations with interested shareholders for five years following the date the person becomes an interested shareholder, unless the Board of Directors approves the business combination. These provisions could adversely affect the value of the Common Stock since they delay and deter unsolicited takeover attempts. See "Description of Securities-Preferred Stock."

YEAR 2000 RISK COMPLIANCE

         Many currently installed computer systems and software products are coded to accept only two digit entries in the date field. Beginning in the year 2000, these date code fields need to recognize four digit entries in order to identify correctly dates in the 21st century. If not corrected, many computer applications could fail or create erroneous results at the year 2000. To the extent that all internal and external systems and services relating to our operations, including, but not limited to, all computer hardware and software systems (both those produced by us and those produced by others for our use), the systems of our suppliers, significant third party vendors and broadcasters, and our own internal information systems, databases and programs are not Year 2000 compliant, our planned operations could be significantly disrupted. This could have a material adverse effect on our business, financial condition and planned results of operations. Further, to the extent that, in connection with becoming year 2000 compliant, there are failures by governmental agencies causing delays in approval of new products or sales of approved products, failures in global banking systems and capital markets, failures by public and private utility companies supplying services to us, or failures in identifying critical systems within our company, such failures could have material adverse effect on our business, financial condition and planned results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Year 2000 Risk Compliance."

                                 USE OF PROCEEDS

         Princeton Video Image, Inc. ("PVI" or the "Company") will receive no proceeds from the sale of the Selling Shareholders Shares by the Selling Shareholders but will receive proceeds from the exercise of the Representatives' Warrants and the Bridge Warrants. Proceeds from the exercise of such warrants are expected to be used for general corporate purposes.


                                 DIVIDEND POLICY

         The Company has not declared or paid any dividends on the Common Stock since its inception. The Company expects that it will retain all earnings, if any, generated by its operations for the development and growth of its business and does not anticipate paying any cash dividends to its shareholders in the foreseeable future. The payment of future dividends on the Common Stock and the rate of such dividends, if any, will be determined in light of any applicable contractual restrictions limiting the Company's ability to pay dividends, the Company's earnings, financial condition, capital requirements and other factors deemed relevant by the Board of Directors. Furthermore, pursuant to its Restated Certificate of Incorporation, the Company is prohibited from paying any dividends on the Common Stock until all accumulated dividends in respect of the Series A Preferred Stock and Series B Preferred Stock have been paid. As of June 30, 1998, the accrued dividends with respect to the shares of Series A Preferred Stock and Series B Preferred Stock totaled $99,250 and $113,950, respectively.

         The Company is required to redeem the Series A Preferred Stock on a pro rata basis, at a price of $4.50 per share plus all accrued but unpaid dividends, out of 30% of the amount, if any, by which the Company's annual net income after taxes in any year exceeds $5 million, as shown on its audited financial statements. Subject to the prior redemption of all of the Series A Preferred Stock, the Company is required to redeem the Series B Preferred Stock, on a pro rata basis, at a price of $5.00 per share plus all accrued but unpaid dividends, out of 20% of the amount, if any, by which the Company's annual net income after taxes in any year exceeds $5 million, as shown on its audited financial statements. See "Description of Securities-Preferred Stock."


                           PRICE RANGE OF COMMON STOCK

         The Company's Common Stock is traded on the Nasdaq National Market under the symbol "PVII." The following table sets forth, for the calendar periods indicated, the range of high and low sale prices for the Common Stock of the Company on the Nasdaq National Market:

                                                          High        Low
                                                          ----        ---
1997
Fourth Quarter (commencing December 16, 1997)..........  9 1/2       7 1/8

1998
First Quarter..........................................  9 1/2       6 1/4
Second Quarter ........................................  8 3/4       4 1/4
Third Quarter..........................................  6           2 5/16

         As of September 15, 1998, there were 389 holders of record of the Common Stock, with beneficial stockholders in excess of 400. On September 15, 1998, the last sale price reported on the Nasdaq National Market for the Common Stock was $3.0625 per share.

                                 CAPITALIZATION

      The following table sets forth the capitalization of the Company as of June 30, 1998. See "Certain Relationships and Related Transactions-Transactions With Management and Others," "Description of Securities" and Notes to Financial Statements. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the notes thereto appearing elsewhere in this Prospectus.

      See the unaudited balance sheet as of September 30, 1998 contained in the Company's Quarterly Report on Form 10-Q for the Quarter ended September 30, 1998 which is included as part of this Prospectus immediately following page F-29 of the Financial Statements.

                                                                  JUNE 30, 1998
                                                                  -------------
Long term debt ........................................            $          0
                                                                   ------------

Redeemable preferred stock:
  Series A Redeemable Preferred Stock; $4.50 par
  value, 167,000 shares authorized; 67,600
  shares issued and outstanding .......................                 403,450
  Series B Redeemable Preferred Stock, $5.00 par
  value, 93,300 shares authorized; 86,041 shares
  issued and outstanding ..............................                 544,155
                                                                   ------------

Total redeemable preferred stock ......................                 947,605

Shareholders' equity (1)
  Common Stock, no par value; $.005 stated
  value; 40,000,000 shares authorized; 8,173,552
  shares issued and outstanding........................                  40,867
Additional paid-in capital ............................              51,443,856
Less: Related party notes receivable ..................                (824,498)
Deficit accumulated during the development stage ......             (28,625,878)
                                                                   ------------
Total shareholders' equity ............................              22,034,347
                                                                   ------------
  Total capitalization ................................            $ 22,981,952
                                                                   ============


-----------

(1) Does not include (i) 25,000 shares of Common Stock issuable upon exercise of the Bridge Warrants outstanding as of June 30, 1998; (ii) 400,000 shares of Common Stock issuable upon exercise of the Representatives' Warrants; (iii) 777,130 shares of Common Stock issuable upon exercise of other outstanding warrants to purchase shares of Common Stock; and (iv) 1,560,000 shares of Common Stock issuable upon exercise of options granted under the Stock Option Plan as of June 30, 1998, including 1,317,507 shares of Common Stock issuable upon exercise of options outstanding as of June 30, 1998. See "Management-Stock Option Plan" and "Description of Securities."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with the Company's audited Financial Statements and notes thereto appearing elsewhere in this Prospectus.

      See "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Company's Quarterly Report on Form 10-Q for the Quarter ended September 30, 1998 which is included as part of this Prospectus immediately following page F-29 of the Financial Statements.

OVERVIEW

      Since its inception in 1990, the Company has devoted substantially all of its sources to the development of the L-VIS System, an electronic video insertion system that was designed to modify broadcasts to television viewers by inserting electronic video images, primarily advertisements. The Company has incurred substantial operating losses since its inception. As of June 30, 1998, the Company had an accumulated deficit of approximately $28,626,000 and expects to incur substantial additional losses for the foreseeable future. This deficit is the result of research and development expenses incurred in the development and commercialization of the L-VIS System, expenses related to field testing of the L-VIS System and its deployment pursuant to customer contracts, operating expenses relating to manufacturing, sales and marketing activities of the Company, and general administrative costs.

      The Company intends to continue its efforts to enhance the L-VIS System and develop additional software applications. In order to increase its revenue generating user base and to expand into national and international markets, the Company plans an increase in its sales and marketing staff during the fiscal year ending June 1999. The sales and marketing staff is responsible not only for agreements with teams, leagues and broadcasters, but also for promoting the L-VIS System to advertisers in order to create market awareness. While any purchase of advertising will be done through the rights holder or the broadcaster, the Company hopes to create advertiser interest and demand by promoting the L-VIS System directly to potential advertisers. Therefore, the Company expects to incur substantial additional losses and to experience substantial negative cash flow from operating activities through the next 12 months or until such later time as it achieves revenues sufficient to finance its ongoing capital expenditures and operating expenses. The Company's ability to produce positive cash flow will be determined by numerous factors, including its ability to reach agreements with, and retain, customers for use of the L-VIS System, as well as various factors outside of its control.

      The Company expects to generate revenue from ads sold by rights holders that use the L-VIS System. These revenues are expected to be shared with the rights holders. Accordingly, in order to generate revenues from the use of the L-VIS System, the Company will need to enter into agreements with rights holders. The agreements can take various forms, although the agreements to date in the United States have been revenue sharing agreements under which the Company received a percentage of the fee paid by the advertisers. The Company realizes revenues when the advertisement runs over the air. Due to the seasonal nature of the sporting events themselves, the Company's revenue will fluctuate seasonally. However, this seasonality may be moderated by the multi-sport capabilities of the L-VIS System and its use in non-sporting events.

      In addition to the revenue arising from advertising, a second revenue source is the strategic licensing of the L-VIS System to third parties. These licenses may be territorial in nature or they may cover individual major broadcast events. In the case of a territorial license, the licensee is responsible for generating business within the territory and the Company will share in the business through one or more means including royalties, license fees, and/or equity participation in the licensee. In the case of individual events, the Company may receive a flat fee or a fee based on revenues generated by the licensee, depending on the nature of the license.

RESULTS OF OPERATIONS

      COMPARISON OF FISCAL YEAR ENDED JUNE 30, 1998 AND FISCAL YEAR ENDED JUNE 30, 1997

      Revenues. Revenues include receipts from advertising use of the L-VIS System as well as from license fees for use of the L-VIS System outside the United States. Total revenue increased 229% to $696,012 during the fiscal year ended June 30, 1998 ("Fiscal 1998") from $211,634 for the fiscal year ended June 30, 1997 ("Fiscal 1997"). Of this total, advertising revenue increased 300% to $324,789 in Fiscal 1998 from $81,108 in Fiscal 1997 as a result of several factors including the use of the L-VIS System in the international broadcast of Super Bowl XXXII, increased advertisement sales by the San Diego Padres and the San Francisco Giants in Major League Baseball and use of the L-VIS System during ESPN's broadcast of the domestic and international X-Games. Revenues from license fees increased 184% to $371,223 in Fiscal 1998 from $130,526 in Fiscal 1997 as a result of the full year amortization of income from several licensing transactions in Latin America and the recognition of $137,500 in non-recurring revenue from the settlement of a dispute with a former licensee of the L-VIS System.

      L-VIS System Costs. L-VIS System costs include the costs associated with the material production, depreciation and operational support of the L-VIS System units, including training costs for operators and the shipping of L-VIS System units to international and domestic venues. L-VIS System costs increased 93% to $2,456,019 in Fiscal 1998 from $1,274,890 in Fiscal 1997 for several reasons, including (i) an increase in costs and supplies due to increased use of the L-VIS System in baseball, pre-season National Football League ("NFL") games and the international broadcast of Super Bowl XXXII, (ii) an increase in time spent providing product support to L-VIS System units in the field, and (iii) costs associated with the initial production run and use of the flex board system introduced into L-VIS System units.

      Research and Development. Research and development expenses include the costs associated with all personnel, materials and contract personnel engaged in research and development activities to increase the capabilities of the L-VIS System hardware platforms, including platforms for overseas use, and to create improved software programs for individual sports. Research and development expenses decreased less than 1% to $1,719,703 in Fiscal 1998 from $1,722,598 in Fiscal 1997 as a result of a shift in spending from the development of an enhanced search system for the basic L-VIS System platform and other ongoing research and development projects to product costs. This shift was due to the December 1997 attainment of technological feasibility of the flex board based L-VIS System, which had been under development during prior fiscal years, and the use of such system. In addition, camera head technology was used with the L-VIS System for the first time in the second half of Fiscal 1998, causing a shift in the related expenses from research and development to L-VIS System costs.

      Selling, General and Administrative. Selling, general and administrative expenses include selling and marketing expenses, including salaries of sales and marketing personnel, their travel expenses, advertising and expenses associated with customer support, and general and administrative expenses, including salaries of support personnel, allocated rent and operating costs and legal and accounting fees. Selling, general and administrative expenses increased 54% to $4,652,384 in Fiscal 1998 from $3,028,895 in Fiscal 1997, as a result of numerous factors including (i) the hiring of marketing consultants to explore potential expansion in certain European and other international markets and the non-cash charges incurred related to the issuance of options to these consultants, (ii) increased expenses related to the hiring of marketing, administrative and financial personnel to support the New York and Lawrenceville offices, (iii) the increase in expenses related to the expansion of the Company's headquarters and manufacturing facilities in Lawrenceville, New Jersey, (iv) the increased expenses related to the retention of investor and public relations firms aimed at improving investor and market communications,
(v) non-cash compensation charges associated with the granting of options and warrants, and (vi) the fee paid to NFL International for the exclusive right to include electronic virtual signage in the international broadcast of Super Bowl XXXII in January 1998.

      Interest and Other Financial Expense. Interest and other financial expense increased to $1,814,178 in Fiscal 1998 from $0 in Fiscal 1997 due to the interest costs incurred in connection with the Company's October 1997 bridge loan financing.

      Interest and Other Income. Interest and other income increased 924% to $861,948 in Fiscal 1998 from $84,088 in Fiscal 1997 as a result of an increase in funds available to invest from the proceeds of the Bridge Loan in October 1997 and the initial public offering of stock in December 1997.

      Net Loss. As a result of the foregoing factors, the Company's net loss applicable to Common Stock increased 58% to $9,128,374 in Fiscal 1998 from $5,774,711 in Fiscal 1997.

YEAR 2000 RISK COMPLIANCE

      Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields need to recognize four digit entries in order to identify correctly dates in the 21st century. If not corrected, many computer applications could fail or create erroneous results at the year 2000.

      Based on a preliminary assessment, the Company believes that its current accounting and administrative software products are Year 2000 compliant and does not anticipate any internal Year 2000 issues arising from the use of its own internal information systems, databases or programs. The Company is in the process of a more detailed assessment of its internally designed software applications, computer systems and operations in order to determine their Year 2000 readiness and signal any potential problem areas. However, based on the preliminary assessment, future costs related to Year 2000 compliance for internal systems are not expected to be material.

      The Company's proprietary L-VIS System relies on time (i.e. hour and minute) sensitive software coding, but is not date sensitive and is, therefore, not believed by the management of the Company to be subject to Year 2000 problems. The manufacture and use of the L-VIS System, however, requires the cooperation of external suppliers and outside broadcasters. The Company intends to implement a formal review process of the Year 2000 readiness of its external suppliers and the broadcasters whose cooperation is necessary in the use of the L-VIS System in both live and pre-recorded events. This will involve approaching all suppliers and broadcasters to ascertain whether their products, equipment and services are Year 2000 compliant and, if not, what efforts they are making in this regard.

      To the extent that its suppliers and broadcasters and/or its own internal information systems, databases and administrative software products are not Year 2000 compliant, the planned operations of the Company could be significantly disrupted. This could have a material adverse effect of the Company's business, financial condition and planned results of operations. Management is currently unable to quantify the impact of this potential disruption on its future earnings. See "Risk Factors-Year 2000 Risk Compliance."

LIQUIDITY AND CAPITAL RESOURCES

      The Company has incurred significant operating losses and negative cash flows in each year since it commenced operations, due primarily to start-up costs, the costs of developing the L-VIS System and the cost of building L-VIS Systems. As a result of operating losses, the net cash used in operating activities increased to $8,493,778 in Fiscal 1998 from $4,095,264 in Fiscal 1997. This increase was due in large part to a $1.8 million non-recurring interest expense, commissions, fees and other charges relating to the Company's October 1997 bridge loan financing. In addition, in Fiscal 1998 the company recorded non-cash compensation charges in the amount of $473,562 associated with the granting of options and warrants.

      Net cash used in investing activities increased to $2,336,324 in Fiscal 1998 from $2,313,612 in Fiscal 1997. Proceeds from the maturity of the Company's investments provided cash of $0 and $3,000,000 in Fiscal

1998 and Fiscal 1997, respectively, attributable to the Company's change in investment strategy. The Company increased its purchases of property and equipment to $2,093,702 in Fiscal 1998 from $523,221 in Fiscal 1997, primarily as a result of building 10 additional L-VIS Systems needed to meet the demands of an increased number of customers, both domestically and in the international market as well as for internal development purposes.

      Net cash proceeds from financing activities increased from $1,050,636 to $31,597,036 for the years ended June 30, 1997 and 1998, respectively for several reasons. In its efforts to raise money to meet current obligations, the Company collected $1,264,485 of stock subscriptions receivable in July 1997. To meet the Company's short term financing needs in advance of the initial public offering, the Board of Directors of the Company approved a $3,000,000 Bridge financing which closed in October 1997. As the Bridge Financing matured upon consummation of the initial public offering in December 1997, the entire proceeds of the Bridge Financing plus accrued interest was repaid in December 1997. The Company completed an initial public offering of 4,000,000 shares of common stock on December 16, 1997. The net proceeds from the sale of such shares, after deducting underwriting discounts and commissions and estimated expenses payable by the Company, were approximately $25,050,000. On December 31, 1997, the Company sold 600,000 shares of common stock pursuant to the Underwriters' exercise of an over-allotment option. The net proceeds from the sale of the over-allotment shares, after deducting underwriting discounts and commissions and estimated expenses payable by the Company, were approximately $3,900,000.

      Since inception, the Company has financed its operations from (i) the net proceeds of approximately $19,700,000 from private placements of Common Stock, warrants and redeemable preferred stock, (ii) the payment of a $2,000,000 licensing fee by Presencia in consideration of the license granted by the Company to Publicidad, (iii) the proceeds of a bridge loan financing which closed in October 1997, (iv) the proceeds from the initial public offering of its Common Stock which closed in December 1997, (v) revenues and license fees relating to use of the L-VIS System, and (vi) investment income earned on cash balances and short term investments.

      The Company believes that its existing available cash, cash equivalents and short-term investments will be sufficient to meet its capital needs for a period of eighteen months, although there can be no assurance that the Company will not require additional funds sooner. The Company's actual working capital requirements will depend on numerous factors, including the progress of the Company's research and development programs, the Company's ability to maintain its customer base and attract new customers to use the L-VIS System, the level of resources the Company is able to allocate to the development of greater marketing and sales capabilities, technological advances and the status of its competitors. In the event adequate revenues are not generated, the Company will be required either to raise additional debt and/or equity capital to fund its cash requirements or to reduce substantially the scale of its operations. There can be no assurance that the Company will be able to raise such additional capital.

      As of June 30, 1998, the Company had net operating loss carryforwards for federal income tax purposes of approximately $19,400,000 which expire in the years 2006 through 2013. Based upon the Company's initial public offering of Common Stock in December 1997, the Company has undergone an additional "ownership change" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). Under Section 382 of the Code, upon undergoing an ownership change, the Company's right to use its then existing net operating loss carryforwards as of the date of the ownership change is limited during each future year to a percentage of the fair market value of the Company's then outstanding capital stock immediately before the ownership change and if other ownership changes have occurred prior to this ownership change, the utilization of such losses may be further limited. The timing and manner in which the net operating loss carryforwards may be utilized in any year by the Company will be severely limited by Section 382 of the Code.

EFFECT OF INFLATION

      Domestic inflation has not had a significant impact on the Company's sales or operating results. However, inflation may have an impact upon business in a number of international markets.

                                    BUSINESS

GENERAL

      Princeton Video Image, Inc. ("PVI" or the "Company") developed and is marketing a real-time video insertion system that, through patented pattern recognition technology, places computer-generated electronic advertising images into live television broadcasts of sporting and other events. These electronic images range from simple corporate names or logos to sophisticated multi-media 3-D animated productions. During the broadcast of a sporting event, for example, these images can be placed to appear to be physically located in various high visibility locations in a stadium or even on a playing field.

      PVI believes that its Live Video Insertion System (the "L-VIS(TM) System"), which is an integrated hardware and software system, can benefit (i) advertisers, through the placement of their ads in new, high visibility locations and the ability to "narrow cast" by region and brand; (ii) broadcasters and program producers, through a new revenue stream from additional inventory of advertising space; and (iii) teams and leagues, through increased revenue streams and greater flexibility and control over in-stadium advertising. The L-VIS System has been used to insert advertising images into live and pre-recorded television broadcasts including baseball games, soccer matches, football games, motor sports , tennis matches, telethons and entertainment broadcasting.

      The Company's objective is to become the leading provider of electronic advertising to the television advertising market worldwide. The key elements of the Company's strategy include (i) developing relationships with rights owners such as the National Football League ("NFL"), National Basketball Association ("NBA"), Major League Baseball ("MLB"), FIFA (soccer's international governing body) and specific teams and other sports governing bodies; (ii) developing relationships with national network broadcasters such as NBC, CBS, ABC, ESPN, and FOX; (iii) working with high-profile advertisers to assist them in understanding and capitalizing on the use of the L-VIS System; and (iv) developing L-VIS System software for additional sporting and other events.

      The Company was incorporated in New Jersey on July 23, 1990.

OVERVIEW OF THE TELEVISION ADVERTISING AND SPONSORSHIP MARKET

      Sports advertising and sponsorship is a significant market both inside and outside the United States. Advertisers in the United States spent an aggregate of approximately $9.95 billion to purchase television advertising and sponsorship rights with respect to sporting events in 1997, according to information from the following industry sources. The 1998 network and cable television sports advertising markets in the United States were reported by Paul Kagan Associates, Inc. ("Kagan Associates") to be approximately $3.4 billion and $2.0 billion, respectively. The December 1997 IEG Sponsorship Report, a sports newsletter published biweekly by IEG, Inc., projected that $4.55 billion would be spent to sponsor specific teams, stadium locations and sporting events in 1998. The Company estimates that approximately $11.4 billion was spent on various forms of television sports advertising and sponsorship in 1997 outside the United States.

      The cost of a television commercial spot is normally a function of the nature and size of the expected audience of the event to be broadcast. A spot in a national broadcast of a major sporting event, such as the Super Bowl or a World Series game, sells for a price many times that of a spot in a regular season game broadcast only locally or regionally. For example, the costs of a 30-second spot in the broadcast of a local 1997 regular season San Francisco Giants baseball game, a 1997 nationally broadcast Monday night NFL football game and the 1997 Super Bowl are approximately $5,000, $350,000 and $1,200,000, respectively. Television broadcasters (including national television and cable networks, regional cable networks, and local television and cable operators) purchase television broadcast rights to sporting events from the holders of those rights, which include individual teams as well as various leagues, federations, associations and other organizations representing both professional and amateur sports. Rights to specific games or events may be held by teams, leagues, associations, or any combination thereof, depending on the arrangements under which each sport is organized.

      The Company believes that the growth of sports sponsorship is largely driven by the desire on the part of advertisers to be "in the game" by having their brands and products visible during the broadcast of televised live events. The development of video insertion technology has created a new method of advertising in which the electronically inserted brand or message can appear, to the television viewer, to be a part of the stadium where the event is taking place. The L-VIS System can increase the signage capacity of the stadium or venue from the television viewer's perspective. By exposing the television viewer to the brand or message during the event, the advertiser is "in the game" and can be more confident that its message will actually be seen by the viewer, as the advertisement can be placed strategically to appear on the television screen where traditional signage may not be practical or available.

      Sponsorship generally entails associating the sponsor's name with the event or stadium as well as "signage rights," i.e., the prominent display of the sponsor's name and products in specified locations in the stadium or broadcast. Sponsors purchase sponsorship rights from the holders of those rights. Like broadcast rights, the ownership of sponsorship rights depends on the specific sport and the event or location. In some cases, the owner of the venue at which an event is staged holds the sponsorship rights to the event. In other cases, the team owner may own the sponsorship rights, including signage. Advertisers or their representatives negotiate sponsorship arrangements directly with sponsorship rights holders and not with broadcasters. Since broadcasters historically have not shared in sponsorship revenue, they traditionally have not assisted sponsorship programs.

      The success of the L-VIS System requires satisfactory commercial arrangements among the advertisers, rights holders, broadcasters and the Company. To date, only a limited number of broadcasters, broadcast rights holders and advertisers have agreed to use the L-VIS System during live sports broadcasts. Some press coverage of the Company's technology has raised concerns about its desirability and potential misuse relating to subliminal advertising, television tampering, ethics, and over commercialization. There can be no assurance that the use of the Company's system will be accepted by television viewers or that the Company will be able to combat effectively potential future negative publicity regarding its or similar technology. See "Risk Factors-Dependence on Market Acceptance."

ABILITIES OF THE L-VIS SYSTEM

      The Company believes that the L-VIS System provides advantages when compared to traditional 30-second advertising spots and other forms of advertising because the L-VIS System:

     - Allows for "in the game" advertising. The L-VIS System allows an advertiser to be "in the game" by having their brands and products visible during the broadcast of televised live events;

     - Reduces the effect of channel surfing and viewer muting. Because the L-VIS System allows for "in the game" advertising, the negative effect of "channel surfing," which often occurs during traditional 30-second advertising spots, may be reduced;

     - Allows placement of advertising in high visibility locations. The L-VIS System allows for the insertion of images without affecting the actual playing surface or other areas where advertising is inserted;

     - Creates new inventory for advertising rights holders. The L-VIS Systems allows for new advertising by providing for the insertion of images in locations that are unavailable for conventional billboards, such as the space in the vicinity of football goal posts;

     - Allows "narrow casting" of specific advertising to specific geographical regions. The L-VIS System also allows for "narrow casting" specific advertising to specific geographical regions. Thus, where desired, a rights holder can sell the same advertising space to different advertisers in different markets; for instance, the New York broadcast of a San Francisco Giants-New York Mets MLB game can include a different inserted advertisement than the San Francisco broadcast;

     - Provides for animation and audio-video advertising. The L-VIS System may be used, when appropriate, to insert animation and audio-video advertising within the program to enhance the impact of the advertising;

     - Allows branding of an event. Insertions made during a live broadcast will be captured, or branded, on recordings of the event and may then be shown around the world in re-broadcasts and highlight films of the event. An advertiser will benefit from every re-broadcast, such as re-broadcasts which occur during the sports segment of most news programs; and

     - Provides advertising into otherwise advertising-free environments. The Company's technology can be used to insert advertising into otherwise advertising-free environments, e.g., pay-per-view sports events. To date, the L-VIS System has not been used for such purpose, and there can be no assurance that it will ever be so used.

THE L-VIS SYSTEM TECHNOLOGY

      The L-VIS System is a system of proprietary hardware and software which has been designed by the Company to insert electronic images into live televised sports broadcasts. The inserted images may be two or three dimensional, static or animated, opaque or semi-transparent and may be placed so that the inserted images appear to exist on the playing field or in the stadium or venue where the game or event is being played. If a player or other object moves in front of an image that is inserted on a wall or a playing field, the L-VIS System is programmed so that the passing object occludes that portion of the inserted image. The L-VIS System can also be used to insert a free standing image so that the image will occlude a player or other object which "passes behind" it.

      The Company's L-VIS System is based upon patented pattern recognition technology. The L-VIS System may be located anywhere in the television distribution chain, including the stadium where a broadcast typically originates, the television studio to which a broadcast is relayed and the microwave links or satellite ground stations where the broadcast is relayed for distribution to the viewing public.

      The L-VIS System and its operator may be located at the site of the event, at the network studios of the broadcaster or at an individual station or cable system head-end carrying the broadcast. Before the broadcast, the advertising images to be inserted are prepared and the operator identifies the location in the broadcast scene where the images will be inserted. The L-VIS System is designed to recognize the broadcast scene in real time during the broadcast and to insert the image as instructed each time the broadcast scene containing the insert location appears. The operator controls which of several images is selected for insertion and when it will be inserted.

      The Company has designed software that allows for the live use of the L-VIS System in football, baseball, soccer, tennis and automobile racing broadcasts. For instance, in baseball the Company's software allows images to be inserted on the wall behind home plate, the outfield wall or the area above the outfield wall. To the television viewer, a non-animated advertisement inserted with the L-VIS System, such as an advertisement on the wall behind home plate, appears to be part of the original scene, in proper perspective and fixed in the scene as the camera pans, tilts and zooms, and as players move in front of the image. Furthermore, because an inserted image is not present at the actual site of a sporting event, any distraction caused to the players by other advertising such as scrolling billboards will not be present. See "Risk Factors-Technical Uncertainties."

STRATEGY

      The Company's objective is to become the leading provider of electronic advertising to the sports television advertising market worldwide. The key elements of the Company's strategy include:

     - Developing relationships with rights owners. The Company intends to develop relationships with rights owners such as the NFL, MLB, NBA, FIFA, and specific teams and other sports governing bodies;

     - Developing relationships with broadcasters. The Company intends to develop relationships with national network broadcasters such as NBC, CBS, ABC, ESPN and FOX;

     - Working with high-profile advertisers. To promote acceptance of the L-VIS System, the Company has actively discussed the L-VIS System's benefits and unique uses with a limited number of high-profile sporting event advertisers and plans to expand this effort significantly; and

     - Enhancing and developing additional L-VIS System software. In addition to enhancing existing software for use of the L-VIS System during football games, baseball games, soccer games, tennis matches and motor sports events, the Company is developing, or intends to develop, software to permit use of the L-VIS System during the broadcast of additional sports and other events, including basketball games and golf.

OWNERSHIP OF VIDEO INSERTION RIGHTS IN THE NFL, COLLEGE FOOTBALL AND MLB

      In the NFL, all television, video insertion and national sponsorship rights are controlled by the league for all regular season games, the playoffs, the Super Bowl and the Pro-Bowl. Such rights are controlled by individual NFL teams with respect to all pre-season games. The NFL is under contract with ABC, CBS, FOX and ESPN for the rights to broadcast various NFL football games during the 1998 NFL season. Kagan Associates estimated that the national network broadcasters holding rights to NFL games in 1997 generated an aggregate of approximately $1.4 billion in revenues through the sale of television advertisements with respect to their broadcast of regular season and playoff games, including the 1997 Super Bowl on FOX.

      In college football, the television advertising, sponsorship and video insertion rights to regular season games are held by various college football conferences. The rights to the various college bowl games are owned by bowl committees which are often non-profit corporations established to host a bowl game. Both the conferences and the committees, like other rights holders, contract with broadcasters for the national or local broadcast of their games. Kagan Associates estimated that in 1997, ABC, NBC and CBS generated approximately $170 million, $16.8 million and $61.6 million, respectively, in advertising revenues relating to their regular season and college bowl game broadcast rights.

      MLB holds all television, sponsorship and video insertion advertising rights with respect to regular season nationally broadcast games, the All Star Game, playoff games, the World Series and the international distribution of regular season games. Kagan Associates estimated that the advertising revenues received by the four major over-the-air broadcast networks with respect to MLB totaled approximately $223 million in 1993, $37 million in 1994 (a strike shortened season), $150 million in 1995, $303 million in 1996 and $321.9 million in 1997. Generally, the local television rights, video insertion and sponsorship rights to regular season baseball games are held individually by each of the 30 MLB teams. Typically, each team sells to over-the-air and cable broadcasters the broadcast and television advertising rights to individual games or packages of multiple games for a fixed fee and solicits potential sponsors using a media sales group. The broadcasters earn revenues through the sale of 30-second spots to local and national advertisers.

SALES AND MARKETING

      The Company expects to generate revenues from the sharing of advertising revenue among the Company, rights holders and broadcasters and, in certain circumstances, through the licensing of the Company's technology. As discussed above, the right to insert electronic images for advertising purposes into a live broadcast, and hence the right to sell advertising using the L-VIS System, is held by different groups depending, in most cases, on the sport involved and the status of the game, i.e., pre-season, regular season or post-season, and whether the game is to be broadcast internationally, nationally or locally. These rights may be sold for specific games and/or entire seasons to another party, most notably a broadcaster who pays the rights holder an up-front fee for such rights. In each case, the Company must negotiate for the use of the L-VIS System with the rights holder or holders, typically in exchange for a percentage of the advertising revenue generated using the L-VIS System. Because the L-VIS System uses the live feed from the broadcaster to insert its electronic images, such broadcaster must also approve the use of the L-VIS System. Accordingly, arrangements with several parties including the rights holder and the broadcaster must be established. The L-VIS System has been used to broadcast, among other events, (i) the international broadcast of Super Bowl XXXII in January 1998, (ii) the 1998 NFL pre-season games of the Arizona Cardinals, Baltimore Ravens, Chicago Bears, New York Giants and San Francisco 49ers, (iii) 1998 and 1997 MLB home games of the San Francisco Giants and the San Diego Padres, and (iv) 1998 MLB home games of the Philadelphia Phillies. There can be no assurance, however, that the Company will be successful in establishing or maintaining a relationship with any party.

      The ultimate customers of the Company's L-VIS System are expected to be sports advertisers and sponsors. Revenues are expected to flow from the advertisers and sponsors to the rights holders who will pay a share of those revenues to the Company. Because the right to use video insertion technology and, thus, the right to sell advertising using the L-VIS System, is held, in most cases, by the sports teams or their governing leagues, the Company expects that these rights holders will be its contract partners. The Company expects to provide the L-VIS System and support services to the rights holders and to be paid by the rights holders a percentage of the advertising revenues derived from use of the L-VIS System. The Company further expects that the rights holders will enter into agreements with broadcasters to provide the services necessary for use of the L-VIS System. The Company expects that advertising space using the L-VIS System will be sold either by the rights owner or by the broadcaster, depending on the specific arrangement between such parties, and that advertising revenues will be shared among the rights owner, the broadcaster and the Company. As a result, the Company relies, and will continue to rely, upon the marketing and advertising staffs of the teams, leagues and broadcasters, which typically target the manufacturers or producers of nationally distributed products. See "Risk Factors-Dependence on Third Party Sales Forces."

      In addition to relying upon the sales forces of the broadcasters and/or the rights holders, the Company also promotes the advantages of the L-VIS System directly to major advertisers. The Company believes that promotion is important in influencing market acceptance of the L-VIS System among potential advertisers. Certain press coverage of electronic image insertion technology has raised concerns about its desirability and potential misuse. For instance, an article has described inserted advertising as subliminal and the technology has been described as tampering with the television picture in a manner which may not be ethical. A danger of over commercialization has also been voiced. See "Risk Factors-Dependence on Market Acceptance" and "Risk Factors-Risks Associated with Expansion and Growth."

      The Company has initially focused its sales and marketing efforts on those sports that account for a significant amount of the United States or worldwide advertising and sponsorship expenditures. Following is an explanation of the Company's sales and marketing strategy for several of its target markets:

      FOOTBALL

      In football, the L-VIS System software has been designed to insert images in the vicinity of the goal posts either as a lead-in to commercial breaks or during field goal and extra-point attempts. The Company expects these insertions to account for substantially all of the Company's football revenue. Insertions in the vicinity of the goal posts offer rights holders the ability to sell advertising for a high visibility location where advertising was not previously located.

      During NFL pre-season in August 1998, the L-VIS System was used in games of the Arizona Cardinals, Baltimore Ravens, Chicago Bears, New York Giants and San Francisco 49ers to insert promotional material and advertising in the broadcasts. The L-VIS System was also used to insert electronic images on behalf of The Coca-Cola Company, as the exclusive sponsor, during the international broadcast of Super Bowl XXXII in January 1998.

         The ESPN sports network first used the L-VIS System in the broadcast of football games during the 1995 fall college football season. The most prominent uses by ESPN were in its December 1995 broadcasts of the Holiday Bowl and the Peach Bowl. ABC used the L-VIS System to insert ABC logos into its New Year's Eve 1995 broadcast of the Sugar Bowl from New Orleans. Since then, ESPN and ESPN2 have used the L-VIS System to make insertions in more than a dozen college football broadcasts. During the 1996 college football season, ESPN used the L-VIS System in approximately 80% of its Western Athletic Conference football broadcasts. The L-VIS System was not used during the broadcast of any 1997 college football season games.

         The Company intends to pursue additional arrangements for the use of the L-VIS System with respect to the broadcast of NFL and college football games. However, there can be no assurance that the Company will be successful in creating greater interest for use of the L-VIS System with respect to the broadcast of either NFL or college football games. See "Risk Factors-Dependence on Market Acceptance."

         BASEBALL

         The Company focused its initial marketing efforts on the local MLB market because the advertising rights in each local market are typically held by the individual teams in that market. This provides a greater number of potential customers than are available in many other sports. Because a normal baseball game is divided into 18 half-innings, advertisements can be sold by the rights holder using a half-inning advertising unit, which enables the rights holder to know exactly how many advertising units may be sold and what its revenues will be from the sale of such advertising. The Company has negotiated and intends to continue negotiating for the right to consent to any pricing model before its implementation.

         In 1995, the Company introduced the L-VIS System to broadcast television, inserting advertisements into broadcasts of the Trenton Thunder minor league baseball games broadcast by Comcast Cable of New Jersey. In 1996, the Company contracted with the San Francisco Giants for use of the L-VIS System for broadcasts of Giants home games on San Francisco station KTVU and SportsChannel. In addition, FOX carried one of the Giants home games on its "Game of the Week" program during which the L-VIS System was used. The Giants pay a fee to the broadcaster for use of the video feed required by the L-VIS System and to facilitate its utilization.

         Through the use of the L-VIS System by the San Francisco Giants, the Company gained access to other MLB teams. The Giants and the San Diego Padres used the L-VIS System during broadcasts of their respective home games throughout the 1997 MLB season and during the 1998 MLB season. In order to interest more teams in the Company's technology, PVI installed a second system in San Diego during the 1997 season for use by visiting teams in broadcasts to their home cities. The Company entered into an agreement with the Philadelphia Phillies pursuant to which the L-VIS System was used throughout the 1998 MLB season with respect to the broadcast of home games. However, there can be no assurance that the Company will be successful in creating greater interest for use of the L-VIS System in MLB. See "Risk Factors-Dependence on Market Acceptance."

         SOCCER

         Although revenues from soccer television advertising in the United States historically have been very small, the Company has marketed, and intends to continue marketing, the L-VIS System for use in soccer matches in Europe, Latin America and Asia, where the popularity of soccer is significantly greater than in the United States.

         The L-VIS System has been designed to insert an image onto the center circle of a soccer field. The Company first used the L-VIS System to insert advertising logos during live international broadcasts of the Parmalat Cup soccer tournament in August 1995. RTBF, the French language national broadcaster in Belgium, successfully used the L-VIS System in May 1996 to insert three-dimensional images into the broadcast of the Belgian Cup. The Company also used the L-VIS System to insert logos during the December 1996 World Cup qualifying match between the Dutch and Belgian national teams and, through Publicidad (discussed below), to insert advertisements in more than 100 soccer matches in Mexico.

         FIFA currently opposes the insertion of advertising on to the field of play. The L-VIS System has not been used in FIFA-sanctioned matches to insert images on the field of play while a match is in progress. Instead, the L-VIS System has been used before and after a match. The Company continues to explore ways to encourage FIFA to grant permission to use the L-VIS System in FIFA-sanctioned matches. For example, the Company has discussed using the L-VIS System to insert advertising on sideboards during FIFA-sanctioned matches. Without this permission, the Company's potential revenue from soccer will be substantially reduced. There can be no assurance that FIFA will give such permission. See "Risk Factors-Dependence on Market Acceptance."

         OTHER SPORTS

         Kagan Associates estimated that in 1997, 22.1% and 7.8% of the combined sports advertising revenues generated by ABC, CBS, NBC and FOX were for basketball and golf, respectively. Motor sports have also generated significant revenues worldwide. In August 1998 the L-VIS System was used for the first time in the broadcast of a motor sport event, the Brickyard 400. The Company intends to improve its existing software for motor sports events and to develop software to use the L-VIS System for broadcasts of basketball and golf during 1999-2000. ESPN used the L-VIS System in international broadcasts of the 1997 and 1998 X-Games, which were taped in San Diego. There can be no assurance that the Company will be successful in developing software that allows use of the L-VIS System with basketball or golf, or if successful, will be able to gain market acceptance with respect to such sports. See "Risk Factors-Technical Uncertainties," "Risk Factors-Risks Associated with Rapidly Changing Industry," and "Risk Factors-Dependance on Market Acceptance."

INTERNATIONAL BUSINESS STRATEGY

         The Company's strategy with respect to sporting and other events originating outside of the United States is to enter into joint ventures and licensing transactions principally with foreign broadcast and sports marketing experts. The Company expects that the largest international market for the L-VIS System initially will be for soccer matches and motor sports. See "Risk Factors-Risks Associated with International Strategy."

         In 1993, the Company entered into a 50/50 joint venture with Presencia en Medios, pursuant to which the parties formed Publicidad Virtual, S.A. de C.V., a Mexican limited liability company ("Publicidad"), which was granted an exclusive, royalty-free license to use, market and sub-license the L-VIS System throughout Mexico, Central and South America and the Spanish-speaking markets in the Caribbean basin. The L-VIS System has been used to place insertions into broadcasts of more than 200 soccer matches, plus tennis matches and bullfights on behalf of clients of Publicidad.

RESEARCH AND DEVELOPMENT

         The Company recently completed integrating the L-VIS System operating software into a new "Flex-Card" hardware platform. This platform is more powerful than the Company's prior platform and allows re-configuration. The Company has designed the Flex-Card L-VIS System to provide multiple insertion capability, multiple camera capability, an expanded zoom range and has created a simplified graphical user-based interface. See "Risk Factors-Technical Uncertainties" and "Risk Factors-Risks Associated with Rapidly Changing Industry." See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Research and Development" regarding costs of research and development in each of the last two fiscal years.

         The Company is continuing to improve existing software for use of the L-VIS System during the broadcast of football games, baseball games, soccer games, tennis matches and motor sports. Further, the Company is developing, or intends to develop, software to permit use of the L-VIS System during the broadcast of basketball games and golf. The Company also intends to make the L-VIS System available for use with other events such as pay-per-view boxing and concerts and award shows such as the Oscars and the Grammys. There can be no assurance that the Company will be able to prepare such software. See "Risk Factors-Technical Uncertainties" and "Risk Factors-Risks Associated with Rapidly Changing Industry."

COMPETITION

         PVI knows of four organizations that have developed and are continuing to develop processes and equipment to pursue a business similar to the Company's. These organizations are Symah Vision-SA ("Symah"), Orad Hi Tech Systems Ltd. ("Orad"), SciDel Technologies Ltd. ("SciDel") and SportVision. Symah is owned by the LaGardere Group, which controls Matra-Hachette, a large French defense and publishing company. Symah has demonstrated its system publicly and PVI believes that Symah is actively marketing its system primarily in Europe. The Company believes that Symah's system has been used primarily in Europe during the broadcast of at least 60 sporting events. Orad was founded in 1992 as part of the ORMAT Group, an Israeli company originally established to create alternative energy power stations. The Orad system is marketed by Imagine Video Systems which is partly owned by Orad and ISL, a Swiss sports-marketing firm. SciDel is a subsidiary of Scitex, a large Israeli corporation that provides services in the electronic imaging area primarily for the printing and publishing industries. Both the Orad and SciDel systems have been used during live commercial broadcasts. The Company recently expanded the services it offers to include, for a fee, the electronic insertion of visual aids in live sporting events, such as a virtual first-down marker in live television broadcasts of football games. The Company is aware that SportVision, a U.S. company, is also in the business of inserting visual aids in live sporting events. The SportVision system has been used to insert virtual first-down markers during live television broadcasts of football games. Apart from the patents or patent applications that the Company owns or licenses, the Company believes each of these competitors has one or more patents or patent applications relating to real-time video insertion. Although the Company believes that use of the L-VIS System does not infringe the United States or other patents of third parties, there can be no assurance that competitors will not initiate a patent infringement action against the Company. PVI is currently evaluating whether use of the SciDel system or use of the SportVision system infringes the Company's patents. See "Risk Factors-Patents and Protection of Proprietary Technology" and "Business-Intellectual Property-Patents." See the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 17, 1998 which is included as part of this Prospectus immediately following the Company's Quarterly Report on Form 10-Q for the Quarter ended September 30, 1998 (which appears immediately following page F-29 of the Financial Statements).

         In addition to these known competitors, the Company also expects substantial competition from established broadcast business participants, if the market for video insertion technology, including virtual advertisements, proves successful. These potential competitors will likely have substantially greater financial, technical, marketing and other resources and many more highly skilled individuals than does the Company. Furthermore, such potential competitors may have greater name recognition and extensive customer bases that could be utilized to gain significant market share, to the Company's detriment. There is no assurance that the Company will be able to compete effectively with current or future competitors. See "Risk Factors-Competition."

         In addition to the products of these competitors, the L-VIS System will compete with advertisers' use of traditional 30-second advertising spots, which remain the standard in the television advertising industry, and traditional signage and sponsorship programs. The Company's revenues will be partially dependent upon television sports advertisers allocating a portion of their advertising budgets to use the L-VIS System. There can be no assurance that advertisers will allocate their advertising expenses in the manner currently anticipated by the Company.

         The L-VIS System will also compete with advertisers' use of conventional billboard products, including advertising placed on playing surfaces (such as outfield walls, football fields and soccer fields) and scrolling billboards, physically located at the site of an event, which can display sequentially a series of static advertisements. These scrolling billboards are currently marketed and used in professional baseball, basketball and other sports. These products achieve an effect that is similar to those L-VIS System insertions that are static and two-dimensional, and their use generally does not require broadcaster participation. See "Risk Factors-Competition."

         Approximately 21 MLB teams had scrolling billboards located behind home plate in 1998. The existence of these scrolling billboards and other advertising behind home plate currently limits the marketability of the L-VIS System in baseball. The Company believes that one manufacturer of scrolling billboards used in stadiums has included restraints in its contracts that inhibit or prohibit the use of video insertion technology in television broadcasts. Other agreements among advertisers, sponsors, syndicators, promoters, broadcasters and cable operators may include similar provisions. These restrictions may have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors-Contractual Restrictions on Use of Video Insertion Technology."

         The Company expects to generate revenue primarily by attracting new advertisers and sponsors to the sports advertising and sponsorship market and by causing existing advertisers and sponsors to switch to use of the L-VIS System. There can be no assurance that total advertising and sponsorship expenditures will increase as a result of the availability of the L-VIS System. To the extent that the Company is competing for television advertising and sponsorship dollars that are currently allocated to traditional media, such as 30-second spots or scrolling billboards, the competition is likely to become more intense. The Company will be able to compete effectively with existing advertising and sponsorship alternatives only with the cooperation of broadcasters and the advertising sales departments of team owners and broadcasters, on which the Company will rely for sales to advertisers. Because certain L-VIS System rights holders may also own traditional television advertising rights or sponsorship rights, which may provide such rights holders with a greater percentage of the revenues received from the sale of such advertising or sponsorship rights than does the sale of L-VIS System advertisements, incentives may exist in some cases to sell alternative advertising or sponsorship inventory prior to the sale of L-VIS System advertising. See "Risk Factors-Competition."

MANUFACTURING AND SUPPLY

         The Company has built 21 L-VIS System units (each, an "L-VIS Unit"), of which approximately 14 are being used from time-to-time by customers, potential customers or foreign marketing partners. An L-VIS Unit consists of standard electronic equipment racks, containing both standard purchased components and the Company's proprietary circuit boards, assembled and tested by Company personnel. The Company is dependent upon a sole supplier, Lucent Technologies, for certain of the hardware components. Although such hardware components are stock items which are readily available to the public, there can be no assurance that Lucent will continue to manufacture and sell the components. The Company is not a party to any agreement with Lucent. See "Risk Factors-Risks Associated with Expansion and Growth" and "Risk Factors-Dependence on Sole Source of Supply."

REGULATIONS

         The Company believes that no federal or state regulations currently directly relate to or restrict the use of the L-VIS System. However, there can be no assurance that there will not be any regulations or restrictions in the future, which either directly, or indirectly through broadcaster regulations, will adversely affect the use of the L-VIS System. Further, there can be no assurance that regulatory agencies in foreign jurisdictions have not adopted, or will not adopt in the future, regulations or restrictions affecting the use of the L-VIS System. Such regulations or restrictions could have a material adverse effect on the Company's business, financial condition and results of operation. See "Risk Factors-Possible Adverse Regulations."

INTELLECTUAL PROPERTY

         PATENTS

         The Company has been assigned four issued U.S. patents. Patent No. 5,264,933, which relates to the Company's basic pattern recognition video insertion technology, was issued on November 23, 1993, will expire on November 23, 2010 and was assigned to the Company on January 22, 1992. Patent No. 5,543,856, which relates to the use of remote insertion of images that might be useful in a narrow casting application, was issued on August 6, 1996, will expire on August 6, 2013 and was assigned to the Company on October 22, 1993. Patent No. 5,627,915, which relates to a pattern recognition system using templates, was issued on May 6, 1997, will expire on January 31, 2015 and was assigned to the Company on January 30, 1995. Patent No. 5,808,695, which relates to a method of tracking scene motion for live video insertion systems, was issued on September 15, 1998, will expire on December 29, 2015 and was assigned to the Company on December 27, 1995. The Company owns all right, title and interest in each of the patents.

         To date, the Company has filed counterpart patent applications for the four issued U.S. patents in the European Patent Office and in various non-European countries around the world where it expects to do business. One patent has been allowed by the European Patent Office. Six new patent applications are pending in various countries, including the United States, and several more patent applications are in preparation.

         The Company believes its patents will be important in its future business dealings, since it believes that any system that is able to deliver the technical capabilities of the L-VIS System will depend on pattern recognition technology and will, therefore, fall within the scope of PVI's issued patents.

         The validity and/or breadth of the Company's owned and licensed patents generally may be tested in post-allowance court proceedings. There has been no court test of any of the issued patents, the allowed patent or any of the pending applications or foreign counterparts of the Company. The Company is aware of other companies that have patents or patent applications in the field of electronic video insertion technology. These companies or others may claim that the Company infringes the patents or rights of such third parties, or these third parties may infringe the Company's patents. In either event, if the Company's patents or rights are brought before a court, litigation would involve complex legal and factual issues, and the outcome, consequently, would be highly uncertain. Furthermore, any patent litigation would entail considerable cost to the Company, which would divert resources that otherwise could be used for its operations and might be resolved in a manner that is unfavorable to the Company. No assurance can be given that the Company or its licensors would be successful in enforcing such rights, or that the Company's products or processes do not or will not infringe the patent or intellectual property rights of a third party. An adverse outcome in the defense of a patent infringement action could subject the Company to significant liabilities to third parties, require the Company to license disputed technology from third parties, if possible, or require it to cease selling its products. In the event the Company's owned or licensed patents were successfully challenged in court, its business, financial condition and results of operations would be materially adversely affected.

         It is possible that one or more products developed by a competitor may be marketed or used in a territory where the Company has patent protection. Because an image inserted through use of video insertion technology often appears as if it exists as a physical advertisement at the site of a sporting event, it may be difficult to know whether, and which, video insertion technology is being used with respect to any televised sporting event. Thus, infringement of the Company's patents may be difficult to monitor. The Company's failure to detect such an infringement may have a material adverse effect on its business, financial condition and results of operations. In the event the Company becomes aware of a potential patent infringement, it may be forced to litigate to enforce its patent rights. Engaging in an enforcement action may be protracted and expensive and may have a material adverse effect on the Company's business, financial condition and results of operations.

         Although the Company has no cause for belief that use of the L-VIS System would infringe the United States or other patents of third parties, there can be no assurance that competitors will not initiate a patent infringement action against the Company. GDM, a Spanish media company that licensed the L-VIS System for use in broadcasts in Spain and Portugal during a trial period which ended December 1996, received a letter from a Symah affiliate asserting that use of the L-VIS System in Spain would infringe one of Symah's patents. Although the Company and GDM have been advised that use of the L-VIS System would not infringe Symah's patent, there can be no assurance that Symah will not assert infringement claims against the Company or its European licensees in the future.

         One of the patents of which the Company is aware is U.S. Patent 5,353,392 (the "'392 Patent"). The '392 Patent derives from the same patent application as does the patent asserted by the Symah affiliate against the L-VIS System in Spain. The '392 patent has not been asserted against the Company. The Company believes that the L-VIS System does not infringe the '392 Patent. However, the Company has not received during the past two years an opinion as to the non-infringement of the '392 Patent. There can be no assurance that changes in the L-VIS System, changes in applicable patent law or rulings by the U.S. Patent and Trademark Office or the courts would not cause the L-VIS System to be found to infringe the '392 Patent, which could have a material adverse effect on the Company's business, financial condition and results of operations. If the L-VIS System were found to infringe the '392 Patent or any other patent, the Company may be required to modify the L-VIS System or enter into an arrangement to license such patent, if possible. There can be no assurance that the Company would be able, under such circumstances, to modify the L-VIS System or enter into a license arrangement.

         If the L-VIS System were found to infringe any patent, the Company may be required to modify the L-VIS System or enter into an arrangement to license such patent, if possible. There can be no assurance that the Company would be able, under such circumstance, to modify the L-VIS System or enter into a license arrangement. The Company also relies in large part on unpatented trade secrets, improvements and proprietary technology. Despite the Company's efforts to safeguard and maintain its proprietary rights, there can be no assurance that it will be successful in doing so or that its competitors will not independently develop, reverse engineer or patent technologies that are substantially equivalent or superior to its technologies. See "Risk Factors-Patents and Protection of Proprietary Technology."

         LICENSE GRANTS

         The Company has entered into the following license agreements relating to the L-VIS System:

         David Sarnoff Research Center, Inc. David Sarnoff Research Center, Inc. ("Sarnoff") has granted the Company a worldwide license to practice Sarnoff's technology related to the electronic recognition of landmarks, including an exclusive license covering the specific fields of television advertising and television sports. The Company has also been granted a non-exclusive license for use of the Sarnoff technology in all other fields relating to sports or advertising, including video production, local video insertion, private networks, medical and scientific applications and uses by the United States Department of Defense or any other United States government agency. The Sarnoff license will remain in effect until terminated by the Company, provided that the Company remains current with respect to its royalty obligations to Sarnoff. The Company may terminate the license at any time.

         During the term of the exclusive license for television advertising and television sports applications, the Company is obligated to pay Sarnoff royalties based upon a percentage of the Company's gross revenues. Royalties accrue as earned, but the Company is not required to make any royalty payments until the earlier of the date on which its cumulative gross revenues reach $20 million or January 1, 1999. In any event, commencing on January 1, 1999, the Company will be required to pay minimum royalties each quarter. Royalties have begun to accrue under the Sarnoff license (less than $100,000) but have not been paid.

         General Electric Company. General Electric Company ("GE") granted the Company a five-year non-exclusive, worldwide license relating to all GE patents on equipment for electronic recognition of selected landmarks; altering images in television programs for advertising purposes; or any purpose in television programs the principal focus of which is sports, as of July 1996.

         Theseus Research, Inc. Theseus Research, Inc. ("Theseus") has granted the Company a non-exclusive, worldwide license to use and sell Theseus' patented technology for the warping of images in real time. During the term of the Theseus license, the Company is required to pay Theseus a royalty on net sales of products, if any, that incorporate the Theseus technology. The Company has paid Theseus an up front license fee of $50,000, which is creditable against future obligations. The Company may terminate the Theseus license at any time.

         TRADEMARKS

         L-VIS(TM) is a trademark of the Company. The Company has filed a U.S. trademark registration application for L-VIS, the mark under which the Company is marketing its live video insertion products. This mark has been published for opposition in the Official Gazette of the United States Patent and Trademark Office. Following publication, a notice of opposition was filed and the Company is currently in discussions with the filer of such notice. The Company believes that its trademark position is adequately protected. However, there can be no assurance that the Company will be able to resolve matters favorably with the filer of such notice.

COPYRIGHT AND TRADE SECRET

         The Company relies upon copyright and trade secret protection to maintain the proprietary nature of the computer software it develops that is not patented.

EMPLOYEES

         As of September 8, 1998, the Company had 46 full-time employees, 22 of whom were engaged in, or directly supported, the Company's hardware and software research, development and product engineering activities, 8 of whom assembled and operated L-VIS Systems for potential customers, 10 of whom were engaged in marketing activities and 6 of whom were engaged in administrative activities. In addition, the Company utilizes part-time employees and outside contractors and consultants as needed. None of the Company's employees is represented by a labor union, and the Company believes that its relations with its employees are good. See "Risk Factors-Dependence on Key Employees."

         Currently, each of the Company's employees is required to execute an agreement pursuant to which he or she assigns to the Company all patent rights and technical or other information which pertain to the Company's business and are developed by the employee during his or her employment with the Company, and agrees not to disclose any trade secret or confidential information without the prior consent of the Company.

FACILITIES AND EQUIPMENT

         The Company leases 16,000 square feet of office space in Lawrenceville, New Jersey, and 4,300 square feet of office space in New York City. The Lawrenceville facility is the main operations center of the Company, including product, hardware and software design, manufacturing and product assembly, product test and documentation, customer training and customer technical support. The New York City office is the corporate marketing center. The lease in Lawrenceville expires in September 2002, and the New York City lease expires in May 2000.

LEGAL PROCEEDINGS

         The Company is not a party to any material legal proceedings.

REPORTS TO SECURITY HOLDERS

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company intends to furnish its shareholders annual reports containing financial statements audited by independent accountants, and such other periodic reports as the Company may deem appropriate or as may be required by law.

         The Company has filed with the the Commission, Washington, D.C., a Registration Statement on Form SB-2 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain terms of which are omitted in accordance with the rules and regulations of the Commission. The public may read and copy any materials the Company files with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, registration statements and other information regarding issuers that file electronically with the Commission. The address of the Commission's Internet site is http://www.sec.gov.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The executive officers and directors of the Company as of the date of this Prospectus are as follows:

NAME                                     Age                 Position
----                                     ---                 --------
Brown F Williams.......................   57   Chairman of the Board
Douglas J. Greenlaw....................   54   President, Chief Executive Officer and Director
Samuel A. McCleery.....................   47   Vice President of Marketing and Sales, and Assistant
                                               Secretary
Lawrence L. Epstein....................   44   Vice President, Finance, Chief Financial Officer and
                                               Treasurer
Lawrence Lucchino......................   53   Director
Jerome J. Pomerance....................   57   Director
Enrique F. Senior......................   55   Director
Eduardo Sitt...........................   67   Director
John B. Torkelsen......................   53   Director

         Following are brief descriptions of the current executive officers and directors of the Company:

         BROWN F WILLIAMS is a co-founder of the Company and its Chairman of the Board. Prior to his election as Chairman of the Board in January 1997, Mr. Williams served the Company as its President and Chief Executive Officer, and he has been a director of the Company since its organization in July 1990. Mr. Williams also served as the Treasurer of the Company prior to Mr. Lawrence L. Epstein's election to such office in February 1998. Mr. Williams is a senior executive with more than 25 years experience in the development of high technology products, primarily during his 20 years with RCA Laboratories, Inc. Until 1987, Mr. Williams was a Vice President of David Sarnoff Research Center, Inc. with responsibility for both hardware and software contract research businesses. Between 1987 and 1991, Mr. Williams was active in a number of start-up companies, either as a consultant on behalf of the funding groups or as an executive employee on behalf of the managements of such companies. Mr. Williams has had significant experience in product development, product introduction and licensing in Europe and Japan, as well as in the United States.

         DOUGLAS J. GREENLAW joined the Company in January 1997, when he was elected President and Chief Executive Officer. Mr. Greenlaw was elected to the Board of Directors of the Company in October 1997. Mr. Greenlaw has advised the Company that he will not stand for re-election to the Board of Directors at the annual meeting of shareholders in December 1998. Mr. Greenlaw has also announced that he plans to step down as President and Chief Executive Officer by the end of calendar year 1998. From 1994 through 1996, Mr. Greenlaw was President and Chief Operating Officer of Multimedia, Inc. Mr. Greenlaw also served on the board of directors of Multimedia and was Chairman of its Executive Committee. Before joining Multimedia, Mr. Greenlaw had been Chairman and Chief Executive Officer of Whittle Communications' Venture Division from 1991 through 1994.

         SAMUEL A. MCCLEERY has been the Company's Vice President, Marketing and Sales, since November 1991 and its Assistant Secretary since October 1997. Prior to November 1991, Mr. McCleery was President of his own sports marketing and events company with clients that included the Reagan Foundation. From 1981 to 1989, Mr. McCleery served as the director of sports marketing for Prince Manufacturing, the world's largest marketer of tennis racquets. Prior to 1981, Mr. McCleery was a Director of New Business for Le Coq Sportif, a division of Adidas (France).

         LAWRENCE L. EPSTEIN has been the Company's Vice President, Finance, Chief Financial Officer and Treasurer since February 1998. Prior to joining the Company, Mr. Epstein was Chief Financial Officer and Vice

President of Finance and Administration for Primestar Partners, L.P., the nation's second largest Direct Broadcast Satellite provider, where he was responsible for overall financial management as well as strategic and long-range planning. Prior to joining Primestar in March, 1993, Mr. Epstein held several senior financial positions with a number of CBS, Inc. units, including the CBS Television Network, CBS News and CBS owned-and-operated stations from 1979 to 1993.

         LAWRENCE LUCCHINO has been a director of the Company since October 1994. Mr. Lucchino enjoys a wide variety of connections with the professional sports industry. In addition to his prior service as a member of the board of directors of the Washington Redskins, an NFL team, Mr. Lucchino was also a member of the MLB Operations Committee. He has served as President and Chief Executive Officer of the ownership group of the San Diego Padres since December 1994. Prior to his service with the Padres, Mr. Lucchino was a partner at the Washington, D.C. law firm of Williams & Connolly from October 1993 to December 1994. Mr. Lucchino also served as President of the Baltimore Orioles from May 1988 until October 1993.

         JEROME J. POMERANCE was elected to the Board of Directors of the Company in 1992. He has served as the President of J.J. Pomerance & Co., Inc., a firm providing strategic international business advice for product development and applications, since November 1991. Prior to his founding of that firm, Mr. Pomerance was Chief Operating Officer and Vice-Chairman of Kroll Associates, Inc., a leading corporate investigation, due diligence and crisis management firm. Before joining Kroll in 1983, he was Treasurer, and later President and Chief Executive Officer, of a group of privately held international ophthalmic companies and a director of the Optical Manufacturers Association over a period of 20 years.

         ENRIQUE F. SENIOR has been a director of the Company since October 1994. He has been a Managing Director and Executive Vice President of Allen & Company Incorporated since 1973. Mr. Senior has been a director of Dick Clark Productions, Inc., a publicly held company, for over five years and on behalf of Allen & Company Incorporated he is, or has recently been, financial advisor to several corporations, including The Coca-Cola Company, Tri-Star Pictures, Columbia Pictures and QVC Network.

         EDUARDO SITT has been a director of the Company since October 1993. From 1964 until 1993, he was the principal shareholder and Chief Executive Officer of Hilaturas de Michoacon, S.A., a Mexican textile manufacturer. Mr. Sitt is a shareholder and, during the past five years, has served as a director of Grupo Financiero BBV-Probursa, a publicly held financial corporation and parent company of Mexico's fifth largest bank (Banco Bilbao Vizcaya, S.A.), a full service stock brokerage house (Casa de Bolsa BBV-Probursa) and several other financial firms. Mr. Sitt is the President and principal shareholder of, and the individual designated to serve on the Board of Directors of the Company by, Presencia en Medios, S.A. de C.V. ("Presencia"), a principal shareholder of the Company, and is the Presidente del Consejo of Publicidad Virtual, S.A. de C.V., a joint venture formed by the Company and Presencia.
He also serves as a director of Albatros Textil, a textile manufacturer.

         JOHN B. TORKELSEN has been a director of the Company since October 1995. Since 1984, he has been President of Princeton Venture Research, Inc., an investment banking, consulting and venture capital firm that he founded. He is also President of its affiliate, PVR Securities, Inc., formed in 1987. Mr. Torkelsen has served as the President of PVR Management, Inc., an affiliate of Princeton Venture Research, Inc., since February 1998. Mr. Torkelsen is the Manager of the General Partner of Acorn Technology Fund, L.P., a venture capital fund specializing in early stage, high technology investing. Princeton Venture Research, Inc. is the investment advisor to Acorn Technology Fund. Mr. Torkelsen is currently a director of three other publicly held companies, Objective Communications, Inc. of Portsmouth, New Hampshire, Voice Control Systems, Inc. of Dallas, Texas, and Mikros Systems Corporation of Princeton, New Jersey.

KEY EMPLOYEES

         Other key employees of the Company are as follows:

         Howard J. Kennedy, 49 years old, joined the Company in March 1995 and currently serves as its Director of Software Development and is responsible for evaluating and directing the technical design of all software products with emphasis on consistency and ease of implementation across product lines. Prior to joining the Company, Mr. Kennedy worked at Intel Corporation from October 1988, where he was Architect and Principal Engineer in the Multimedia Systems Technology Group. Prior to working at Intel Corp., Mr. Kennedy was co-owner of Syntex Computer Systems and was instrumental in the development of digital video interactive technology for clients including Sarnoff, Dow Jones News Retrieval and Educational Testing Service.

         Louis A. Lippincott, 45 years old, joined the Company in August 1995 and currently serves as its Director of Hardware Development. Mr. Lippincott is responsible for all hardware design and prototype implementation with special focus on reliability, speed of implementation and the integration of hardware and software strategies. Prior to joining the Company, Mr. Lippincott worked at Intel Corporation from 1988 to 1994, during which period he served as the Systems Architecture Leader in the Video Products Division and as the Team Leader and Architect of Intel's Action Media Product. From 1994 through July 1995, Mr. Lippincott worked as a consultant with respect to hardware development of PC-based digital video products.

         Roy J. Rosser, 45 years old, is a co-founder of PVI and currently serves as its Director of New Business Development. As well as being one of the inventors of the technology that is the basis for the L-VIS System, Dr. Rosser is responsible for coining the "L-VIS" name. Actively involved in both field operations and software development, Dr. Rosser's special focus is devising more compelling applications of the L-VIS technology. Prior to joining PVI as a full-time employee in November 1993, Dr. Rosser served as a scientific and management consultant in the United Kingdom during 1992 and 1993. Dr. Rosser holds three US patents. Before inventing L-VIS, Dr. Rosser was a research physicist at the Princeton Plasma Physics Laboratory and a consultant to Laser Division, Rutherford-Appleton Laboratories, Oxford, England.

DIRECTOR COMPENSATION

         Directors do not receive cash compensation for services on the Board of Directors or any committee thereof. The Company has granted, subject to certain conditions (including, without limitation, conditions relating to vesting), to Mr. Pomerance, options to purchase 50,000 shares, to Mr. Sitt, options to purchase 40,000 shares, to each of Messrs. Lucchino, Senior and Torkelsen, options to purchase 30,000 shares, and to Mr. Williams, options to purchase 20,000 shares, for their participation on the Board of Directors. Such options were originally issued at exercise prices ranging from $8.00 to $17.50 per share and were repriced in May 1998 so that all such options have an exercise price of $8.00. See "Management-Compensation Committees' Report on Repricing of Options." All directors are reimbursed for expenses incurred in connection with attendance at Board of Directors and committee meetings.

STOCK OPTION PLAN

         The Company established the Amended 1993 Stock Option Plan (the "Stock Option Plan") for the purposes of attracting and retaining the best available personnel, to provide additional incentive to the Company's employees and consultants and to promote the success of the Company. The Stock Option Plan provides for the grant of incentive stock options to employees and the grant of non-qualified stock options to employees and consultants of the Company on such terms and conditions as may be determined by the Board of Directors of the Company or a committee thereof. The powers of the Board of Directors or such committee, as the case may be, include the determination of which employees and consultants are to receive stock option grants, the exercise price, number of shares and the vesting schedule of the grants. The total number of shares of Common Stock authorized for issuance under the Stock Option Plan is 1,560,000. As of September 15, 1998, options to purchase 1,317,507 shares of Common Stock were outstanding, of which options to purchase 913,296 shares were exercisable. The exercise prices of the outstanding options range from $2.50 to $17.50 per share. The Board of Directors of the Company has authorized an increase in the number of shares of Common Stock which may be granted under the Stock Option Plan to 2,160,000 shares and has recommended that the shareholders of the Company ratify the increase at the annual meeting of shareholders in December 1998.

         The exercise price per share for incentive stock options may not be less than 100% of the fair market value of the Common Stock underlying the option on the date of grant; provided, however, in the case of an incentive stock option granted to an individual who owns at least 10% of the total combined voting power of all classes of stock of the Company, the Stock Option Plan provides that the exercise price shall be no less than 110% of the fair market value per share on the date of grant. The aggregate fair market value of shares which may be purchased for the first time during any calendar year pursuant to an incentive stock option granted under the Stock Option Plan, or any other incentive stock option plan of the Company, may not exceed $100,000.

BOARD COMMITTEES

         The Board of Directors has a Compensation Committee, which makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company; an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent auditors; a Finance Committee, which manages the Company's investment funds, oversees the Company's capital fundraising and reviews the performance of licensees of the Company's technology; a Standards and Practices Committee, which develops and maintains standards for customers' use of the Company's technology and oversees such use; and a Nominating Committee, which nominates candidates for election to the Board of Directors and to serve on committees of the Board.

EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning the annual and long-term compensation for the fiscal years ended June 30, 1998 and 1997 of the Company's chief executive officer and certain other highly compensated executive officers of the Company who were serving as executive officers at June 30, 1998 (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                              ANNUAL COMPENSATION          COMPENSATION STOCK
                                              -------------------            OPTION AWARDS         ALL OTHER
NAME AND PRINCIPAL POSITION                   YEAR       SALARY            (NUMBER OF SHARES)     COMPENSATION
---------------------------                   ----       ------            ------------------     ------------
Brown F Williams                              1998      $225,000                  (1)             $261,250(2)
     Chairman of the Board                    1997       225,000                  (1)                 ---

Douglas J. Greenlaw                           1998      $225,000                  (1)                 ---
     President and                            1997       106,725                  (1)                 ---
     Chief Executive Office

Samuel A. McCleery                            1998      $150,000                  (1)             $ 99,000(2)
     Vice President,                          1997       150,000                  (1)                 ---
     Marketing and Sales

(1) See "--Option Grants in Last Fiscal Year" below, including the notes thereto.

(2) Reflects a compensation charge recorded by the Company in connection with the exercise of warrants in July 1997. See "Certain Relationships and Related Transactions-Transactions With Management and Others-Indebtedness of Management."

         The following table sets forth certain information concerning grants of stock options(1) to the Named Officers during the fiscal year ended June 30, 1998.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                            Number of       Percentage of
                                           Securities       Total Options
                                           Underlying         Granted to      Exercise or
                                             Options         Employees in     Base Price
NAME                                         Granted         Fiscal 1998       per share   Expiration Date
----                                       ----------       -------------     -----------  ---------------
Brown F Williams......................     20,000(2)             1.6%            $8.00     March 2001
                                          150,000(3)            12.4%            $8.00     January 2007

Douglas J. Greenlaw....................   120,293(4)             9.9%            $8.00     February 2007

Samuel A. McCleery.....................    20,000(5)             1.6%            $2.50     September 2007
                                           50,000(6)             4.1%            $8.00     March 2007
                                           47,200(7)             100%(7)         $8.00          (7)

(1) Except as set forth in note (7) below with respect to the issuance of certain contingent warrants to Mr. McCleery, the option grants set forth in the table above, and discussed in the notes below, were issued pursuant to the Company's Amended 1993 Stock Option Plan.

(2) On March 28, 1996, Mr. Williams was granted an option to purchase 20,000 shares of Common Stock at an exercise price of $17.50 per share with an expiration date of March 28, 2001. On May 28, 1998 the option was repriced to $8.00 per share. See "--Compensation Committees' Report on Repricing of Options." 15,555 shares underlying the repriced option were vested as of May 28, 1998 and the remaining 4,445 shares vest in 8 equal monthly installments commencing in June 1998.

(3) On January 24, 1997, Mr. Williams was granted an option to purchase 150,000 shares of Common Stock at an exercise price of $20.00 per share with an expiration date of January 24, 2007. On May 28, 1998, such option was repriced to $8.00 per share. See "--Compensation Committees' Report on Repricing of Options." 66,666 shares underlying the repriced option were vested as of May 28, 1998 and the remaining 83,334 shares vest in 20 equal monthly installments commencing in June 1998.

(4) On February 1, 1997, Mr. Greenlaw was granted an option to purchase 210,000 shares of Common Stock at an exercise price of $20.00 per share with an expiration date of February 1, 2007. In May 1998, in connection with the amendment to Mr. Greenlaw's employment agreement, the option was repriced to $8.00 per share and amended such that 70,293 shares were deemed exercisable as of May 31, 1998 and an additional 50,000 shares vest in 30 equal monthly installments commencing in June 1998. The right to purchase the remaining 89,707 shares was cancelled.

(5) The option, which was granted in September 1997 and vested immediately, was granted to replace warrants to purchase 20,000 shares of Common Stock that had been granted to Mr. McCleery when he joined the Company in November 1991 and subsequently expired, unexercised.

(6) On March 4, 1997, Mr. McCleery was granted an option to purchase 50,000 shares of Common Stock at an exercise price of $20.00 per share with an expiration date of March 4, 2007. On May 28, 1998 the option was repriced to $8.00 per share. See "--Compensation Committees' Report on Repricing of Options." 19,444 shares underlying the repriced option were vested as of May 28, 1998 and the remaining 30,556 shares vest in 22 equal monthly installments commencing in June 1998.

(7) On September 15, 1993, November 3, 1993 and November 4, 1994, the Company issued five year warrants to Mr. McCleery to purchase 20,000, 13,600 and 13,600 shares of Common Stock, respectively, at an exercise price of $2.50 per share. As of May 28, 1998, the Company issued Mr. McCleery contingent warrants to purchase up to 47,200 shares of Common Stock at an exercise price of $8.00 per share, said warrants to be exercisable for a period of five years from the respective expiration dates of the warrants previously issued to Mr. McCleery, but only to the extent that the previously issued warrants are not exercised. The original warrants and the contingent warrants were issued outside of the Company's Amended 1993 Stock Option Plan. The contingent warrants constitute one hundred percent (100%) of the warrants issued by the Company to employees during the fiscal year ended June 30, 1998.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

        The following table sets forth certain information with respect to exercises of options to purchase Common Stock during the fiscal year ended June 30, 1998 by the Named Officers and unexercised options to purchase Common Stock held by the Named Officers at June 30, 1998.

                                                         NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                                                            OPTIONS HELD AT             IN-THE-MONEY OPTIONS
                              SHARES        VALUE            JUNE 30, 1998              AT JUNE 30, 1998 (1)
                           ACQUIRED ON     REALIZED      ---------------------          --------------------
NAME                       EXERCISE (#)      ($)     EXERCISABLE     UNEXERCISABLE  EXERCISABLE    UNEXERCISABLE
----                       ------------    -------   -----------     -------------  -----------    -------------
Brown F Williams               ---           ---        86,943           83,057       $     0         $     0
Douglas J. Greenlaw            ---           ---        71,959           48,334       $     0         $     0
Samuel A. McCleery             ---           ---        40,833           29,167       $42,500         $     0


(1) Based on the closing price on the Nasdaq National Market on June 30, 1998 ($4.625)


COMPENSATION COMMITTEES' REPORT ON REPRICING OF OPTIONS

         In May 1998 the Compensation Committee recommended and the Board of Directors approved the repricing of certain stock options granted between July 1993 and March 1997 to various officers and directors, including stock options to purchase 170,000 and 50,000 shares of Common Stock held by Messrs. Williams and McCleery, respectively. The repricing was deemed desirable due to the fact that fluctuations in the market value of the Common Stock have made the options no longer appropriate for the purpose for which they were granted: to provide incentives to promote the financial success and progress of the Company. At the date of the repricing the market value of the Common Stock was $5.219 and the exercise price under the options ranged from $12.12 to $20.00. The options were repriced to $8.00, a price $1.00 above the Company's initial public offering price of $7.00 per share.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

         In January 1997, the Company and Mr. Williams entered into an employment agreement that provides for automatic annual renewal and permits the Company to terminate the agreement upon 90 days' prior notice; provided, however, that Mr. Williams' term of employment will be automatically extended for a period of three years following a change in control of the Company. Pursuant to such agreement, Mr. Williams' base salary will be $225,000 per year, subject to increases at the discretion of the Board of Directors. Mr. Williams is eligible for an annual bonus based on performance measures determined by the Compensation Committee. In the event Mr. Williams' employment is terminated by the Company without cause or in the event Mr. Williams terminates his employment due to a detrimental change in the nature or scope of his employment or duties, he is entitled to receive his then current salary for a period equal to the greater of two years or the remainder of his current term of employment.

         In January 1997, the Company and Mr. Greenlaw entered into an employment agreement that provides for automatic annual renewal and permits the Company to terminate the agreement upon 90 days' prior notice. Pursuant to the employment agreement, Mr. Greenlaw's base salary is $225,000 per year, subject to increases at the discretion of the Board of Directors. Mr. Greenlaw is eligible for an annual bonus based on performance measures determined by the Compensation Committee. In the event Mr. Greenlaw's employment is terminated by the Company without cause, the agreement provides for a continuation of his then current salary for a period of six months. Mr. Greenlaw has advised the Company that he will not stand for re-election to the Board of Directors at the annual meeting of shareholders in December 1998 and has announced that he plans to step down as President and Chief Executive Officer by the end of calendar year 1998. His employment agreement was amended to that effect in May 1998 (the "Amendment"). Pursuant to the Amendment, the Company will continue to pay Mr. Greenlaw his salary (exclusive of bonuses) through December 31, 1998 and Mr. Greenlaw may provide consulting services to the Company at the Company's request between the date he resigns and February 1, 2001. In addition, the Amendment provided for amendments to the terms of Mr. Greenlaw's stock options. See "--Executive Compensation-Option Grants in Last Fiscal Year," including Note 4 thereto.

         In March 1997, the Company and Mr. McCleery entered into an employment agreement that provides for automatic annual renewal and permits the Company to terminate the agreement upon 90 days' prior notice; provided, however, that Mr. McCleery's term of employment will be automatically extended for a period of three years following a change in control of the Company. Pursuant to such agreement, Mr. McCleery's base salary will be $150,000 per year, subject to increases at the discretion of the Board of Directors. Mr. McCleery is eligible for an annual bonus based on performance measures determined by the Compensation Committee. In the event Mr. McCleery's employment is terminated by the Company without cause or in the event Mr. McCleery terminates his employment due to a detrimental change in the nature or scope of his employment or duties, he is entitled to receive his then current salary for a period equal to the greater of two years or the remainder of his current term of employment.

         In February 1998, the Company and Mr. Epstein entered into an employment agreement that provides for automatic annual renewal and permits the Company to terminate the agreement upon 90 days' prior notice. Pursuant to the employment agreement, Mr. Epstein's base salary will be $150,000 per year, subject to increases at the discretion of the Board of Directors. Mr. Epstein is eligible for an annual bonus based on performance measures determined by the Compensation Committee. In the event Mr. Epstein's employment is terminated by the Company without cause, he is entitled to receive his then current salary for a period of six months, or twelve months in the event his employment is terminated in his first year of employment. In the event Mr. Epstein terminates his employment due to a detrimental change in the nature or scope of his employment or duties, he is entitled to receive his then current salary for a period equal to the greater of six months or the remainder of his current term of employment.

         In addition to provisions in the above-described employment agreements requiring each individual to maintain the confidentiality of the Company's information and assign inventions to the Company, such executive officers have agreed that during the terms of their employment agreements and for two years thereafter, they will not compete with the Company by engaging in any capacity in any business which is competitive with the business of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Consulting Agreements

         John B. Torkelsen, a director of the Company, is the sole shareholder and President of Princeton Venture Research, Inc. ("PVR"), a shareholder of the Company. PVR entered into an arrangement with the Company regarding the services of a consultant that PVR provided to the Company for several months in 1995. In connection with such arrangement, in September 1997 the Company granted PVR warrants to purchase 20,000 shares of Common Stock at an exercise price of $4.50 per share. Commencing in July 1997, PVR furnished the Company with extensive consulting services in connection with financial structuring, negotiations with various major shareholders and preparation of the Bridge Financing. In connection with such services, the Company has paid PVR a fee of $100,000. In consideration for financial advisory services rendered to the Company in connection with the Company's October 1997 bridge financing, the Company paid PVR Securities, Inc., an affiliate of PVR, a fee of $70,000, or five percent of the gross proceeds of such bridge financing obtained from investors introduced to the Company by PVR Securities, Inc. In connection with the exercise of warrants to purchase Common Stock in May 1995, Mr. Torkelsen, Pamela R. Torkelsen, Mr. Torkelsen's wife, and PVR executed promissory notes in favor of the Company in the amounts of $80,000, $20,000 and $24,000, respectively. Such transactions were canceled on February 1, 1998. In connection with the purchase of Common Stock under the Company's 1997 rights offering, Mrs. Torkelsen and PVR executed promissory notes in favor of the Company in the amounts of $9,720 and $50,542.50, respectively. Such notes were subsequently paid in full by Mrs. Torkelsen and PVR. Mr. Torkelsen is the Manager and a member of Acorn Technology Partners, L.L.C., the general partner of Acorn Technology Fund, L.P., which purchased 1.5 units in the Company's October 1997 bridge financing. Each unit consisted of one note in the principal amount of $100,000 and a warrant to purchase 10,000 shares of Common Stock at an exercise price of $0.01 per share. The purchase price of each unit was $100,000. In January 1998, Acorn Technology Fund L.P. exercised their warrants to purchase 15,000 shares of Common Stock.

         Enrique F. Senior, a director of the Company, is a Managing Director and Executive Vice President of Allen & Company Incorporated ("Allen"), which is a principal shareholder of the Company, furnishes general financial advisory services to the Company from time to time and acted as a representative of the several underwriters in the Company's initial public offering. Except as described herein, no fees have been paid to Allen or to Mr. Senior in connection with such services and there are no arrangements providing for the payment of fees for such services. Pursuant to a placement agent agreement, Allen was paid a fee of $247,000 plus expenses, and received warrants to purchase 28,226 shares of Common Stock at an exercise price of $19.25 per share, for raising funds for the Company in a financing that closed in February 1996. In May 1998 the exercise price of such warrants was reduced to $8.00 per share. See "--Warrant Repricing" below. Allen, as a representative of the several underwriters, received underwriting discounts and commissions in the aggregate amount of approximately $1,306,666.67, as well as warrants initially exercisable for 380,000 shares of Common Stock at an exercise price of $8.40 per share, for services rendered on behalf of the Company relating to its initial public offering. See "Security Ownership of Certain Beneficial Owners and Management." Allen may serve as a market maker for the Common Stock. See "Plan of Distribution."

         In 1993, the Company entered into a 50/50 joint venture with Presencia, a principal shareholder of the Company, pursuant to which the parties formed Publicidad Virtual, S.A. de C.V., a Mexican limited liability company ("Publicidad"), which was granted an exclusive, royalty-free license to use, market and sub-license the Company's L-VIS System throughout Mexico, Central and South America and the Spanish-speaking markets in the Caribbean basin. Presencia was granted warrants to purchase 24,000 shares of Common Stock at an exercise price of $15.00 per share in March 1996, in consideration of Presencia's expenses incurred by Presencia in connection with Publicidad. In May 1998 the exercise price of such warrants was reduced to $8.00 per share. See "--Warrant Repricing" below. Such warrants expire in March 2001. Presencia purchased three units in the

Company's October 1997 bridge financing. Following the closing of such bridge financing, a bridge financing investor assigned an additional 100,000 warrants to Presencia. In January 1998 Presencia purchased 130,000 shares of the Common Stock of the Company upon the exercise of bridge financing warrants. Mr. Eduardo Sitt is the President and a principal shareholder of Presencia. See "Management-Executive Officers and Directors" and "Security Ownership of Certain Beneficial Owners and Management."

Indebtedness of Management

         Brown F Williams, Chairman of the Board of the Company, exercised a warrant to purchase 190,000 shares of Common Stock in July 1997 in exchange for his non-recourse promissory note in the principal amount of $475,000, the aggregate exercise price of such warrants. Such note bears an annual interest rate of 8.5% and has a term of five years. However, the note will become payable in full when all of the shares issued upon the exercise of such warrants become freely transferable under applicable securities laws. Mr. Williams' obligations under the note are secured by a pledge of such shares, and Mr. Williams is required to assign to the Company any cash or marketable securities received with respect to such shares. In connection with the exercise of the warrant in exchange for a non-recourse note, the Company recorded a compensation charge of $261,250 in the first quarter of Fiscal 1998. As of October 1, 1998, the entire loan amount of $522,069, including accrued interest, remained outstanding.

         Samuel A. McCleery, Vice President of Marketing and Sales of the Company, exercised a warrant to purchase 72,000 shares of Common Stock in July 1997 in exchange for his non-recourse promissory note in the principal amount of $180,000, the aggregate purchase price of such warrants. The terms of such note, and of the pledge of such shares that secures Mr. McCleery's obligations under the note, are identical to those of Mr. Williams' note and pledge. In connection with the exercise of the warrant in exchange for a non-recourse note, the Company recorded a compensation charge of $99,000 in the first quarter of Fiscal 1998. As of October 1, 1998, the entire loan amount of $197,835, including accrued interest, remained outstanding.

         The total number of shares issued to Brown F Williams and Samuel A. McCleery in exchange for notes payable to the Company which were outstanding as of June 30, 1998 is 262,000 shares of Common Stock (or 3.2% of the outstanding shares of Common Stock). Specifically, Mr. Williams received 190,000 shares of Common Stock in exchange for a note in the amount of $475,000 and Mr. McCleery received 72,000 Shares of Common Stock in exchange for a note in the amount of $180,000.

         In December 1997, Messrs. Williams and McCleery signed non-recourse promissory notes (the "Tax Notes") in the amounts of $122,920 and $46,580, respectively, as consideration for money received for the express purpose of paying the tax liabilities incurred by each of them in connection with the exercise of their warrants. The obligations under the Tax Notes are secured by pledge agreements pursuant to which each of Messrs. Williams and McCleery pledged their shares of Common Stock. Each of the Tax Notes bears an annual interest rate of 8.5%. Each of the Tax Notes becomes due and payable upon the earlier of (i) the first anniversary of the date on which all of such officer's pledged shares become freely transferable, and (ii) the date on which such officer sells, assigns or otherwise disposes of, for consideration, any interest in any share of capital stock of the Company. As of October 1, 1998, the entire loan amounts of $130,715 and $49,536, including accrued interest, remained outstanding under Messrs. Williams' and McCleery's Tax Notes, respectively.

Registration Rights

         The Company has granted certain demand and "piggyback" registration rights to the holders of 3,583,652 outstanding shares of Common Stock and 792,130 shares of Common Stock issuable upon the exercise of outstanding warrants, including Allen & Company Incorporated, Presencia en Medios, S.A. de C.V., Brown F Williams, Sandra Williams, Douglas J. Greenlaw, Samuel A. McCleery, Jerome J. Pomerance, Pamela R. Torkelsen and Princeton Venture Research, Inc. The Company has also granted registration rights with respect to the Representatives' Warrant Shares, including 380,000 shares of Common Stock underlying the Representative Warrant granted to Allen & Company Incorporated. Subject to certain conditions and limitations, the registration rights granted to such holders give them the right to require the Company to register all or any portion of the Common Stock held by them or issuable upon the exercise of warrants held by them that are not transferable in a three-month period pursuant to Rule 144 (collectively, the "Registrable Securities") in connection with any registration by the Company of its securities on certain registration statements under the Securities Act. Commencing in December 1998, the holders of at least 200,000 shares of the Registrable Securities may request registration on Form S-3 once during any 12-month period, if such registration is available to the Company at the time of such request and the shares to be registered constitute at least two percent of the Common Stock (calculated on a fully diluted basis). Following such a request, all holders of Registrable Securities will be given an opportunity to participate in such registration. The registration rights described herein are subject to certain notice requirements, timing restrictions and volume limitations which may be imposed by the underwriters of an offering. The Company is required to bear the expenses of all such registrations, except for the underwriting discounts and commissions relating to the sale of the shares of Common Stock held by such investors.

Warrant Repricing

         As of May 28, 1998 the Board of Directors of the Company reduced to $8.00 per share the exercise price of various warrants, including warrants held by the following parties with respect to the aggregate number of shares indicated: (i) Allen & Company Incorporated -- 478,226 shares, (ii) Princeton Venture Research, Inc. -- 28,200, and (iii) Presencia en Medios, S.A. de C.V. -- 34,932 shares. As of the date of the repricing the market value of the Common Stock was $5.219 per share and the exercise price under the warrants ranged from $12.50 to $19.25 per share.

Additional Transactions

         Douglas J. Greenlaw, Chief Executive Officer and President of the Company, purchased one unit in the Company's October 1997 bridge financing. Each unit consisted of one note in the principal amount of $100,000 and a warrant to purchase 10,000 shares of Common Stock at an exercise price of $0.01 per share. In July 1998, Mr. Greenlaw purchased 10,000 shares of Common Stock upon the exercise of such warrant.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of September 15, 1998, except as otherwise indicated, by (i) each person who is known to the Company to own beneficially more than 5% of the Common Stock, (ii) each of the executive officers and the current directors of the Company, and (iii) all of the directors and executive officers as a group.

                                                                                    Common Stock Beneficially
                                                                                           Owned (1)
                                                                                    -------------------------
Name of Beneficial Owner                                                              Number         Percent
------------------------                                                            ----------      ---------
Enrique F. Senior (2).........................................................       1,114,094        12.3%
c/o Allen & Company Incorporated
711 Fifth Avenue
New York, NY 10020

Allen & Company Incorporated (3)..............................................       1,092,430        12.1%
711 Fifth Avenue
New York, NY 10020

Eduardo Sitt (4)..............................................................         645,972         7.8%
c/o Presencia en Medios, S.A. de C.V.
Paseo de las Palmas
No. 735, desp 206
11000 Mexico, DF

Presencia en Medios, S.A. de C.V. (5).........................................         614,308         7.5%
Paseo de las Palmas
No. 735, desp 206
11000 Mexico, DF

Brown F Williams (6)..........................................................         504,792         6.1%
c/o Princeton Video Image, Inc.
15 Princess Road
Lawrenceville, NJ 08648

Jerome J. Pomerance (7).......................................................         191,506         2.3%

Samuel A. McCleery (8)........................................................         172,978         2.1%

John B. Torkelsen (9).........................................................         120,514         1.5%

Lawrence Lucchino (10)........................................................         101,664         1.2%

Douglas J. Greenlaw (11)......................................................         102,792         1.2%

Lawrence L. Epstein (12)......................................................          25,000           *

All directors and executive officers as a
group (9 persons) (13)........................................................       2,979,312        30.9%

----------------
*        Less than one percent

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

         Applicable percentage of ownership is based on 8,183,552 shares of Common Stock outstanding as of September 15, 1998. Outstanding shares of Series A and Series B Preferred Stock are not reflected above because such Preferred Stock has no voting rights and is not convertible. See "Description of Securities-Preferred Stock."

(2) Includes 234,204 shares of Common Stock and 478,226 shares of Common Stock underlying warrants owned of record by Allen & Company Incorporated ("Allen"), of which Mr. Senior is a Managing Director and Executive Vice President. Also includes 380,000 shares of Common Stock underlying the Representatives' Warrants received by Allen as partial consideration for services rendered on behalf of the Company with respect to the Company's initial public offering. See "Certain Relationships and Related Transactions-Transactions With Management and Others-Consulting Agreements." (See Note 3.) The Company has been informed by Allen that the shares of Common Stock owned of record by Allen reflect ownership of such shares on behalf of Allen and certain of its officers, directors and employees. By virtue of his positions with Allen, Mr. Senior may, under certain circumstances derive economic benefit from such securities. Includes 21,664 shares of Common Stock underlying options that were exercisable within 60 days of September 15, 1998. Does not include 6,436 shares of Common Stock held directly by certain officers, directors or employees of Allen.

(3) Includes 478,226 shares of Common Stock underlying warrants. Also includes 380,000 shares of Common Stock underlying the Representatives' Warrants received by Allen as partial consideration for services rendered on behalf of the Company with respect to the Company's initial public offering. See "Certain Relationships and Related Transactions-Transactions With Management and Others-Consulting Agreements." Does not include shares of Common Stock underlying options owned by Enrique F. Senior, a Managing Director and Executive Vice President of Allen and a director of the Company. Does not include 6,436 shares of Common Stock held directly by certain officers, directors or employees of Allen. (See prior footnote.)

(4) Includes 579,376 shares of Common Stock and 34,932 shares of Common Stock underlying warrants owned by Presencia, of which Mr. Sitt is President and a principal shareholder. (See Note 5.) Includes 31,664 shares of Common Stock underlying options that were exercisable within 60 days of September 15, 1998.

(5) Includes 579,376 shares of Common Stock and 34,932 shares of Common Stock underlying warrants. Does not include shares of Common Stock underlying options owned by Eduardo Sitt, the President and a principal shareholder of Presencia and a director of the Company. (See prior footnote.)

(6) Includes 3,266 shares of Common Stock owned by Sandra Williams, as custodian for Bronwyn Williams, Mr. and Mrs. Williams' minor daughter, and 3,266 shares owned by Sandra Williams, Mr. Williams' wife. Also includes 387,706 shares of Common Stock and 110,554 shares of Common Stock underlying options that were exercisable within 60 days of September 15, 1998. Does not include 5,000 and 2,200 shares of Common Stock owned by Mr. Williams' brother and a trust of which Mr. Williams' mother is a beneficiary, respectively. Mr. Williams disclaims beneficial ownership of the shares of Common Stock that are owned by Sandra Williams, individually and as custodian for Bronwyn Williams.

(7) Includes 20,000 shares of Common Stock owned by J.J. Pomerance & Co., Inc. of which Mr. Pomerance is the President. Also includes 129,842 shares of Common Stock and 41,664 shares of Common Stock underlying options that were exercisable within 60 days of September 15, 1998.

(8) Includes 78,000 shares of Common Stock, 47,200 shares of Common Stock underlying warrants and 47,778 shares of Common Stock underlying options granted to Mr. McCleery that were exercisable within 60 days of September 15, 1998.

(9) Includes 5,992 shares of Common Stock owned by Pamela R. Torkelsen, Mr. Torkelsen's wife, and 29,658 shares of Common Stock and 48,200 shares of Common Stock underlying warrants owned by Princeton Venture Research, Inc., a company of which Mr. Torkelsen is the sole shareholder. Also includes 15,000 shares of Common Stock owned by Acorn Technology Fund, L.P., a limited partnership of which Acorn Technology Partners, L.L.C. is the general partner. Mr. Torkelsen is the Manager of Acorn Technology Partners. Includes 21,664 shares of Common Stock underlying options that were exercisable within 60 days of September 15, 1998. Mr. Torkelsen disclaims beneficial ownership of the shares of Common Stock that are owned by Mrs. Torkelsen.

(10) Includes 80,000 shares of Common Stock underlying options owned by LL Sports Inc. that were exercisable within 60 days of September 15, 1998. Mr. Lucchino controls LL Sports Inc. Also includes 21,664 shares of Common Stock underlying options that were exercisable within 60 days of September 15, 1998.

(11) Includes 12,500 shares of Common Stock and 80,292 shares of Common Stock underlying options granted to Mr. Greenlaw that were exercisable within 60 days of September 15, 1998. Also includes 10,000 shares purchased by Mr. Greenlaw subsequent to September 15, 1998.

(12) Includes 25,000 shares of Common Stock underlying options granted to Mr. Epstein that were exercisable within 60 days of September 15, 1998.

(13) Includes 988,558 shares of Common Stock underlying warrants. Includes 481,944 shares of Common Stock underlying options that were exercisable within 60 days of September 15, 1998.

         As of September 15, 1998, the only executive officer or current director of the Company who beneficially owned shares of Series A Preferred Stock was Brown F Williams, who held 700 shares of Series A Preferred Stock, or 1.0% of the outstanding Series A Preferred Stock. (The foregoing does not include the holdings of a trust of which Mr. Williams' mother is a beneficiary.)

         As of September 15, 1998, the only executive officers or current directors of the Company who beneficially owned shares of Series B Preferred Stock were John B. Torkelsen, who beneficially owned 6,200 shares of Series B Preferred Stock (of which 1,000 shares were owned by Pamela R. Torkelsen, Mr. Torkelsen's wife, and 5,200 shares were owned by PVR, a company of which Mr. Torkelsen is the sole shareholder), and Eduardo Sitt, who beneficially owned 6,041 shares of Series B Preferred Stock (all of which was owned by Presencia, a company of which Mr. Sitt is President and a principal shareholder). Mr. Torkelsen and Mr. Sitt beneficially own 7.2% and 7.0% of the outstanding Series B Preferred Stock, respectively, and 14.2% of the outstanding Series B Preferred Stock, collectively.

                            DESCRIPTION OF SECURITIES

         The authorized capital stock of the Company consists of 41,000,000 shares, of which 40,000,000 shares are Common Stock, no par value, and 1,000,000 shares are Preferred Stock (the "Preferred Stock"), which the Board of Directors has the power and authority to designate into classes or series. Of the Preferred Stock, the Board of Directors has designated 167,000 shares as Series A Preferred Stock and 93,300 shares as Series B Preferred Stock, each with such relative rights, preferences and limitations as set forth in the Restated Certificate of Incorporation, which are summarized below.

         The following summary of the respective rights of the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock is qualified in its entirety by reference to the Restated Certificate of Incorporation, where such rights are set forth in full.

COMMON STOCK

         As of September 15, 1998 there were 8,183,552 shares of Common Stock issued and outstanding and held of record by 389 shareholders, plus 15,000 shares reserved for issuance upon the exercise of the outstanding Bridge Warrants, 777,130 shares reserved for issuance upon the exercise of other outstanding warrants and 1,560,000 shares reserved for issuance upon the exercise of options under the Stock Option Plan, including 1,317,507 shares reserved for issuance upon the exercise of outstanding options. In addition, there are 400,000 shares reserved for issuance upon the exercise of the Representatives' Warrants. See "Shares Eligible for Future Sale."

         Holders of shares of Common Stock are entitled to one vote at all meetings of shareholders for each share held by them. Under the terms of the Restated Certificate of Incorporation, holders of shares of Common Stock have no preemptive rights and have no other rights to subscribe for additional shares or any conversion right or right of redemption. Subject to the rights of the holders of the Series A Preferred Stock and the Series B Preferred Stock, holders of the Common Stock are entitled to receive such dividends as, when and if declared by the Board of Directors out of funds legally available therefor. The Company has not paid dividends on the Common Stock. The payment of dividends, if any, in the future with respect to the Common Stock is within the discretion of the Board of Directors and will depend on the Company's earnings, capital requirements, financial condition and other relevant factors. At present, the Board of Directors does not intend to declare any dividend on the Common Stock in the foreseeable future.

PREFERRED STOCK

         The Company is authorized to issue up to 1,000,000 shares of the Preferred Stock in one or more series. The Company's Board of Directors is authorized to fix the relative rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, the number of shares constituting any series and the designation of such series. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of the Series A Preferred Stock, the Series B Preferred Stock and Common Stock, including the loss of voting control. Other than the shares of Series A Preferred Stock and Series B Preferred Stock described below, there are no shares of Preferred Stock currently issued and outstanding.

    SERIES A PREFERRED STOCK

         The Company is authorized to issue up to 167,000 shares of the Preferred Stock that have been designated as Series A Preferred Stock, par value $4.50 per share. As of the date of this Prospectus, there were 67,600 shares of Series A Preferred Stock outstanding, which were sold for $4.50 per share. Series A Preferred Stock has no voting rights, other than as required by applicable law. The holders of Series A Preferred Stock are entitled to a dividend of six percent per annum, in cash or Common Stock at the option of the Company, on a cumulative basis. The failure of the Company to pay dividends on a current basis does not create any special rights for the holders of Series A Preferred Stock, except that no dividends may be paid with respect to Common Stock or Series B Preferred Stock until all cumulated dividends in respect of Series A Preferred Stock have been paid. As of June 30, 1998, accrued dividends on the Series A Preferred Stock totaled $99,250, or $1.47 per share, none of which has been paid. See Note 10 of Notes to Financial Statements.

         The Company has the right at any time after the date of original issuance of the Series A Preferred Stock to redeem the Series A Preferred Stock in whole or in part at a price of $4.50 per share plus all accrued but unpaid dividends. The Company is required to redeem the Series A Preferred Stock, on a pro rata basis, at a price of $4.50 per share plus all accrued but unpaid dividends, out of 30% of the amount, if any, by which the Company's annual net income after taxes in any year exceeds $5 million, as shown on its audited financial statements.

         The Series A Preferred Stock has no liquidation preference, no conversion rights and no registration rights.

    SERIES B PREFERRED STOCK

         The Company is authorized to issue up to 93,300 shares of the Preferred Stock that have been designated as Series B Preferred Stock, par value $5.00 per share. As of the date of this Prospectus, there were 86,041 shares of Series B Preferred Stock outstanding, which were sold for $5.00 per share. Series B Preferred Stock has no voting rights, other than as required by applicable law. The holders of Series B Preferred Stock are entitled to a dividend of six percent per annum, in cash or Common Stock at the option of the Company, on a cumulative basis. The failure of the Company to pay dividends on a current basis does not create any special rights for the holders of Series B Preferred Stock, except that no dividends may be paid with respect to Common Stock until all cumulated dividends in respect of Series B Preferred Stock have been paid. No dividends may be paid with respect to Series B Preferred Stock until all cumulated dividends in respect of Series A Preferred Stock have been paid. As of June 30, 1998, accrued dividends on the Series B Preferred Stock totaled $113,950, or $1.32 per share, none of which has been paid. See Note 10 of Notes to Financial Statements.

         The Company has the right at any time after the date of original issuance of the Series B Preferred Stock, but subject to the prior redemption of all of the Series A Preferred Stock, to redeem the Series B Preferred Stock in whole or in part at a price of $5.00 per share plus all accrued but unpaid dividends. Subject to the prior redemption of all of the Series A Preferred Stock, the Company is required to redeem the Series B Preferred Stock, on a pro rata basis, at a price of $5.00 per share plus all accrued but unpaid dividends out of 20% of the amount, if any, by which the Company's annual net income after taxes in any year exceeds $5 million, as shown on its audited financial statements.

         The Series B Preferred Stock has no liquidation preference, no conversion rights and no registration rights.

WARRANTS

         The following warrants (excluding the Representatives' Warrants, described below) to purchase an aggregate of 792,130 shares of Common Stock are outstanding as of September 15, 1998: Bridge Warrants to purchase 15,000 shares of Common Stock at an exercise price of $0.01 per share, which are exercisable for a period of five years from the consummation of the Company's initial public offering in December 1997; warrants to purchase 20,000 shares of Common Stock at an exercise price of $8.00 per share which are currently exercisable and expire in September 2003; warrants to purchase 13,600 shares of Common Stock at an exercise price of $8.00 per share which are currently exercisable and expire in November 2003; warrants to purchase 13,600 shares of Common Stock at an exercise price of $2.50 per share which are currently exercisable and expire in November 1999 (the holder of these warrants was issued contingent warrants to purchase up to 13,600 shares of Common Stock at an exercise price of $8.00 per share, said contingent warrants to be exercisable for a period of five years from the expiration date of these warrants, but only to the extent that these warrants are not exercised); warrants to purchase 20,000 shares of Common Stock at an exercise price of $4.50 per share which are currently exercisable and expire in September 2000; warrants to purchase 460,932 shares of Common Stock at an exercise price of $8.00 per share which are currently exercisable and expire in April 2004; warrants to purchase 29,200 shares of Common Stock at an exercise price of $8.00 per share which are currently exercisable and expire in February 2004; warrants to purchase 91,572 shares of Common Stock at an exercise price of $15.00 per share which are currently exercisable and expire between August 1999 and November 2001; warrants to purchase 24,000 shares of Common Stock at an exercise price of $8.00 per share which are currently exercisable and expire in March 2006; warrants to purchase 6,000 shares of Common Stock at an exercise price of $8.00 per share which are currently exercisable and expire in April 2004; warrants to purchase 28,226 shares of Common Stock at an exercise price of $8.00 per share which are currently exercisable and expire in February 2006; and warrants to purchase 70,000 shares of Common Stock at an exercise price of $20.00 per share which will vest upon the occurrence of a milestone controlled by the warrant holder and will be exercisable for a period of three years following vesting. In each case, the exercise price of, and the number of shares of Common Stock underlying, the warrants is subject to adjustment based upon anti-dilution provisions. See "Certain Relationships and Related Transactions-Transactions with Management and Others-Warrant Repricing."

         The following discussion of the material terms and provisions of the warrants is qualified in its entirety by reference to the detailed provisions of the agreements relating to the issuance of the warrants and the forms of warrants. Forms of the Bridge Warrants, the Representatives' Warrants and the other warrants issued by the Company have been filed as exhibits to the Registration Statement of which this Prospectus constitutes a part. The number of shares of Common Stock issuable upon exercise of the warrants (including the Bridge Warrants and the Representatives' Warrants) is subject to adjustment in certain circumstances, including stock dividends, stock splits, combinations or reclassifications involving or in respect of the Common Stock. The Bridge Warrant Shares are registered hereunder and are subject to a 12-month lock-up arrangement with Allen & Company Incorporated which ends in December 1998. See "Certain Relationships and Related Transactions-Transactions With Management and Others-Consulting Agreements" and "Shares Eligible for Future Sale."

REPRESENTATIVES' WARRANTS

         The Company sold to the Representatives, or their designees, pursuant to the Company's initial public offering of Common Stock, Representatives' Warrants to purchase 400,000 shares of Common Stock at a price of $0.001 per warrant. The Representatives' Warrant are exercisable for a period of five years, which five year period commenced in December 1997, at an initial per share exercise price equal to $8.40 per share. The Representatives' Warrants are registered hereunder and are subject to a lock-up provision and cannot be transferred, assigned or hypothecated for a one year period following the Company's December 1997 initial public offering, except that they may be assigned, in whole or in part, to any successor, officer or partner of the Representatives (or to officers or partners of any such successor or partner). The Representatives' Warrants may be exercised as to all or a lesser number of shares covered by the warrants and contain certain registration rights and anti-dilution provisions providing for appropriate adjustment of the exercise price and number of shares which may be purchased upon exercise, upon the occurrence of certain events. See "Risk Factors-Shares Eligible for Future Sale; Registration Rights."

DEBT SECURITIES

         In connection with the Company's October 1997 Bridge Financing, the Company issued 30 Bridge Units. Each Bridge Unit consisted of a Bridge Note issued by the Company in the principal amount of $100,000 and a Bridge Warrant to purchase up to 10,000 shares of Common Stock at an exercise price equal to $0.01 per share. The Bridge Notes were paid in full by the Company following its initial public offering in December 1997. The Bridge Warrants are separately transferable, subject to certain restrictions upon transferability. As of September 15, 1998, Bridge Warrants to purchase 15,000 shares of Common Stock were outstanding.

ANTI-TAKEOVER PROVISIONS

         Use of the Preferred Stock could have the effect of delaying, deferring or preventing a change in control by granting rights and preferences greater than those held by the shareholders of Common Stock. To the extent that use of the Preferred Stock has such effect, removal of the Company's incumbent Board of Directors and management may be rendered more difficult. Further, such use may have an adverse impact on the ability of shareholders of the Company to participate, if applicable, in a tender offer or exchange offer for the Common Stock and in so doing diminish the value of the Common Stock. See "Risk Factors-Effects of Certain Charter, Bylaw and State Law Provisions" and "Description of Securities-Preferred Stock."

         The Company is also subject to the anti-takeover provisions of the New Jersey Shareholder Protection Act which restrict certain "business combinations" with "interested shareholders" for five years following the date the person becomes an interested shareholder (as defined by such act), unless the Board of Directors approves the business combination. By delaying and deterring unsolicited takeover attempts, these provisions could adversely affect the value of the Common Stock. See "Risk Factors-Effects of Certain Charter, Bylaw and State Law Provisions."

TRANSFER AGENT AND REGISTRAR

         The Company has retained American Stock Transfer & Trust Company as transfer agent and registrar for the Common Stock and the Preferred Stock.

INDEMNIFICATION

         The Company has agreed to indemnify the underwriters of its initial public offering (including Allen & Company Incorporated, which may be deemed to be an affiliate or control person of the Company) and each person who controls any such underwriter (including Enrique F. Senior, a director of the Company who is an Executive Vice President and Managing Director of Allen & Company Incorporated) against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to such underwriters, the underwriters have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

         The Bylaws of the Company provide that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director. However, such Bylaws do not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 14A:6-12 of the New Jersey Business Corporation Act; or (iv) for any transaction from which the director derived an improper personal benefit.

         The Company currently carries liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of the Company (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law. The Company's current policy includes coverage for any claim made against the directors and officers based upon (i) the purchase, sale or offer of any security of the Company, and (ii) any claim brought by a security holder of the Company. Such coverage includes claims which allege a violation of the Securities Act and the Securities Exchange Act of 1934, as amended.

LOCK-UP ARRANGEMENTS

         The Selling Shareholders Shares consist of 400,000 shares of Common Stock underlying the Representatives' Warrants and 300,000 shares of Common Stock issued or issuable upon exercise of the Bridge

Warrants. The Representatives' Warrants and the underlying shares of Common Stock are subject to a lock-up provision and may not be transferred, assigned or hypothecated for a one year period following the Company's December 1997 initial public offering, except they may be assigned in whole or in part, to any successor, officer or partner of Allen & Company Incorporated or Barington Capital Group, L.P., as the case may be, or to officers or partners of any such successor or partner. Each of the holders of Bridge Warrants has agreed not to offer, issue, sell, contract to sell, grant any option for the sale of or otherwise dispose of any securities of the Company for a one year period following the Company's December 1997 initial public offering, without the prior written consent of Allen & Company Incorporated. At the request of The Nasdaq National Market, Inc., Allen & Company Incorporated has agreed not to consent to the transfer of shares of Common Stock issuable upon exercise of the Bridge Warrants prior to the end of such one year period. See "Risk Factors--Shares Eligible for Future Sale; Registration Rights," "Certain Relationships and Related Transactions-Transactions With Management and Others," and "Description of Securities."

                         SHARES ELIGIBLE FOR FUTURE SALE

GENERAL

         As of September 15, 1998, there were 8,183,552 shares of Common Stock outstanding. Of such shares, the 4,600,000 shares sold by the Company in its initial public offering are freely transferable (other than those purchased by affiliates of the Company) without restriction or further registration under the Securities Act. In addition, the 400,000 shares of Common Stock issuable upon exercise of the Representatives' Warrants and 300,000 shares of Common Stock issued or issuable upon exercise of the Bridge Warrants, all of which also are registered under the Securities Act pursuant to the Registration Statement of which this Prospectus constitutes a part, will be freely transferable under the Securities Act without restriction or further registration, subject to the limitation that the Representatives may not transfer, assign, or hypothecate the Representatives' Warrants or the underlying shares of Common Stock for a one year period following the Company's December 1997 initial public offering, with certain limited exceptions. Further, the Company has reserved 1,560,000 shares of Common Stock for issuance upon exercise of options granted to executive officers, employees and consultants under the Stock Option Plan. As of September 15, 1998, options to purchase 1,317,507 shares of Common Stock were outstanding, of which options to purchase 913,296 shares were exercisable. The exercise prices of the outstanding options range from $2.50 to $17.50 per share. The Board of Directors of the Company has authorized an increase in the number of shares of Common Stock which may be granted under the Stock Option Plan to 2,160,000 shares and has recommended that the shareholders of the Company ratify the increase at the annual meeting of shareholders in December 1998. See "Management--Stock Option Plan."

         Subject to certain limited exceptions, the holders of all of the remaining shares of Common Stock and the holders of certain of the warrants to purchase shares of Common Stock agreed not to transfer or otherwise dispose of any securities of the Company for a one year period following the Company's December 1997 initial public offering, without the prior written consent of Allen & Company Incorporated. At the request of The Nasdaq National Market, Inc., Allen & Company Incorporated has agreed not to consent to the transfer of shares of Common Stock issuable upon exercise of the Bridge Warrants prior to the end of such one year period. See "--Lock-up Agreements" below.

         Of the 8,183,552 shares of Common Stock outstanding as of September 15, 1998, 3,298,552 shares are "restricted securities" within the meaning of Rule 144 and may not be sold other than in accordance with Rule 144 or pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirement. In addition, the 1,560,000 shares of Common Stock which may be issued under the Stock Option Plan (or 2,160,000 shares if the above referenced increase is approved by the shareholders of the Company) will be "restricted securities" within the meaning of Rule 144. In general, Rule 144 provides that any person (or persons whose shares are aggregated) to whom Rule 144 is applicable, including an affiliate, who has beneficially owned shares for at least a one-year period (as computed under Rule 144) is entitled to sell within any three-month period the number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of the Common Stock (approximately 81,836 as of September 15, 1998) and (ii) the reported average weekly trading volume of the then outstanding shares of Common Stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Securities and Exchange Commission. Sales under Rule 144 also are subject to certain provisions relating to the manner and notice of sale and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed an affiliate of the Company at any time during the 90 days immediately preceding a sale, and who has beneficially owned shares for at least a two-year period (as computed under Rule
144) is entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. Under Rule 144, generally, there were 2,980,074 shares eligible for resale on September 1, 1998 and there will be 3,020,482 shares eligible for resale as of December 1, 1998. Under Rule 144(k), there were 1,593,788 shares eligible for resale as of September 1, 1998 and 1,615,988 shares will be eligible for resale as of December 1, 1998.

         No prediction can be made as to the effect, if any, that future sales of shares of the Common Stock, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock and the Company's ability to raise capital in the future through the sale of additional securities.

         Up to 400,000 additional shares of Common Stock may be purchased by the Representatives through the exercise of the Representatives' Warrants during the five period which commenced in December 1997. The holders of the Representatives' Warrants will have certain demand and "piggyback" registration rights with respect to the shares of Common Stock underlying such options. If such shares of Common Stock issuable upon exercise of the Representatives' Warrants are not sold pursuant to the Registration Statement of which this Prospectus is a part, such shares may be freely tradable at a later date, provided that the Company satisfies certain securities registration and qualification requirements in accordance with the terms of the Representatives' Warrants. See "Certain Relationships and Related Transactions-Transactions With Management and Others-Registration Rights" and "--Lock-up Agreements."

         Up to 777,130 shares of Common Stock may be purchased by the holders of outstanding warrants other than the Representatives' Warrants and the Bridge Warrants. The holders of the Bridge Warrants and certain of such other warrants are entitled to certain demand and "piggyback" registration rights as to such shares commencing 12 months after the Company's December 1997 initial public offering. Such shares will be freely tradable upon such registration. See "Certain Relationships and Related Transactions-Transactions With Management and Others-Registration Rights" and "--Lock-up Agreements."

LOCK-UP AGREEMENTS

         The Company, all of the shareholders of the Company existing prior to the Company's initial public offering and certain of the warrantholders of the Company, have agreed not to offer, issue, sell, contract to sell, grant any option for the sale of or otherwise dispose of any securities of the Company for a one year period following the Company's December 1997 initial public offering, without the prior written consent of Allen & Company Incorporated. At the request of The Nasdaq National Market, Inc., Allen & Company Incorporated has agreed not to consent to the transfer of shares of Common Stock issuable upon exercise of the Bridge Warrants for such one-year period. Further, the Representatives' Warrants and the underlying shares of Common Stock are subject to a lock-up provision and may not be transferred, assigned or hypothecated for a one year period following the Company's December 1997 initial public offering, except they may be assigned in whole or in part, to any successor, officer or partner of Allen & Company Incorporated or Barington Capital Group, L.P., as the case may be, or to officers or partners of any such successor or partner.

                              SELLING SHAREHOLDERS

         The following table sets forth the name of each person who is a Selling Shareholder, the number of shares of Common Stock beneficially owned by each Selling Shareholder's account as of September 15, 1998, the number of Shares being sold by such person, the number of shares of Common Stock such person will beneficially own after the completion of this Offering, and the percentage of outstanding shares of Common Stock of the Company owned by such person after the completion of this Offering.

                                                                                                             PERCENTAGE OF
                                              NUMBER OF SHARES                                                OUTSTANDING
                                             BENEFICIALLY OWNED   MAXIMUM NUMBER     NUMBER OF SHARES         COMMON STOCK
       NAME OF                                    PRIOR TO          OF SHARES       BENEFICIALLY OWNED     BENEFICIALLY OWNED
SELLING SHAREHOLDER                            OFFERING(1)(2)    BEING OFFERED(3)  AFTER OFFERING(1)(2)   AFTER OFFERING(1)(2)
-------------------                          ------------------  ----------------  --------------------   --------------------
Acorn Technology Fund, L.P.(4)                      15,000             15,000                   0                   *
Bader M. Al-Humaidhi                                 8,540              5,000               3,540                   *
Allen & Company Incorporated(5)                  1,092,430            380,000             712,430                  8.3%
Al-Mal Kuwaiti Company                               7,500              7,500                   0                   *
Fahad Al-Rajaan                                      8,540              5,000               3,540                   *
Taleb A. Ali                                        10,000             10,000                   0                   *
Peder A. Arneson                                     2,500              2,500                   0                   *
Aus. Per. No. 1, Inc.                               32,250              7,500              24,750                   *
Stephen D. Baksa                                     8,250              1,250               7,000                   *
Barington Capital Group, L.P.(6)                    20,000             20,000                   0                   *
Leonard Barrack                                     21,500             21,500                   0                   *
C.A.L.M. Venture Partners, L.P.                      6,296              2,500               3,796                   *
Nicholas E. Chimicles                                2,500              2,500                   0                   *
Patrick Coughlin                                     8,500              2,500               6,000                   *
Jonathan W. Cuneo                                    1,000              1,000                   0                   *
Falah Partners                                       4,586              2,500               2,086                   *
Matthew A. Gohd                                      3,750              3,750                   0                   *
Matthew A. Gohd, as Trustee
   for Toricelli Trust                               3,750              3,750                   0                   *
Gary J. and Miriam I.                                6,000              2,500               3,500                   *
   Greenberg(7)
Douglas J. Greenlaw(8)                             102,792             10,000              92,792                  1.1%
Industrial Investments Company                      30,000             30,000                   0                   *
William S. Lerach                                   25,000             10,000              15,000                   *
Dennis Mensch                                       10,092              2,500               7,592                   *

                                                                                                             PERCENTAGE OF
                                              NUMBER OF SHARES                                                OUTSTANDING
                                             BENEFICIALLY OWNED   MAXIMUM NUMBER     NUMBER OF SHARES         COMMON STOCK
       NAME OF                                    PRIOR TO          OF SHARES       BENEFICIALLY OWNED     BENEFICIALLY OWNED
SELLING SHAREHOLDER                            OFFERING(1)(2)    BEING OFFERED(3)  AFTER OFFERING(1)(2)   AFTER OFFERING(1)(2)
-------------------                          ------------------  ----------------  --------------------   --------------------
Presencia en Medios, S.A. de                       614,308            130,000            484,308                  5.6%
   C.V.(9)
Richard Y. Roberts                                   5,000              5,000                  0                    *
Gerald J. Rodos                                     17,000              2,500             14,500                    *
Paula P. Runnells                                    7,250              1,250              6,000                    *
John T. Shea                                         5,582              2,500              3,082                    *
The M and B Weiss Family
   Limited Partnership of 1996                      25,000             10,000             15,000                    *

----------------
*        Less than one percent


(1)      Based upon record ownership of such shares as of September 15, 1998.

(2) See Footnote 1 to "Security Ownership of Certain Beneficial Owners and Management."

(3)      See "Plan of Distribution."

(4) Mr. John B. Torkelsen, a director of the Company, is the Manager and a member of Acorn Technology Partners, L.L.C., the general partner of Acorn Technology Fund., L.P. See "Management-Executive Officers and Directors," "Certain Relationships and Related Transactions-Transactions With Management and Others-Consulting Agreements" and "Security Ownership of Certain Beneficial Owners and Management."

(5) Mr. Enrique F. Senior, a director of the Company, is an Executive Vice President and Managing Director of Allen & Company Incorporated, a principal shareholder of the Company. See "Management-Executive Officers and Directors," "Certain Relationships and Related Transactions-Transactions With Management and Others-Consulting Agreements" and "Security Ownership of Certain Beneficial Owners and Management." Allen may serve as a market maker for the Common Stock. See "Plan of Distribution."

(6) Barington Capital Group, L.P. acted, along with Allen & Company Incorporated, as the representatives of the several underwriters in connection with the Company's initial public offering of Common Stock in December 1997.

(7) Does not include (i) 100 shares of Common Stock owned by Gary J. Greenberg, as custodian for Theresa Greenberg, (ii) 100 shares of Common Stock owned by Gary J. Greenberg, as custodian for Carson Kleiner, or (iii) 100 shares of Common Stock owned by Gary J. Greenberg, as custodian for Emma Greenberg.

(8) Mr. Douglas J. Greenlaw is the President, the Chief Executive Office and a director of the Company. See "Management-Executive Officers and Directors," "Certain Relationships and Related Transactions-

         Transactions With Management and Others-Additional Transactions" and "Security Ownership of Certain Beneficial Owners and Management."

(9) Mr. Eduardo Sitt, a director of the Company, is the President of Presencia en Medios, S.A. de C.V., a principal shareholder of the Company. See "Management-Executive Officers and Directors," "Certain Relationships and Related Transactions-Transactions With Management and Others-Consulting Agreements" and "Security Ownership of Certain Beneficial Owners and Management."


                              PLAN OF DISTRIBUTION

         The distribution of the Selling Shareholders Shares by the Selling Shareholders may be effected from time to time in transactions on the Nasdaq National Market, in negotiated transactions, through the writing of options on the Selling Shareholders Shares, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by the sale of the Selling Shareholders Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Selling Shareholders Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders in connection with sales of the Selling Shareholders Shares. The selling shareholders have not entered into any underwriting arrangements.

         The Market Maker Shares are shares of Common Stock that Allen & Company Incorporated ("Allen"), which may be deemed to be an affiliate of the Company, may sell from time to time solely as a market maker. Allen and certain of its affiliates beneficially own an aggregate of 1,092,430 shares of Common Stock of the Company. Enrique F. Senior, an Executive Vice President and Managing Director of Allen, is a security holder of the Company and serves as a Director of the Company. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions-Transactions With Management and Others-Consulting Agreements." For these reasons, Allen may be deemed to have an ability to influence the policies of the Company and thus may be deemed to be an "affiliate" of the Company under prevailing interpretations of what constitutes an affiliate relationship. Any sales of the Selling Shareholders Shares or the Market Maker Shares pursuant to this Registration Statement will be made in conformity with the applicable provisions of the rules of the National Association of Securities Dealers, Inc. The Company will not receive any proceeds from sales of the Market Maker Shares.

         The Selling Shareholders and intermediaries through whom the Selling Shareholders Shares are sold may be deemed "underwriters" within the meaning of the Securities Act with respect to the securities offered and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby and legal matters will be passed upon for the Company by Smith, Stratton, Wise, Heher & Brennan, Princeton, New Jersey. A member of Smith, Stratton, Wise, Heher & Brennan serves as the Secretary of the Company, for which services such member is not compensated.

                                     EXPERTS

         The consolidated balance sheet as of June 30, 1998 and the consolidated statements of operations, changes in shareholders' (deficit)/equity and cash flows for each of the two years in the period ended June 30, 1998 and for the period July 23, 1990 to June 30, 1998, included in this Prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS



Report of Independent Accountants......................................    F-1
Financial Statements:
   Balance Sheet.......................................................    F-2
   Statements of Operations............................................    F-3
   Statements of Cash Flows............................................    F-4
   Statements of Changes in Shareholders' (Deficit)/Equity.............    F-6
Notes to Financial Statements..........................................    F-10



         See the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the Quarter ended September 30, 1998 which is included as part of this Prospectus immediately following page F-29 of the Financial Statements.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
Shareholders of Princeton Video Image, Inc.:

In our opinion, the accompanying balance sheet and the related statements of operations, changes in shareholders' (deficit)/equity, and cash flows for each of the two years in the period ended June 30, 1998 and for the period July 23, 1990 (date of inception) to June 30, 1998 present fairly, in all material respects, the financial position of Princeton Video Image, Inc. at June 30, 1998, and the results of their operations and their cash flows for each of the two years in the period ended June 30, 1998 and for the period July 23, 1990 (date of inception) to June 30, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP


Princeton, New Jersey
September 2, 1998

Princeton Video Image, Inc.
(A Development Stage Company)
Balance Sheet

                                                                   June 30,
                                                                     1998
                                                               -----------------
ASSETS
Current Assets:
 Cash and cash equivalents..................................   $      21,552,627
 Restricted marketable securities held to maturity..........             138,317
 Trade accounts receivable..................................             193,262
 Other current assets.......................................             230,247
                                                               -----------------
       Total current assets.................................          22,114,453
Property and equipment, net.................................           2,547,484
Intangible assets, net......................................             493,236
Other assets................................................             271,192
                                                               -----------------
       Total assets                                            $      25,426,365
                                                               =================
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
 Accounts payable and accrued expenses......................   $       1,301,169
 Unearned revenue...........................................             269,164
                                                               -----------------
       Total current liabilities............................           1,570,333
Unearned revenue............................................             874,080
                                                               -----------------
       Total liabilities....................................           2,444,413
                                                               -----------------
Commitments and contingencies (Note 11)
Redeemable preferred stock:
 Cumulative, Series A, conditionally redeemable, $4.50 par
  value, authorized 167,000 shares; issued and outstanding
  67,600 shares, redemption value equal to carrying value
  (par plus all accrued but unpaid dividends)...............             403,450
 Cumulative, Series B, conditionally redeemable, $5.00 par
  value, authorized 93,300 shares; issued and outstanding
  86,041 shares, redemption value equal to carrying value
  (par plus all accrued but unpaid dividends)...............             544,155
                                                               -----------------
       Total redeemable preferred stock.....................             947,605
Shareholders' Equity:
 Common stock, no par value; $.005 stated value; authorized
  40,000,000 shares; 8,173,552 shares issued and
  outstanding...............................................              40,867
 Additional paid-in capital.................................          51,443,856
 Less:     Related party notes receivable...................           (824,498)
 Deficit accumulated during the development stage...........        (28,625,878)
                                                               -----------------
       Total shareholders' equity...........................          22,034,347
                                                               -----------------
                  Total liabilities, redeemable preferred
                   stock and shareholders' equity...........   $      25,426,365
                                                               =================

See accompanying notes to financial statements

Princeton Video Image, Inc.
(A Development Stage Company)
Statement of Operations for the years ended
June 30, 1998 and 1997 and for the period
July 23, 1990 (date of inception) to June 30, 1998

                                                                                CUMULATIVE FROM
                                                FOR THE YEARS ENDED             JULY 23, 1990 TO
                                                     JUNE 30,                        JUNE 30,
                                           -------------------------------
                                                1998          1997                    1998
                                                ----          ----                    ----

License fees                              $   371,223      $   130,526            $  1,501,749
Advertising revenue                           324,789           81,108                 415,497
                                           ----------       ----------            ------------
     Total revenue                            696,012          211,634               1,917,246

Costs and expenses:
 Selling, general and administrative        4,652,384        3,028,895              13,937,088
 Research and development                   1,719,703        1,722,598              11,283,644
 L-VIS System costs                         2,456,019        1,274,890               4,909,332
                                           ----------       ----------            ------------
     Total costs and expenses               8,828,106        6,026,383              30,130,064

Operating loss                             (8,132,094)      (5,814,749)            (28,212,818)
Interest and other financial expense       (1,814,178)              --              (1,814,178)
Interest and other income                     861,948           84,088               1,401,118
                                           ----------       ----------            ------------
Net loss                                   (9,084,324)      (5,730,661)            (28,625,878)
Accretion of preferred stock
 dividends                                    (44,050)         (44,050)               (213,200)
                                           ----------       ----------            ------------
Net loss applicable to common stock       $(9,128,374)     $(5,774,711)           $(28,839,078)
                                          ===========      ===========            ============

 Basic and diluted net loss per share
  applicable to common stock              $     (1.55)     $     (2.52)
                                          ===========      ===========

 Weighted average number of
  shares of common stock
   outstanding                              5,890,530        2,287,884
                                          ===========      ===========


See accompanying notes to financial statements

Princeton Video Image, Inc.
(A Development Stage Company)
Statement of Cash Flows for the years ended
June 30, 1998 and 1997 and for the period
July 23, 1990 (date of inception) to June 30, 1998

                                                             FOR THE YEARS ENDED         CUMULATIVE FROM
                                                                   JUNE 30,              JULY 23, 1990 TO
                                                         ----------------------------        JUNE 30,
                                                            1998             1997              1998
                                                            ----             ----              ----

Cash flows from operating activities:
  Net loss............................................   $(9,084,324)     $(5,730,661)    $(28,625,878)
  Adjustments to reconcile net loss to net
    cash used in operating activities
     Amortization of unearned income..................      (371,223)        (130,526)        (501,749)
     Depreciation expense.............................       793,043          478,982        1,792,643
     Amortization of intangibles......................        76,143           57,490          188,490
     Charges associated with option and warrant
       grants and related party note receivable.......       473,562          227,262        1,531,699
     Equity in net loss of affiliate                              --               --            9,048
     Increase (decrease) in cash resulting
       from changes in:
       Trade accounts receivable......................      (106,269)         (78,293)        (193,262)
       Current assets.................................      (192,715)          77,244         (230,247)
       Other assets...................................      (142,074)            (572)        (271,192)
       Accounts payable and accrued expenses..........       418,340          379,044        1,394,986
       Unearned revenue...............................        53,500          391,492        1,644,992
       Customer deposits..............................      (425,000)         125,000               --
       Miscellaneous other............................        23,239          108,274          142,593
                                                         -----------      -----------     ------------
       Net cash used in operating activities              (8,483,778)      (4,095,264)     (23,117,877)

Cash flows from investing activities:
  Purchase of held-to-maturity investments............       (61,997)         (75,535)      (5,351,555)
  Proceeds from held-to-maturity investments..........            --        3,000,000        5,200,000
  Purchases of property and equipment.................    (2,093,702)        (523,221)      (4,372,116)
  Increase in intangible assets.......................      (180,625)         (87,632)        (775,834)
  Investments in joint venture........................            --               --           (9,048)
                                                         -----------      -----------     ------------
        Net cash (used in) provided by
          investing activities........................    (2,336,324)       2,313,612       (5,308,553)
                                                         -----------      -----------     ------------

See accompanying notes to financial statements

Princeton Video Image, Inc.
(A Development Stage Company)
Statement of Cash Flows for the years ended
June 30, 1998 and 1997 and for the period
July 23, 1990 (date of inception) to June 30, 1998

                                                         FOR THE YEARS ENDED     CUMULATIVE FROM
                                                               JUNE 30,          JULY 23, 1990 TO
                                                       ------------------------      JUNE 30,
                                                           1998         1997          1998
                                                       -----------   ----------  ----------------
Cash flows from financing activities:
 Proceeds from Bridge Financing loans                    1,353,000           --      1,353,000
 Repayments of Bridge Financing loans                   (1,353,000)          --     (1,353,000)
 Proceeds from sale of Bridge Financing warrants, net    1,479,822           --      1,479,822
 Proceeds from issuances of preferred stock                     --           --        734,405
 Proceeds from sales of common stock, net               29,022,227    1,050,636     46,669,843
 Cash advanced for related party notes receivable         (169,498)          --       (169,498)
 Collections of stock subscriptions receivable           1,264,485           --      1,264,485
                                                       -----------   ----------    -----------
    Net cash provided by
     financing activities                               31,597,036    1,050,636     49,979,057
 Net increase (decrease) in cash and
    cash equivalents                                    20,776,934     (731,016)    21,552,627

Cash and cash equivalents at beginning of
 period                                                    775,693    1,506,709             --
                                                       ===========   ==========    ===========
Cash and cash equivalents at end of period             $21,552,627   $  775,693    $21,552,627
                                                       ===========   ==========    ===========

Supplemental cash flow information:
 Interest paid in connection with Bridge
  Financing loan                                       $ 1,647,000
 Fair value of warrants issued in settlement
  of accrued obligation                                $    97,074
 Exercise of warrants in exchange for
  related party note receivable                        $   655,000



See accompanying notes to financial statements

                          PRINCETON VIDEO IMAGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            STATEMENTS OF CHANGES IN SHAREHOLDERS' (DEFICIT)/EQUITY
                FOR THE PERIOD JULY 23, 1990 (DATE OF INCEPTION)
                                TO JUNE 30, 1998

                                                                                     RELATED
                                                  COMMON STOCK                        PARTY          TREASURY STOCK
                                               -------------------   ADDITIONAL     NOTE AND     ----------------------
                                               NUMBER OF               PAID-IN     STOCK SUBSC   NUMBER OF
                                                SHARES     AMOUNT      CAPITAL     RECEIVABLE      SHARES      AMOUNT
                                               ---------   -------   -----------   -----------   ----------   ---------
Issuance of common stock for patent rights
 and cash, July 1990, $.0025 per share.......   400,000    $ 2,000   $    (1,000)
Issuance of common stock for services and
 cash........................................    52,000        260        71,240
Issuance of units consisting of 2 shares of
 common stock and warrants to purchase 6
 shares of stock at $6.25 per share, May
 1991, $2.50 per unit........................    64,000        320       159,630
Net loss from July 23, 1990 through June 30,
 1992........................................
                                               ---------   -------   -----------   -----------   ----------   ---------
BALANCE AT JUNE 30, 1992.....................   516,000      2,580       229,870            --          --           --
Return of common stock to treasury, April
 1992 at no cost.............................                                                      (41,200)   $    (206)
Reissuance of treasury shares for technology,
 April 1992..................................                            103,000                    41,200          206
Issuance of 32,000 warrants for technology,
 July 1992, exercise price of $2.50 per
 share.......................................                             32,000
Issuance of units consisting of 200 shares of
 common stock and warrants to purchase 134
 shares of common stock at $1.13 per share,
 August 1992, $225.00 per unit...............   308,000      1,540       344,960
Issuance of 480 units consisting of 200
 shares of common stock and 100 shares of
 Conditionally Redeemable Series A Preferred
 Stock, December 1992, $900.00 per unit......    96,000        480       215,520
Issuance of 480 units consisting of 200
 shares of common stock and 100 shares of
 Conditionally Redeemable Series A Preferred
 Stock, March 1993, $900.00 per unit.........    39,200        196        88,004
Payments related to issuance of common
 stock.......................................                           (102,908)
Accretion of preferred stock dividends.......                             (8,000)
Net loss.....................................
                                               ---------   -------   -----------   -----------   ----------   ---------
BALANCE AT JUNE 30, 1993.....................   959,200      4,796       902,446
Issuance of common stock and warrants to
 purchase 132,074 shares of common stock at
 $12.12 per share, August 1993...............    61,906        309       658,309
Exercise of warrants at $12.12 per share in
 January 1994................................    82,542        413       949,587
Issuance of 86 units consisting of 2,000
 shares of common stock, 1,000 shares of
 Conditionally Redeemable Series B Preferred
 Stock and warrants to purchase 2,000 shares
 of common stock at $12.50 per share,
 February 1994, $30,000.00 per unit..........   172,000        860     1,970,381

                                                                DEFICIT          TOTAL
                                                              ACCUM DURING   SHAREHOLDERS'
                                                 UNEARNED     DEVELOPMENT       EQUITY
                                               COMPENSATION      STAGE         (DEFICIT)
                                               ------------   ------------   -------------
Issuance of common stock for patent rights
 and cash, July 1990, $.0025 per share.......                                 $     1,000
Issuance of common stock for services and
 cash........................................                                      71,500
Issuance of units consisting of 2 shares of
 common stock and warrants to purchase 6
 shares of stock at $6.25 per share, May
 1991, $2.50 per unit........................                                     159,950
Net loss from July 23, 1990 through June 30,
 1992........................................                 $   (375,669)      (375,669)
                                                ---------     ------------    -----------
BALANCE AT JUNE 30, 1992.....................          --         (375,669)      (143,219)
Return of common stock to treasury, April
 1992 at no cost.............................                                        (206)
Reissuance of treasury shares for technology,
 April 1992..................................                                     103,206
Issuance of 32,000 warrants for technology,
 July 1992, exercise price of $2.50 per
 share.......................................                                      32,000
Issuance of units consisting of 200 shares of
 common stock and warrants to purchase 134
 shares of common stock at $1.13 per share,
 August 1992, $225.00 per unit...............                                     346,500
Issuance of 480 units consisting of 200
 shares of common stock and 100 shares of
 Conditionally Redeemable Series A Preferred
 Stock, December 1992, $900.00 per unit......                                     216,000
Issuance of 480 units consisting of 200
 shares of common stock and 100 shares of
 Conditionally Redeemable Series A Preferred
 Stock, March 1993, $900.00 per unit.........                                      88,200
Payments related to issuance of common
 stock.......................................                                    (102,908)
Accretion of preferred stock dividends.......                                      (8,000)
Net loss.....................................                   (1,819,277)    (1,819,277)
                                                ---------     ------------    -----------
BALANCE AT JUNE 30, 1993.....................                   (2,194,946)    (1,287,704)
Issuance of common stock and warrants to
 purchase 132,074 shares of common stock at
 $12.12 per share, August 1993...............                                     658,618
Exercise of warrants at $12.12 per share in
 January 1994................................                                     950,000
Issuance of 86 units consisting of 2,000
 shares of common stock, 1,000 shares of
 Conditionally Redeemable Series B Preferred
 Stock and warrants to purchase 2,000 shares
 of common stock at $12.50 per share,
 February 1994, $30,000.00 per unit..........                                   1,971,241

                          PRINCETON VIDEO IMAGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

     STATEMENTS OF CHANGES IN SHAREHOLDERS' (DEFICIT)/EQUITY -- (CONTINUED)

                                                                                     RELATED
                                                  COMMON STOCK                        PARTY          TREASURY STOCK
                                               -------------------   ADDITIONAL     NOTE AND     ----------------------
                                               NUMBER OF               PAID-IN     STOCK SUBSC   NUMBER OF
                                                SHARES     AMOUNT      CAPITAL     RECEIVABLE      SHARES      AMOUNT
                                               ---------   -------   -----------   -----------   ----------   ---------
Unearned compensation related to issuance of
 80,000 options, February 1994, exercise
 price of $11.25 per share...................                            360,000
Issuance of common stock on account, March
 1994, $12.50 per share......................    48,000        240       598,328   $  (598,568)
Issuance of common stock and warrants to
 purchase 450,000 shares of common stock at
 $12.50 per share, April 1994................   120,000        600     1,445,015
Issuance of common stock in April 1994 at
 $12.50 per share............................    24,000        120       299,880
Issuance of common stock in June 1994 at
 $15.00 per share............................    60,000        300       830,022
Amortization of unearned compensation related
 to issuance of options......................
Accretion of preferred stock dividends.......                            (29,000)
Net loss.....................................
                                               ---------   -------   -----------   -----------   ----------   ---------
BALANCE AT JUNE 30, 1994.....................  1,527,648     7,638     7,984,968      (598,568)         --           --
Issuance of common stock, warrants to
 purchase 70,000 shares of common stock at
 $15.00 per share and warrants to purchase
 70,000 shares of common stock at $20.00 per
 share, July 1994............................   140,000        700     2,082,600
Issuance of common stock in April 1995 at
 $12.50 per share............................    11,746         59       146,767
Exercise of warrants at $12.50 per share, May
 1995........................................   105,300        527     1,298,231      (124,000)
Compensation expense in connection with note
 receivable, May 1995........................                             24,800
Unearned compensation related to issuance of
 20,000 options, June 1995, exercise price of
 $15.00 per share............................                            120,000
Receipt of stock subscription receivable.....                                          598,568
Amortization of unearned compensation related
 to issuance of options......................
Accretion of preferred stock dividends.......                            (44,050)
Net loss.....................................
                                               ---------   -------   -----------   -----------   ----------   ---------
BALANCE AT JUNE 30, 1995.....................  1,784,694     8,924    11,613,316      (124,000)         --           --
Issuance of .041 units consisting of 2,000
 shares of common stock, 1,000 shares of
 Conditionally Redeemable Series B Preferred
 Stock and warrants to purchase 2,000 shares
 of common stock at $12.50 per share, October
 1995, $30,000.00 per unit...................        82          1         1,025
Issuance of common stock, October 1995,
 $12.50 per share............................       128          1         1,600
Issuance of common stock and warrants to
 purchase 10,932 shares of common stock at
 $12.50 per share, October 1995..............       888          4        11,096



                                                                DEFICIT          TOTAL
                                                              ACCUM DURING   SHAREHOLDERS'
                                                 UNEARNED     DEVELOPMENT       EQUITY
                                               COMPENSATION      STAGE         (DEFICIT)
                                               ------------   ------------   -------------
Unearned compensation related to issuance of
 80,000 options, February 1994, exercise
 price of $11.25 per share...................   $(360,000)
Issuance of common stock on account, March
 1994, $12.50 per share......................
Issuance of common stock and warrants to
 purchase 450,000 shares of common stock at
 $12.50 per share, April 1994................                                   1,445,615
Issuance of common stock in April 1994 at
 $12.50 per share............................                                     300,000
Issuance of common stock in June 1994 at
 $15.00 per share............................                                     830,322
Amortization of unearned compensation related
 to issuance of options......................      60,000                          60,000
Accretion of preferred stock dividends.......                                     (29,000)
Net loss.....................................                   (4,263,754)    (4,263,754)
                                                ---------     ------------    -----------
BALANCE AT JUNE 30, 1994.....................    (300,000)      (6,458,700)       635,338
Issuance of common stock, warrants to
 purchase 70,000 shares of common stock at
 $15.00 per share and warrants to purchase
 70,000 shares of common stock at $20.00 per
 share, July 1994............................                                   2,083,300
Issuance of common stock in April 1995 at
 $12.50 per share............................                                     146,826
Exercise of warrants at $12.50 per share, May
 1995........................................                                   1,174,758
Compensation expense in connection with note
 receivable, May 1995........................                                      24,800
Unearned compensation related to issuance of
 20,000 options, June 1995, exercise price of
 $15.00 per share............................    (120,000)
Receipt of stock subscription receivable.....                                     598,568
Amortization of unearned compensation related
 to issuance of options......................     180,000                         180,000
Accretion of preferred stock dividends.......                                     (44,050)
Net loss.....................................                   (3,441,669)    (3,441,669)
                                                ---------     ------------    -----------
BALANCE AT JUNE 30, 1995.....................    (240,000)      (9,900,369)     1,357,871
Issuance of .041 units consisting of 2,000
 shares of common stock, 1,000 shares of
 Conditionally Redeemable Series B Preferred
 Stock and warrants to purchase 2,000 shares
 of common stock at $12.50 per share, October
 1995, $30,000.00 per unit...................                                       1,026
Issuance of common stock, October 1995,
 $12.50 per share............................                                       1,601
Issuance of common stock and warrants to
 purchase 10,932 shares of common stock at
 $12.50 per share, October 1995..............                                      11,100

                 See accompanying notes to financial statements

                          PRINCETON VIDEO IMAGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

     STATEMENTS OF CHANGES IN SHAREHOLDERS' (DEFICIT)/EQUITY -- (CONTINUED)

                                                                                     RELATED
                                                  COMMON STOCK                        PARTY          TREASURY STOCK
                                               -------------------   ADDITIONAL     NOTE AND     ----------------------
                                               NUMBER OF               PAID-IN     STOCK SUBSC   NUMBER OF
                                                SHARES     AMOUNT      CAPITAL     RECEIVABLE      SHARES      AMOUNT
                                               ---------   -------   -----------   -----------   ----------   ---------
Exercise of warrants at $12.50 per share in
 October 1995................................     2,000         10        19,990
Issuance of common stock, February 1996,
 $17.50 per share............................   282,266      1,411     4,558,798
Issuance of 24,000 warrants to joint venture
 partner March 1996, exercise price of $15.00
 per share...................................                            120,000
Exercise of warrants at $1.13 per share,
 April 1996..................................       938          5         1,050
Exercise of warrants at $6.25 per share, May
 1996........................................   170,000        850     1,061,650
Issuance of 15,794 warrants for services
 performed during 1996, exercise price of
 $15.00 per share............................                             71,075
Amortization of unearned compensation related
 to issuance of options......................
Accretion of preferred stock dividends.......                            (44,050)
Net loss.....................................
                                               ---------   -------   -----------   -----------   ----------   ---------
BALANCE AT JUNE 30, 1996.....................  2,240,996    11,205    17,415,550      (124,000)         --           --
Exercise of warrants at $2.50 per share,
 August 1996.................................     8,000         40        19,960
Exercise of warrants at $2.50 per share,
 September 1996..............................     4,000         20         9,980
Exercise of warrants at $1.13 per share, May
 1997........................................    97,930        490       109,681
Issuance of common stock on account, May
 1997, $3.75 per share.......................   587,514      2,937     2,172,013    (1,264,485)
Issuance of 4,206 warrants for services
 performed during 1997, exercise price of
 $15.00 per share............................                             18,927
Accretion of preferred stock dividends.......                            (44,050)
Compensation expense associated with
 extension of employee stock options.........                            208,335
Net loss.....................................
                                               ---------   -------   -----------   -----------   ----------   ---------
BALANCE AT JUNE 30, 1997.....................  2,938,440    14,692    19,910,396    (1,388,485)
Receipt of proceeds from stock
 subscriptions...............................                                        1,264,485
Exercise of warrants at $2.50 per share, July
 1997........................................   262,000      1,310       653,690      (655,000)
Compensation expense in connection with notes
 receivable..................................                            360,250
Compensation expense related to issuance of
 20,000 options, September 30, 1997, exercise
 price of $2.50 per share....................                             80,000
Exercise of warrants at $1.13 per share, July
 1997........................................    51,062        255        57,189
Issuance of 36,970 shares with respect to
 anti-dilution rights in July 1997...........    36,970        185          (185)
Issuance of 20,000 warrants for services
 performed during 1997, exercise price of
 $4.50 per share.............................                             90,000



                                                                DEFICIT          TOTAL
                                                              ACCUM DURING   SHAREHOLDERS'
                                                 UNEARNED     DEVELOPMENT       EQUITY
                                               COMPENSATION      STAGE         (DEFICIT)
                                               ------------   ------------   -------------
Exercise of warrants at $12.50 per share in
 October 1995................................                                      20,000
Issuance of common stock, February 1996,
 $17.50 per share............................                                   4,560,209
Issuance of 24,000 warrants to joint venture
 partner March 1996, exercise price of $15.00
 per share...................................                                     120,000
Exercise of warrants at $1.13 per share,
 April 1996..................................                                       1,055
Exercise of warrants at $6.25 per share, May
 1996........................................                                   1,062,500
Issuance of 15,794 warrants for services
 performed during 1996, exercise price of
 $15.00 per share............................                                      71,075
Amortization of unearned compensation related
 to issuance of options......................     240,000                         240,000
Accretion of preferred stock dividends.......                                     (44,050)
Net loss.....................................                   (3,910,524)    (3,910,524)
                                                ---------     ------------    -----------
BALANCE AT JUNE 30, 1996.....................          --      (13,810,893)     3,491,862
Exercise of warrants at $2.50 per share,
 August 1996.................................                                      20,000
Exercise of warrants at $2.50 per share,
 September 1996..............................                                      10,000
Exercise of warrants at $1.13 per share, May
 1997........................................                                     110,171
Issuance of common stock on account, May
 1997, $3.75 per share.......................                                     910,465
Issuance of 4,206 warrants for services
 performed during 1997, exercise price of
 $15.00 per share............................                                      18,927
Accretion of preferred stock dividends.......                                     (44,050)
Compensation expense associated with
 extension of employee stock options.........                                     208,335
Net loss.....................................                   (5,730,661)    (5,730,661)
                                                ---------     ------------    -----------
BALANCE AT JUNE 30, 1997.....................                  (19,541,554)    (1,004,951)
Receipt of proceeds from stock
 subscriptions...............................                                   1,264,485
Exercise of warrants at $2.50 per share, July
 1997........................................
Compensation expense in connection with notes
 receivable..................................                                     360,250
Compensation expense related to issuance of
 20,000 options, September 30, 1997, exercise
 price of $2.50 per share....................                                      80,000
Exercise of warrants at $1.13 per share, July
 1997........................................                                      57,444
Issuance of 36,970 shares with respect to
 anti-dilution rights in July 1997...........                                          --
Issuance of 20,000 warrants for services
 performed during 1997, exercise price of
 $4.50 per share.............................                                      90,000

                 See accompanying notes to financial statements

                          PRINCETON VIDEO IMAGE, INC.
                         (A DEVELOPMENT STAGE COMPANY)

     STATEMENTS OF CHANGES IN SHAREHOLDERS' (DEFICIT)/EQUITY -- (CONTINUED)

                                                                                     RELATED
                                                  COMMON STOCK                        PARTY          TREASURY STOCK
                                               -------------------   ADDITIONAL     NOTE AND     ----------------------
                                               NUMBER OF               PAID-IN     STOCK SUBSC   NUMBER OF
                                                SHARES     AMOUNT      CAPITAL     RECEIVABLE      SHARES      AMOUNT
                                               ---------   -------   -----------   -----------   ----------   ---------
Issuance of 1,572 warrants for services
 performed during 1997, exercise price of
 $15.00 per share............................                              7,074
Exercise of warrants at $2.50 per share, July
 1997........................................    20,000        100        49,900
Issuance of 300,000 warrants in connection
 with October 1997 Bridge Financing, net.....                          1,479,822
Issuance of 4,600,000 shares of common stock
 at $7.00 per share in connection with the
 initial public offering, net of offering
 costs.......................................  4,600,000    23,000    28,889,033
Cash advanced for related party note
 receivable, December 1997...................                                         (169,498)
Exercise of bridge warrants in January,
 1998........................................   275,000      1,375         1,375
Compensation expense associated with the
 issuance of 9,600 options for consulting
 services in January 1998....................                             33,312
Accretion of preferred stock dividends.......                            (44,050)
Shares reacquired in connection with related
 party note receivable.......................    (9,920)       (50)     (123,950)      124,000
Net loss.....................................
                                               ---------   -------   -----------   -----------   ----------   ---------
BALANCE AT JUNE 30, 1998.....................  8,173,552   $40,867   $51,443,856   $  (824,498)         --           --
                                               =========   =======   ===========   ===========   ==========   =========



                                                                DEFICIT          TOTAL
                                                              ACCUM DURING   SHAREHOLDERS'
                                                 UNEARNED     DEVELOPMENT       EQUITY
                                               COMPENSATION      STAGE         (DEFICIT)
                                               ------------   ------------   -------------
Issuance of 1,572 warrants for services
 performed during 1997, exercise price of
 $15.00 per share............................                                       7,074
Exercise of warrants at $2.50 per share, July
 1997........................................                                      50,000
Issuance of 300,000 warrants in connection
 with October 1997 Bridge Financing, net.....                                   1,479,822
Issuance of 4,600,000 shares of common stock
 at $7.00 per share in connection with the
 initial public offering, net of offering
 costs.......................................                                  28,912,033
Cash advanced for related party note
 receivable, December 1997...................                                    (169,498)
Exercise of bridge warrants in January,
 1998........................................                                       2,750
Compensation expense associated with the
 issuance of 9,600 options for consulting
 services in January 1998....................                                      33,312
Accretion of preferred stock dividends.......                                     (44,050)
Shares reacquired in connection with related
 party note receivable.......................                                          --
Net loss.....................................                   (9,084,324)    (9,084,324)
                                                ---------     ------------    -----------
BALANCE AT JUNE 30, 1998.....................          --     $(28,625,878)   $22,034,347
                                                =========     ============    ===========

                 See accompanying notes to financial statements

PRINCETON VIDEO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS


1.    ORGANIZATION:

Princeton Video Image, Inc. ("the Company"), was incorporated on July 23, 1990 in the State of New Jersey. The Company has developed the L-VIS System which utilizes proprietary software and hardware to insert images into a live television sports broadcast so that the images appear to actually exist in the stadium where the game is being played. The Company is marketing this system to rightsholders for use in real time insertion of an image into television transmissions of a live sporting event. The Company intends to market its systems on a worldwide basis through licensing agreements or the formation of joint ventures.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DEVELOPMENT STAGE COMPANY
The accompanying financial statements have been prepared in accordance with the provisions of Statement of Financial Accounting Standard No. 7, "Accounting and Reporting by Development Stage Enterprises."

CASH AND CASH EQUIVALENTS
Cash and cash equivalents consist of petty cash on hand, checking accounts, money market funds, and all highly liquid debt instruments purchased with a maturity of three months or less.

INVESTMENTS
Investments in and the operating results of joint ventures in which the Company has a 50% interest or otherwise exercises significant influence are accounted for on the basis of the equity method of accounting.

PROPERTY AND EQUIPMENT
Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, principally three to seven years. Gains or losses on depreciable assets retired or sold are recognized in the statement of operations in the year of disposal.

INTANGIBLE ASSETS
Legal costs incurred to apply for patents are capitalized and amortized using the straight line method over an estimated useful life of 7 years.

INCOME TAXES
The Company accounts for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse.

PRINCETON VIDEO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)


REVENUE
Non-refundable license fees are recognized as revenue when earned, which is when all related commitments have been satisfied (see Note 5). Additionally, under the terms of certain existing agreements, the Company retains title to the L-VIS System and receives a non-refundable fee which reflects reimbursement for the construction cost of the system delivered to the licensee. These fees are recorded as license revenue on a straight-line basis over the shorter of the license term or useful life of the equipment.

Advertising revenue is recognized when earned, which is when the respective advertisements are inserted into a television broadcast.

RESEARCH AND DEVELOPMENT COSTS
Research and development costs are expensed as incurred. Costs associated with the development of the Company's proprietary computer system which are incurred prior to technological feasibility are recorded as research and development expenses.

PER SHARE DATA
In December 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128") to calculate net loss per share applicable to common stock. All prior periods presented have been retroactively restated to conform to the SFAS 128 requirements. SFAS 128 requires the presentation of basic and diluted per share amounts. Basic per share amounts are computed by dividing net loss applicable to common stock by the weighted average number of common shares outstanding during the period. Diluted per share amounts are computed by dividing net loss applicable to common stock by the weighted average number of common shares outstanding plus the dilutive effect of common share equivalents.

Since the Company incurred net losses for all periods presented, both basic and diluted per share calculations are the same. Accordingly, options and warrants to purchase 2,519,637 and 2,321,574 shares of common stock that were outstanding at June 30, 1998 and 1997, respectively, were not included in diluted per share calculations, as their effect would be antidilutive.

RISKS AND UNCERTAINTIES
The Company is subject to a number of risks common to companies in similar stages of operations including, but not limited to, the lack of assurance of the marketability of the product, the need to raise additional funds, the risk of technological obsolescence and the limited source of supply of certain components of the L-VIS System. In addition, to the extent that the Company's internally designed software applications, computer systems and operations and/or its external suppliers and outside broadcasters are not Year 2000 compliant, the planned operations of the Company could be significantly disrupted. This disruption could have a material adverse effect on the Company's business, financial conditions and planned results of operations.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

PRINCETON VIDEO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NEW PRONOUNCEMENTS
The Financial Accounting Standards Board issued Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("SFAS 130") in June 1997. Comprehensive income represents the change in net assets of a business enterprise as a result of nonowner transactions. Management does not believe that the future adoption of SFAS 130 will have a material effect on the Company's financial position and results of operations. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The Company will adopt SFAS 130 for the year ending June 30, 1999.

Also in June 1997, the Financial Accounting Standards Board issued Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 requires that a business enterprise report certain information about operating segments, products and services, geographic areas of operation, and major customers in complete sets of financial statements and in condensed financial statements for interim periods. SFAS 131 is effective for fiscal years beginning after December 15, 1997. The Company will adopt SFAS 131 for the year ending June 30, 1999.

In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" ("SFAS" No. 121"). SFAS No. 121, effective for the Company's fiscal year 1997, established criteria for recognizing, measuring and disclosing impairments of long-lived assets, including intangibles and goodwill. The adoption of SFAS No. 121 has not had a significant impact on the Company's results of operations, financial position or cash flows.

3.     RESTRICTED MARKETABLE SECURITIES HELD TO MATURITY:

At June 30, 1998, the Company had investments in U.S. Treasury Notes which, at the time of purchase, had a maturity greater than three months but less than one year and are restricted as to use under the terms of two existing letters of credit. The Company intends to hold these debt instruments to maturity and has, accordingly, classified them as marketable securities held to maturity at their amortized cost basis. Unrealized holding losses totaled $2,334 at June 30, 1998.

4.    INVESTMENTS IN JOINT VENTURES:

In 1993, the Company formed a joint venture, Publicidad Virtual S.A. de C.V., ("Publicidad"), with Presencia en Medios, S.A. de C.V. ("Presencia"), a Mexican corporation, for purposes of marketing the Company's technology in Latin America and the Spanish language markets in the Caribbean basin. The Company and Presencia each own 50% of the voting shares and share equally in the net earnings of Publicidad. At June 30, 1998, the Company's investment in Publicidad amounted to $0, reflecting the Company's equity in Publicidad. The Company has not recognized losses in excess of its investment in Publicidad as it has no commitment to fund Publicidad's operations.

Under the terms of the joint venture agreement, Presencia manages the day-to-day operations of Publicidad and is obligated to make such loans or additional contributions as are necessary to carry out the business. The Company has no further obligation to the joint venture. In 1994, Publicidad, through additional contributions made by Presencia, paid the Company $2,000,000 for an exclusive, royalty-free license granting Publicidad the right to commercially market the Company's technology in Latin America and the Spanish-speaking Caribbean. (See
Note 5).

PRINCETON VIDEO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5.    LICENSE FEES:

In connection with the Publicidad joint venture, the Company received a non-refundable fee of $2,000,000. The Company recognized 50% of this fee ($1,000,000 based upon its percentage ownership in Publicidad) in 1996 when all the deliverables as defined in the agreement were met. The Company recognized an additional $100,000 of license fees as revenue in both 1997 and 1998. The remaining $800,000 of unearned revenue, of which $100,000 is included in current liabilities and the remainder in long-term at June 30, 1998, is being amortized into income over a 10 year period which began on July 1, 1996.

Under the terms of certain existing agreements, the Company retains title to the L-VIS System and receives a non-refundable fee which reflects the construction cost of the L-VIS system delivered to the licensee. These fees are recorded as license revenue on a straight-line basis over the shorter of the license term or the useful life of the equipment. Amortization of license revenue related to these agreements amounted to $271,223 and $30,526 for the years ended June 30, 1998 and 1997, respectively. The remaining unearned revenue related to these agreements was $343,244 at June 30, 1998, of which $169,164 is current.



6.    PROPERTY AND EQUIPMENT:

The costs and accumulated depreciation of property and equipment at June 30, 1998 is summarized as follows:



     Furniture and fixtures                                $   197,028
     Leasehold improvements                                     29,053
     Office equipment                                        1,070,274
     L-VIS Systems                                           1,705,150
     Research and development equipment and software           484,831
     Spare parts                                               711,618
                                                           -----------

          Total property and equipment                       4,197,954

     Less:  accumulated depreciation                        (1,650,470)
                                                           -----------

     Property and equipment, net                           $ 2,547,484
                                                           ===========


Depreciation expense amounted to $793,043 and $478,982 for the years ended June 30, 1998 and 1997, respectively.

PRINCETON VIDEO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)


7.    INTANGIBLE ASSETS:

The costs and accumulated amortization at June 30, 1998 is summarized as follows:



     Patents                               $ 182,358
     Patent Applications in Progress         453,709
                                           ---------

          Total Intangible Assets            636,067

     Less:  accumulated amortization        (142,831)
                                           ---------

     Intangible Assets, net                $ 493,236
                                           =========


Amortization expense amounted to $76,143 and $57,490 for the years ended June 30, 1998 and 1997, respectively. On May 6, 1997 the Company was granted a patent relating to a pattern recognition system to detect specific objects in a video field.



8.    INCOME TAXES:

Temporary differences which give rise to significant deferred tax assets and liabilities at June 30, 1998 are as follows:



     Deferred tax assets:
       Capitalized start-up costs                   $   423,046
       Fixed assets                                     110,701
       Deferred revenue and other                       453,811
       Net operating loss carryforwards               6,602,623
       State taxes                                    1,974,890
       Valuation allowance - Federal                 (7,426,697)
       Valuation allowance - State                   (1,974,890)
                                                    -----------

               Total deferred tax assets                163,484

     Deferred tax liabilities:
       Intangibles                                      163,484
                                                    -----------

               Total deferred tax liabilities           163,484
                                                    -----------

                  Net deferred taxes                $         0
                                                    ===========

PRINCETON VIDEO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Due to the uncertainty of the realization of the deferred tax assets, a full valuation allowance has been provided.

As of June 30, 1998, the Company has net operating loss carryforwards for U.S. federal income tax purposes of approximately $19,400,000 which expire in the years 2006 through 2013. The timing and manner in which the net operating loss carryforwards may be utilized in any year by the Company will be severally limited by Internal Revenue Code Section 382.



9.    BRIDGE FINANCING:

In October 1997, the Company entered into a $3,000,000 Bridge Financing arrangement whereby the Company issued 30 units, each unit consisting of i) one promissory note payable with a principal amount of $100,000 and bearing interest at 10% and ii) warrants with a five year term to purchase 10,000 shares of common stock at an exercise price of $.01 per share. The promissory notes matured and warrants became fully vested upon the consummation of the initial public offering of the Company's common stock in December 1997. The fair value of the warrants, which approximated $1,647,000 at the closing date, was recorded as an increase to additional paid-in capital. Upon maturity of the promissory notes, the Company remitted the $3,000,000 principal balance and approximately $59,000 of accrued interest. The difference between the $3,000,000 of proceeds received from the Bridge Financing and the $1,353,000 of the proceeds allocated to the promissory notes was amortized to interest expense over the term of the promissory notes. Additionally, the Company incurred approximately $270,000 of commissions and fees in connection with the Bridge Financing which were deferred and amortized over the term of the promissory notes.



10.   COMMON AND PREFERRED STOCK:

COMMON STOCK

Pursuant to its Restated Certificate of Incorporation, the Company is prohibited from paying any dividends on the Common Stock until all accumulated dividends in respect of the Series A Preferred Stock and Series B Preferred Stock have been paid.

In May 1995, certain investors in the Company, which included a member of the Company's current Board of Directors, signed notes ("the Notes") for $124,000 in consideration for amounts owed under a stock subscription agreement. The underlying shares of common stock were held by the transfer agent awaiting payment of the Note. These Notes contained no recourse provisions by which the Company could enforce collection and, accordingly, a $24,800 charge to general and administrative expense was recorded in fiscal year 1995 for the excess of the fair value of the Company's common stock in May 1995 over the purchase price of the common stock associated with the underlying subscription agreement. Additionally, the Company did not receive amounts owed upon the maturity of the Notes in May 1997. The Notes were renewed in May 1997 and in March 1998, an agreement was reached between the investors and the Company whereby the Notes were canceled and the 9,920 underlying shares of

PRINCETON VIDEO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

common stock were released by the transfer agent.

In February 1996, the Company issued 282,266 shares of common stock in a private placement offering (the "February 1996 Offering") for $17.50 per share and received proceeds of $4,560,209.

In May 1997, in order to raise funds to meet current obligations, the Company issued 587,514 shares of common stock in a special rights offering ("the Rights Offering") whereby existing shareholders could purchase one share of common stock at $3.75 per share for every four shares of common stock held. The Company received proceeds of $910,465 and stock subscriptions receivable totaling $1,264,485. Prior to the Rights Offering, warrantholders exercised 97,930 warrants at $1.13 per share in order to increase their participation in the Rights Offering. All outstanding stock subscriptions receivable were remitted to the Company in the first fiscal quarter of 1998.

In July 1997, certain investors in the Company, which included a member of the Company's current Board of Directors signed notes (`the July Notes") for $60,263 in consideration for amounts owed under the Rights Offering stock subscription agreement. The July Notes which bore an interest rate of 9% and a maturity date of July 1997, contained no recourse provisions by which the Company could enforce collection. However, no charge was recorded in July 1997, as the fair value of the Company's common stock in July 1997 approximated the purchase price of the common stock associated with the Rights Offering subscription agreement. The July Notes plus all accrued interest were repaid in full in December 1997.

On September 3, 1997, in preparation for the planned initial public offering of the Company's common stock, the Board of Directors of the Company declared a 2 for 1 stock split of the Company's common stock. All references in the financial statements to share and per share numbers and amounts and warrant and option data have been restated to give retroactive effect to the stock split.

On December 16, 1997, the Company completed its initial public offering of 4,000,000 shares of its common stock at a price of $7.00 per share (the "Offering"). The net proceeds from the Offering, after deducting underwriting discounts and commissions and estimated expenses payable by the Company were approximately $25,050,000. Additionally, in connection with the underwriting services provided in the Offering, the underwriters received warrants with a five year term to purchase 400,000 shares of common stock at an exercise price of $8.40.

On December 31, 1997, the Company issued 600,000 shares of common stock at $7.00 per share to the underwriters of the Offering pursuant to the exercise of an over-allotment option granted in connection with the Offering. The net proceeds from the exercise of this option, after deducting underwriting discounts and commissions and estimated expenses payable by the Company were approximately $3,900,000.

PRINCETON VIDEO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)


PREFERRED STOCK

The Company is authorized to issue up to 1,000,000 shares of the preferred stock in one or more series. The Company's Board of Directors is authorized to fix the relative rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, terms of redemption, redemption prices, liquidation preferences, the number of shares constituting any series and the designation of such series. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of the Company's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock, including the loss of voting control. Other than the shares of Series A Preferred Stock and Series B Preferred Stock, there are no shares of preferred stock currently issued and outstanding.


Series A Preferred Stock

The Company has issued a total of 67,600 shares of Series A Redeemable Preferred Stock with a par value of $4.50 per share and a six percent per annum dividend rate. Dividends shall be paid either in cash or common stock of the Company. The Company has the right at any time after the date of original issuance of the Series A Preferred Stock to redeem the Series A Preferred Stock in whole or in part at a price of $4.50 per share plus all accrued but unpaid dividends. The Company is required to redeem this preferred stock in cash at par plus all accrued but unpaid dividends from thirty percent of the amount by which the Company's annual net income after taxes exceeds $5,000,000.

Dividends on the shares of Series A Preferred Stock are cumulative and must be paid in the event of liquidation and before any distribution to holders of common stock. Cumulative dividends in arrears at June 30, 1998 totaled $99,250 (or $1.47 per share).

The Series A Preferred Stock has no liquidation preference, no conversion rights and no registration rights.

Series B Preferred Stock

The Company has issued a total of 86,041 shares of Series B Redeemable Preferred Stock with a par value of $5.00 per share and a six percent per annum dividend rate. Dividends shall be paid either in cash or common stock of the Company. The Company has the right at any time after the date of original issuance of the Series B Preferred Stock, but subject to the prior redemption of all of the Series A Preferred Stock, to redeem the Series B Preferred Stock in whole or in part at a price of $5.00 per share plus all accrued but unpaid dividends. The Company is required, subject to the prior redemption of all of the Series A Preferred Stock, to redeem this preferred stock in cash at par plus all accrued but unpaid dividends from twenty percent of the amount by which the Company's annual net income after taxes in any year exceeds $5,000,000.

Dividends on the shares of Series B Preferred Stock are cumulative and must be paid in the event of liquidation and before any distribution to holders of common stock. No

PRINCETON VIDEO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

dividends may be paid with respect to this stock until all cumulative dividends in respect of Series A Preferred Stock have been paid. Cumulative dividends in arrears at June 30, 1998, totaled $113,950 (or $1.32 per share).

The Series B Preferred Stock has no liquidation preference, no conversion rights and no registration rights.

Changes in the preferred stock accounts were as follows:


                                                   Series A                     Series B
                                           Number of                   Number of
                                            Shares        Amount         Shares         Amount        Total
                                        -------------  ------------  --------------  ------------  ------------
Balance at June 30, 1992

Stock issued for cash, December 1992         48,000       $216,000                                    $216,000
Stock issued for Cash, March 1993            19,600         88,200                                      88,200
Accretion of preferred stock dividends                       8,000                                       8,000
                                             ------       --------                                    --------

Balance at June 30, 1993                     67,600        312,200                                     312,200
                                             ------       --------       -------       --------       --------

Stock issued for cash, February 1994                                      86,000       $430,000        430,000

Accretion of preferred stock dividends                      18,250                       10,750         29,000
                                             ------       --------       -------       --------       --------

Balance at June 30, 1994                     67,600        330,450        86,000        440,750        771,200
                                             ------       --------       -------       --------       --------

Accretion of preferred stock dividends                      18,250                       25,800         44,050
                                             ------       --------       -------       --------       --------

Balance at June 30, 1995                     67,600        348,700        86,000        466,550        815,250
                                             ------       --------       -------       --------       --------

Stock issued for cash, September 1995                                         41            205            205

Accretion of preferred stock dividends                      18,250                       25,800         44,050
                                             ------       --------       -------       --------       --------

Balance at June 30, 1996                     67,600        366,950        86,041        492,555        859,505
                                             ------       --------       -------       --------       --------

Accretion of preferred stock dividends                      18,250                       25,800         44,050
                                             ------       --------       -------       --------       --------

Balance at June 30, 1997                     67,600        385,200        86,041        518,355        903,555
                                             ------       --------       -------       --------       --------

Accretion of preferred stock dividends                      18,250                       25,800         44,050
                                             ------       --------       -------       --------       --------

Balance at June 30, 1998                     67,600       $403,450        86,041       $544,155       $947,605
                                             ======       ========       =======       ========       ========

PRINCETON VIDEO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)



CO-INVESTMENT RIGHTS, ANTI-DILUTION RIGHTS AND RIGHT OF FIRST REFUSAL

In connection with the August 1993 Offering, the Company granted anti-dilution rights to Presencia with respect to any offering of common stock issued at a price less than the per share purchase price paid by Presencia in the August 1993 Offering. Such rights allow Presencia to receive a sufficient number of shares of common stock to allow Presencia to maintain its percentage ownership interest in the Company for no additional consideration. Pursuant to these anti-dilution rights and the Rights Offering in May 1997, Presencia was entitled to be issued an additional 36,970 shares of common stock for no additional consideration. These shares were issued to Presencia in July 1997 and were accounted for as a cost of the Rights Offering. This anti-dilution right terminated upon the initial public offering of the Company's common stock in December 1997.

In connection with the July 1994 offering of common stock and warrants to Blockbuster Entertainment Corporation ("Blockbuster"), the Company granted co-investment rights to Blockbuster with respect to certain offerings of securities by the Company. Such rights allowed Blockbuster to purchase, on terms at least as favorable as those on which the offered securities were to be sold, a sufficient number of the offered securities to allow Blockbuster to maintain its percentage ownership interest in the Company. This coinvestment right terminated with the initial public offering of the Company's common stock in December 1997.

Additionally, pursuant to the July 1994 offering of Common Stock and warrants to Blockbuster, the Company granted Blockbuster the right to purchase all, but not less than all, of certain securities offered to a third party or parties for the purchase price at which the securities were offered to the third party or parties. This right did not apply to certain offers of securities by the Company, including offers which the Company makes for strategic business purposes relating to the Company's business, technology or products. This right of first refusal terminated upon the initial public offering of the Company's common stock in December 1997.

WARRANTS AND OPTIONS:

WARRANTS

The Company had outstanding a total of 1,202,130 warrants to purchase common stock at June 30, 1998. The exercise prices range from $2.50 to $20.00 per share and the expiration of such warrants range from 1997 to 2002. The following is a description of warrant activity to date:

In connection with the May 1991 issuance of common stock, the Company issued warrants with a five-year term to purchase 192,000 shares of common stock at an exercise price of $6.25 per share. In May 1996, warrants for 170,000 shares of common stock were exercised and the remainder expired.

PRINCETON VIDEO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

In August 1991, warrants with a five year term to purchase 8,000 shares of common stock at an exercise price of $2.50 per share were granted as consideration for consulting services provided to the Company. These warrants were exercised in August 1996.

In September 1991, warrants with a five year term to purchase 4,000 shares of common at an exercise price of $2.50 per share were granted to an outside director. These warrants vested ratably over the period September 1991 through September 1993 and expire five years after the vesting date. These warrants were exercised in September 1996.

In November 1991, warrants with a five year term to purchase 80,800 shares of common stock at an exercise price of $2.50 per share were granted to an employee of the Company. These warrants vested as follows: (i) 20,000 in November 1991,
(ii) 13,600 each in November 1992, November 1993 and November 1994 and (iii) 20,000 in September 1993. Each series of warrants expires five years after the applicable vesting date. 20,000 and 13,600 of these warrants expired in November 1996 and 1997, respectively.

In July 1992, warrants with a five year term to purchase 262,000 shares of common stock at an exercise price of $2.50 per share were issued to two employees of the Company. These warrants were exercised in July 1997 (see Note
10).

In July 1992, warrants with a five year term to purchase 32,000 shares of common stock at an exercise price of $2.50 per share were issued to David Sarnoff Research Center, Inc. The estimated fair value of the warrants of $32,000 was recorded as research and development expense in fiscal year 1993. These warrants expired in July 1997.

In July 1992, warrants with a five year term to purchase 20,000 shares of common stock at an exercise price of $2.50 per share were issued to a financial advisor in connection with the August 1992 and December 1992 equity offerings. These warrants were exercised in July 1997.

In July 1992, warrants with a five year term to purchase 30,000 shares of common stock at an exercise price of $1.13 per share were issued to a financial advisor in connection with August and December 1992 equity offerings. In May 1997 and July 1997, respectively, warrants for 14,850 and 15,150 shares of common stock were exercised.

In connection with the August 1992 issuance of common stock, the Company issued warrants with a five year term to purchase 206,360 shares of common stock at an exercise price of $1.13 per share. In May 1997 and April 1996, respectively, warrants for 83,080 and 938 shares of common stock were exercised. The remaining warrants expired in August 1997.

In connection with the August 1993 issuance of common stock, the Company issued warrants with a one year term to purchase 132,074 shares of common stock at an exercise price of $12.12 per share. In January 1994, warrants for 82,542 shares of

PRINCETON VIDEO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

common stock were exercised. The remaining warrants expired in August 1994.

In connection with the February 1994 issuance of common stock and Series B Preferred Stock, the Company issued warrants to purchase 172,000 shares of common stock at an exercise price of $12.50 per share. In May 1995 and October 1995, warrants for 105,300 and 2,000 shares of common stock were exercised, respectively. The remaining warrants for 64,700 shares of common stock have expired.

In connection with the April 1994 issuance of common stock, the Company issued warrants with a five year term to purchase 450,000 shares of common stock at an exercise price of $12.50 per share.

In connection with the July 1994 issuance of common stock to Blockbuster Entertainment Corporation ("Blockbuster"), the Company issued warrants with a five year term to purchase 70,000 shares of common stock at an exercise price of $15.00 per share. Additionally, the Company granted warrants to purchase 70,000 shares of common stock at an exercise price of $20.00 per shares. These warrants vest upon the future occurrence of any of the following events: (i) Blockbuster provides consulting services to the Company which materially enhances the Company's technology relating to real time insertion; (ii) Blockbuster and the Company enter into a joint venture for the purpose of exploiting the Company's system in the entertainment industry for non-television applications; or (iii) the Miami Dolphins are the first National Football League team to support the use of the Company's system in connection with broadcast of its games. These warrants expire three years after the vesting date.

In April 1995, warrants with a five year term to purchase 29,200 shares of common stock at an exercise price of $13.75 per share were issued to a financial advisor in connection with the February 1994 equity offering. Additionally, warrants with a five year term to purchase 6,000 shares of common stock at an exercise price of $16.50 per share were issued to the same financial advisor in connection with the April 1994 equity offering. These warrants expire five years after the closing date of the related offering.

In October 1995, in connection with the exercise of Presencia's co-investment rights in common stock and Series B Preferred Stock, the Company issued to Presencia warrants with a one year term to purchase 82 shares of common stock at an exercise price of $12.50 per share. These warrants expired in fiscal year 1996. Additionally, the Company issued to Presencia warrants with a five year term to purchase 10,932 shares of common stock at an exercise price of $12.50 per share. These warrants expire in April 1999.

In February 1996, warrants with a five year term to purchase 28,226 shares of common stock at an exercise price of $19.25 per share were issued to the underwriter of the February 1996 equity offering.

In March 1996, warrants with a five year term to purchase 24,000 shares of common stock at an exercise price of $15.00 were issued to Presencia as consideration for costs incurred by Presencia relating to the License Agreement between the Company and

PRINCETON VIDEO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Presencia. The estimated fair value of the warrants of $120,000 was recorded as general and administrative expenses in fiscal year 1996.

During 1997 and 1996, respectively, the Company issued warrants with a five year term to purchase 4,206 and 15,794 shares of common stock at an exercise price of $15.00 as consideration for consulting services provided to the Company. The estimated fair value of the warrants of $18,927 and $71,075 was recorded as general and administrative expense in fiscal year 1997 and 1996, respectively.

In September 1997, warrants with a five year term to purchase 1,572 shares of common stock at an exercise price of $15.00 per share were issued in settlement of an obligation of $7,074 accrued at June 30, 1997 relating to consulting services provided to the Company.

In September 1997, warrants with a three year term to purchase 20,000 shares of common stock at an exercise price of $4.50 per share were issued in settlement of an obligation of $90,000 accrued during 1996, when the consulting services were provided to the Company.

In October 1997, the Company issued warrants with a five year term to purchase 300,000 shares of common stock at an exercise price of $0.01 per share in connection with a Bridge Financing (see Note 9). As of June 30, 1998, 275,000 of these warrants had been exercised.

On May 28, 1998, the Board of Directors of the Company approved a modification of the terms of certain outstanding warrants. The modification, which affected approximately 548,358 warrants, reduced the exercise price of such warrants to $8.00 per share and extended the exercise period for an additional five years.

STOCK OPTION PLAN

The Company adopted a Stock Option Plan (the "Plan") in July 1993 for employees, officers, directors, consultants and independent contractors of the Company. The Plan initially reserved 360,000 shares of common stock for issuance upon the exercise of stock options. The Plan was amended in 1995, 1996 and 1997 to reserve additional shares. As of June 30, 1998, 1,560,000 shares were reserved for the Plan.

The Plan is administered by the Board of Directors, which determines the distribution of all options. The Plan provides for the granting of options intended to qualify as "incentive stock options" ("ISOs") as defined in Section 422A of the Internal Revenue Code of 1986, as amended, and non-qualified stock options ("NQSOs") to key employees of the Company as well as NQSOs to non-employee directors, independent contractors and consultants who perform services for the Company. The exercise price of all ISOs granted under the Plan may not be less than the fair market value of the shares at the time the option is granted. Options may be for a period of not more than

PRINCETON VIDEO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

ten years from the date of grant and generally vest ratably over a three year period. Options are not assignable or otherwise transferable except by will or the laws of descent and distribution.


Information with respect to options under the Plan is as follows:

                                                                                                  Weighted             Weighted
                                                                                                  Average               Average
                                                          Number of                              Exercise             Fair Value
                                       Available           Options          Option Price         Price per            Per Option
                                       for Grant         Outstanding             Range              Share               Granted
                                       ---------         -----------        ------------         ---------            ----------

Balance at June 30, 1996                35,366              624,634         $10.00-$17.50         $13.77
                                       -------            ---------

Authorized                             900,000
Granted                               (638,040)             638,040                                 $18.85               $ 16.57
Exercised                                   --                   --                                     --
Forfeitures                            161,750             (161,750)                                $15.90
                                       -------            ---------


Balance at June 30, 1997               459,076            1,100,924         $10.00-$20.00           $16.38
                                       -------            ---------

Authorized
Granted                               (356,290)             356,290                                 $ 7.97                $ 3.39
Exercised                                   --                   --
Forfeitures                            139,707             (139,707)                                $18.48
                                       -------            ---------

Balance at June 30, 1998               242,493            1,317,507         $2.50-$17.50            $ 8.35
                                       =======            =========


Exercisable at June 30, 1998                                850,938                                 $ 8.60
Exercisable at June 30, 1997                                559,788                                 $13.93


The weighted average remaining contractual lives of outstanding options at June 30, 1998 was 6.1 years.

The Company applies the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation has been recognized in the financial statements with respect to options and warrants issued with an exercise price at or above the fair market value of the stock on the grant date. Had compensation costs for such options and warrants been determined based on the fair value approach promulgated by Statement of Financial Standards No. 123 "Accounting for Stock Based Compensation", the Company's net loss applicable to Common Stock

PRINCETON VIDEO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

would have been increased to $(14,098,692) ($(2.39) per share) and $(8,018,443) ($(3.50) per share) for the years ended June 30, 1998 and June 30, 1997, respectively.

The pro forma compensation expense of $4,970,318 and $2,243,732 for 1998 and 1997, respectively, was calculated on the fair value of each option using the minimum value method for those options issued prior to October 17, 1997 (the date of initial filing with the SEC) and using the Black Scholes method for those options issued on October 17, 1997 and later. The following weighted average assumptions were used in the calculations:

                                    1998               1997
                                 ---------          ---------

Risk free interest rate               6.10%              6.50%

Expected option lives            6.1 years          9.5 years

Expected volatility               62.0% **                  0

       ** For options granted October 17, 1997 and later


In connection with certain options granted in February 1994 relating to a consulting services agreement with a member of the Company's current Board of Directors, the Company recorded unearned compensation expense in the amount of $360,000. This unearned compensation was amortized over the 24 month vesting period. In connection with certain options granted in June 1995 relating to a consulting services agreement, the Company recorded unearned compensation in the amount of $120,000, which was expensed when the service was provided in 1996. During 1997, the Company extended the terms of certain options issued to employees. As a result, the Company recorded a charge of $208,335, which represents the fair value of the Company's common stock at the new measurement date in excess of the exercise price of the underlying option.

In September 1997, the Company granted 20,000 fully vested options with an exercise price of $2.50 per share to an employee to replace certain warrants which had expired in 1996. As a result, the Company recorded a charge of $80,000 in September 1997 which represents the fair value of the stock in excess of the exercise price of the option.

On October 1, 1997, the Board of Directors of the Company approved a modification of the terms of all stock options held by individuals who, as of that date, were current employees of the Company, except executive officers. The modification, which affected approximately 320,380 options, reduced the exercise price of such options to $8.00 per share. No compensation expense was recorded in connection with this transaction as the exercise price of such options exceeded the fair market value of the Company's stock on the date of this transaction.

PRINCETON VIDEO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)


In January 1998, the Board of Directors of the Company approved the creation of an employee bonus pool of 100,000 incentive stock options, pursuant to the Company's Stock Option Plan to be awarded during calendar year 1998, on a discretionary basis, in recognition of extraordinary performance.


In January 1998, the Board of Directors of the Company approved the grant of options with a ten year term to purchase up to 59,600 shares of common stock to a third party consultant. Of those options granted, 9,600 were fully vested upon grant in consideration for consulting services previously rendered. Accordingly, the Company recorded a charge of $33,312 in the third quarter of 1998 which represents the fair value of the vested options. The remaining 50,000 options will vest upon the earlier of i) the consultant providing ten years of continued consulting services or ii) the attainment of certain performance criteria. Charges for such unvested options will be recorded in proportion to progress made on such performance criteria. There was no charge recorded in fiscal year 1998 for the unvested portion of this option grant.

On May 28, 1998, the Board of Directors of the Company approved a modification of the terms of certain stock options held by individuals who, as of that date, were current officers or directors of the Company. The modification, which affected approximately 350,000 options, reduced the exercise price of such options to $8.00 per share. No compensation expense was recorded in connection with this transaction as the exercise price of such options exceeded the fair market value of the Company's stock on the date of this transaction.

11.   COMMITMENTS AND CONTINGENCIES:

GE AGREEMENT
In July 1991, the Company entered into a license agreement with General Electric Company ("GE") granting to the Company a non-exclusive license for use of certain of GE's intellectual property. This agreement expired in July 1996 and in November 1997 the Company negotiated a new agreement with GE. This agreement, which is retroactive to July 1996, has a five-year term.

Under the terms of the license agreement, the Company would pay royalties to GE based upon the Company's gross revenues. All royalties accrue as earned and are payable semi-annually. As of July 30, 1998, the amount accrued under this agreement was not material.

SARNOFF AGREEMENT
The Company entered into an agreement with David Sarnoff Research Center, Inc. ("Sarnoff") in November 1990, which was amended in August 1991 and June 1995, granting the Company an exclusive, worldwide license for use of the proprietary Pyramid Image Processing technology developed by Sarnoff in the fields of television advertising and for any purpose for television programming involving sports. The Company may terminate this agreement at any time after the earlier of the date on which the Company's cumulative gross revenues reach $20,000,000 or January 1, 1999.

PRINCETON VIDEO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Under terms of this agreement, the Company will pay royalties of between 3% and 5% to Sarnoff, based upon the Company's gross revenues. All royalties shall accrue as earned, but no payments are required to be made until the earlier of the date on which cumulative gross revenues reach twenty million dollars or January 1, 1999. Commencing on January 1, 1999, minimum quarterly royalties of $100,000 shall be paid by the Company to Sarnoff. At June 30, 1998 and 1997, respectively, the amounts accrued under this agreement were not material.


THESEUS AGREEMENT
In December 1995, the Company entered into a license agreement with Theseus Research, Inc. ("Theseus") whereby the Company was granted a non-exclusive worldwide license, without the right of sublicense, to use Theseus technology in its system. During the term of the license, the Company will pay royalties of between .05% and .20% of net sales on a quarterly basis. The agreement terminates with the expiration of the last of the patents included in the licensed technology. At June 30, 1998 the amount accrued under this agreement was not material.


GDM AGREEMENT
In December 1995, the Company entered into a license and association agreement with Gerencia de Medios, S.A., ("GDM"), a subsidiary of Prisa, a Spanish media company. The purpose of this association was to allow GDM to market and use the Company's system in sports broadcasts in Spain and Portugal throughout a trial period, which expired in December 1996.

Under the terms of the association, GDM paid the Company $500,000 in license and royalty fees, $200,000 of which was refundable if GDM was unable to use the Company's system during the trial period because of patent infringement on third parties. The remaining $300,000 was a deposit paid by GDM for use of the Company's system which must be refunded to GDM. GDM sought a refund of the license and royalty fee it previously paid to the Company asserting, as one reason, its receipt of a letter from an affiliate of Symah Vision-SA ("Syman"), a competitor of the Company, asserting that use of the L-VIS System in Spain would infringe one of Symah's patents. Both GDM and the Company were advised by European patent counsel that use of the L-VIS System would not infringe Symah's patent.

In November 1997 the Company settled its dispute with GDM concerning amounts owed by the Company to GDM under the terms of their association agreement. GDM returned the L-VIS system equipment to the Company in January 1998 in exchange for a $365,000 payment to GDM from the Company. The remaining $135,000 of the original $500,000 received from GDM was recorded as license revenue by the Company in the second quarter 1998.

PRINCETON VIDEO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)


D&D ENTERTAINMENT

In May 1997, the Company signed a non-binding letter of intent with D&D Entertainment Group N.V. of Belgium ("D&D") for purposes of marketing the Company's technology in the Benelux region of Europe. Under the terms of this letter of intent, the Company received $250,000 of advanced licensing fees which were held as customer deposits pending the decision of D&D and the Company to enter into a definitive agreement. Between May 1997 and May 1998, D&D used the L-VIS System on a trial marketing basis in connection with a subsidiary company of D&D called Mobilis.

In May 1998 the Company entered into a definitive agreement with D&D under the terms of which the Company paid D&D $250,000 held on deposit, in exchange for the return of the L-VIS System. The Company agreed to pay an additional $50,000 as consideration for the purchase of certain assets of D&D pending a determination of their fair market value, use of office space for a period of six months, and the rights to hire two D&D technicians trained in the operation of the L-VIS System.

LEASES

The Company leases its primary office space under operating leases. In July 1997, the Company entered into a three-year operating lease for office space in New York City. In October 1997, the Company entered into a five-year operating lease agreement for its new office headquarters in Lawrenceville, New Jersey. Rent and equipment lease expense for the years ended July 30, 1998 and 1997 was $395,979 and $141,415, respectively.

Future minimum rent and lease payments are as follows:

                              1999          $  342,632
                              2000             342,632
                              2001             218,714
                              2002             205,032
                              2003              51,258
                        Thereafter                  --
                                            ==========
      Total minimum lease payments          $1,160,268
                                            ==========

Under the terms of the three year lease signed in 1997 for the New York facility, the Company is required to maintain an irrevocable, unconditional $70,000 letter of credit throughout the term of the lease. Under the terms of the five year lease signed in October 1997 for the Lawrenceville, New Jersey headquarters, the Company is required to maintain an irrevocable, unconditional $51,258 letter of credit throughout the term of the lease.

\
PRINCETON VIDEO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)


RELATED PARTY TRANSACTIONS:

A member of the Board of Directors of the Company is also the President of J.J. Pomerance & Co., Inc., a corporation that has furnished consulting services to the Company from time to time.

A member of the Board of Directors of the Company is also a principal shareholder and the President of the Board of Directors of Presencia, which has made several equity investments in the Company and is the Company's joint venture partner in Publicidad.

A member of the Board of Directors of the Company is also the sole shareholder and President of Princeton Venture Research, Inc. ("PVR"), a shareholder of the Company. PVR entered into an arrangement with the Company regarding the services of a consultant that PVR provided to the Company for several months in 1995. In connection with such arrangement, in September 1997, the Company granted PVR a warrant to purchase 20,000 shares of common stock at an exercise price of $4.50 per share. Additionally, of the $124,000 of Notes received in consideration for amounts owed under a stock subscription agreement (see Note 9), $80,000 relates to the member of the Board of Directors, $20,000 relates to the wife of the member of the Board of Directors and $24,000 relates to PVR. Commencing in July 1997, PVR furnished the Company with extensive consulting services in connection with financial structuring, negotiations with various major shareholders and preparation of the Bridge Financing. In connection with such services, the Company has paid PVR a fee of $100,000. In consideration for financial advisory services rendered to the Company in connection with the Bridge Financing, the Company paid PVR Securities, Inc., an affiliate of PVR, a fee of $70,000, or five percent of the gross proceeds of the Bridge Financing obtained from investors introduced to the Company by PVR Securities, Inc. In connection with the purchase of Common Stock under the Company's 1997 rights offering, the wife of the member of the Board of Directors and PVR executed promissory notes in favor of the Company in the amounts of $9,720 and $50,543, respectively. Such notes and the related accrued interest, were repaid in full in December 1997. The member of the Board of Directors of the Company is also the Manager and a member of Acorn Technology Partners, L.L.C., the general partner of Acorn Technology Fund, L.P., which purchased 1.5 units in the Bridge Financing in October 1997. Each unit consisted of one Bridge Note in the principal amount of $100,000 and Bridge Warrants to purchase 10,000 shares of Common Stock at an exercise price of $0.01 per share. The purchase price of each unit was $100,000.

A member of the Board of Directors of the Company is also a Managing Director and Executive Vice President of Allen & Company Incorporated, which is a principal shareholder of the Company and furnishes financial advisory services to the Company from time to time. In connection with the February 1996 Offering, Allen & Co. received a financial advisory fee of $247,000, plus expenses, as well as a five-year warrant to purchase 28,226 shares of common stock at an exercise price of $19.25 per share. Allen, as a Representative, received underwriting discounts and commissions, as well as Representatives' Warrants initially exercisable for 380,000 shares of Common Stock, with respect to services rendered on behalf of the Company with respect to the initial

PRINCETON VIDEO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

public offering of its Common Stock in December 1997.

A member of the Board of Directors of the Company has been retained as a consultant to the Company.

The Chief Executive Officer and President of the Company purchased one unit in the Bridge Financing that closed in October 1997.

In July 1997, two employees of the Company signed notes (the "Employee Notes") for $655,000 as consideration for the exercise of warrants to purchase 262,000 shares of common stock at an exercise price of $2.50 per share. Accordingly, a $360,250 charge to general and administrative expense was recorded in July 1997 for the excess of the fair value of the Company's stock in July 1997 over the exercise price of the underlying warrants. In December 1997, these two employees signed notes (the "Tax Notes") for $169,498 as consideration for funds received for the express purpose of paying the tax liabilities incurred by each of them in connection with the exercise of their warrants. The Employees concurrently signed Pledge Agreements pursuant to which the 262,000 shares of common stock purchased were pledged to the Company. Both the Employee Notes and the Tax Notes bear interest at a rate of 8.5% and contain no recourse provisions by which the Company can enforce collection. The Employee Notes mature in July 2002 and the Tax Notes become due and payable upon the earlier of (i) the first anniversary of the date on which all of the Pledged Shares become freely transferrable, and
(ii) the date on which the employee sells, assigns or otherwise disposes of, for consideration, any interest in any share of capital stock of Company stock.

CONCENTRATION OF CREDIT RISK:

The Company maintains its cash and cash equivalents with major financial institutions. Held to maturity securities consist of U.S. government Treasury securities.

SUBSEQUENT EVENTS:

On September 9, 1997, the Board of Directors of the Company passed a resolution to amend the Corporation's Amended 1993 Stock Option Plan by increasing the authorized number of shares which may be issued pursuant to options granted under the Plan from 1,560,000 to 1,960,000 shares. This amendment is subject to shareholder approval and ratification within one year of the date of the resolution.

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 10-QSB


(Mark One)

[X] QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 1998


[ ]  TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE EXCHANGE ACT


FOR THE TRANSITION PERIOD FROM _________________ TO __________________

COMMISSION FILE NUMBER 000-23415

                           PRINCETON VIDEO IMAGE, INC.
        (Exact name of small business issuer as specified in its charter)


          New Jersey                                    22-3062052
(State or other jurisdiction of              I.R.S. Employer Identification No.)
 incorporation or organization)

               15 Princess Road, Lawrenceville, New Jersey, 08648
                    (Address of principal executive offices)

                                  609-912-9400
                (Issuer's telephone number, including area code)


Check whether the registrant: (1) filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or such shorter period that the registrant is required to file such reports), and (2) has been subject to such filing requirements for the past 90
days. Yes X    No
          ---    ---

The aggregate number of shares of the Issuer's common stock outstanding on October 31, 1998 was 8,183,552.

Transitional Small Business Disclosure Format:
         Yes            No  X
              -----       -----

ITEM 1. FINANCIAL STATEMENTS


PRINCETON VIDEO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
(UNAUDITED)



                                                                                        September 30,
                                                                                            1998
                                                                                        -------------
ASSETS
Current Assets:
   Cash and cash equivalents                                                            $ 19,410,220
   Restricted marketable securities held to maturity                                         139,909
   Trade accounts receivable                                                                 363,236
   Other current assets                                                                      245,711
                                                                                        ------------
              Total current assets                                                        20,159,076
Property and equipment, net                                                                2,454,008
Intangible assets, net                                                                       471,668
Other assets                                                                                 249,523
                                                                                        ------------
              Total assets                                                              $ 23,334,275
                                                                                        ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
   Accounts payable and accrued expenses                                                $  1,081,861
   Unearned revenue                                                                          311,897
                                                                                        ------------
              Total current liabilities                                                    1,393,758
Unearned revenue                                                                             892,255
                                                                                        ------------
              Total liabilities                                                            2,286,013
                                                                                        ------------
Commitments and contingencies                                                                     --
Redeemable preferred stock:
   Cumulative, Series A, conditionally redeemable, $4.50 par value, authorized
     167,000 shares; issued and outstanding 67,600 shares at September 30, 1998, redemption value equal to carrying value
     (par plus all accrued but unpaid dividends)                                             408,012
   Cumulative, Series B, conditionally redeemable, $5.00 par value, authorized 93,300 shares; issued and outstanding 86,041 shares at September
     30, 1998, redemption value equal to carrying value
     (par plus all accrued but unpaid dividends)                                             550,605
                                                                                        ------------
              Total redeemable preferred stock                                               958,617

Shareholders' Equity:
   Common stock, no par value; $.005 stated value; authorized 40,000,000
     shares; 8,183,552 shares issued and outstanding at September 30, 1998                    40,917
   Additional paid-in capital                                                             51,432,894
   Less:  Related party note receivable                                                     (824,498)
   Deficit accumulated during the development stage                                      (30,559,668)
                                                                                        -------------
              Total shareholders' equity                                                  20,089,645
                                                                                        ------------
                          Total liabilities, redeemable preferred stock and
                             shareholders' equity                                       $ 23,334,275
                                                                                        =============



                See accompanying notes to financial statements.

PRINCETON VIDEO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
(UNAUDITED)



                                                                                      Cumulative from
                                                  For the three months ended           inception to
                                                         September 30,                 September 30,
                                                 -------------------------------
                                                    1998                1997                 1998
                                                    ----                ----                 ----

License fees                                   $    67,292         $    57,626            1,569,041
Advertising revenue                                210,654              75,177              626,151
                                                --------------------------------   ----------------
            Total revenue                          277,946             132,803            2,195,192
Costs and expenses:
   Selling, general and administrative           1,163,830           1,223,811           15,100,918
   Research and development                        443,792             445,994           11,727,436
   L-VIS System costs                              882,877             416,732            5,792,209
                                               ---------------------------------   -----------------
            Total costs and expenses             2,490,499           2,086,537           32,620,563
Operating loss                                  (2,212,553)         (1,953,734)         (30,425,371)
Interest and other financial (expense)                  --                  --           (1,814,178)
Interest and other income                          278,763              16,372            1,679,881
                                               ---------------------------------   -----------------
Net loss                                        (1,933,790)         (1,937,362)         (30,559,668)
Accretion of preferred stock
   dividends                                       (11,013)            (11,012)            (224,213)
                                               ---------------------------------   -----------------
Net loss applicable to common stock            $(1,944,803)        $(1,948,374)        $(30,783,881)
                                               =================================   =================

   Basic and diluted net loss per share
     applicable to common stock                ($     0.24)        ($     0.61)
                                               ===============================

     Weighted average number of
        shares of common stock
        outstanding                              8,181,885           3,189,305
                                               ===============================



                See accompanying notes to financial statements.

PRINCETON VIDEO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
(UNAUDITED)



                                                                                                        Cumulative from
                                                                 For the three months ended              inception to
                                                                          September 30,                  September 30,
                                                               -------------------------------
                                                                    1998                1997                 1998
                                                                    ----                ----                 ----

Cash flows from operating activities:
   Net loss                                                    $ (1,933,790)        $(1,937,362)        $(30,559,668)
   Adjustments to reconcile net loss to net
     cash used in operating activities
            Amortization of unearned income                         (67,292)            (57,626)            (569,041)
            Depreciation expense                                    294,024             146,646            2,086,667
            Amortization of intangibles                              21,568              16,734              210,058
            Charges associated with option and warrant
               grants and related party note receivable                  --             440,250            1,531,699
            Equity in net loss of affiliate                              --                  --                9,048
            Increase (decrease) in cash resulting
               from changes in:
                 Trade accounts receivable                         (169,974)            (75,782)            (363,236)
                 Other current assets                               (15,464)            (23,231)            (245,711)
                 Other assets                                        21,669             (36,343)            (249,523)
                 Accounts payable and accrued expenses             (221,694)            (85,312)           1,173,292
                 Unearned revenue                                   128,200                  --            1,773,192
                 Miscellaneous other                                  1,465               6,821              144,058
                                                                -----------------------------------------------------
                 Net cash used in operating activities           (1,941,288)         (1,605,205)         (25,059,165)
                                                                -----------------------------------------------------

Cash flows from investing activities:
   Purchase of held-to-maturity investments                              --             (52,000)          (5,351,555)
   Proceeds from held-to-maturity investments                            --                  --            5,200,000
   Purchases of property and equipment                             (201,219)           (165,994)          (4,573,335)
   Increase in intangible assets                                         --             (26,249)            (775,834)
   Investments in joint venture                                          --                  --               (9,048)
                                                                -----------------------------------------------------
            Net cash provided by (used in)
               investing activities                                (201,219)           (244,243)          (5,509,772)
                                                                -----------------------------------------------------

                See accompanying notes to financial statements.

PRINCETON VIDEO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
(UNAUDITED)



                                                                                                        Cumulative from
                                                                 For the three months ended              inception to
                                                                          September 30,                  September 30,
                                                               -------------------------------
                                                                    1998                1997                 1998
                                                                    ----                ----                 ----
Cash flows from financing activities:
   Proceeds from Bridge Financing loans                                  --                  --            1,353,000
   Repayments of Bridge Financing loans                                  --                  --           (1,353,000)
   Proceeds from sale of Bridge Financing warrants, net                  --                  --            1,479,822
   Proceeds from sales of preferred stock                                --                  --              734,405
   Proceeds from sales of common stock, net                             100           1,304,722           46,669,943
   Cash advanced for related party notes receivable                      --                  --             (169,498)
   Collections of stock subscriptions receivable                         --                  --            1,264,485
                                                                ----------------------------------------------------
            Net cash provided by
               financing activities                                     100           1,304,722           49,979,157
                                                                ----------------------------------------------------
            Net increase (decrease) in cash and
               cash equivalents                                  (2,142,407)           (544,726)          19,410,220

Cash and cash equivalents at beginning of
   period                                                        21,552,627             775,693                   --
                                                                ----------------------------------------------------
Cash and cash equivalents at end of period                      $19,410,220          $  230,967         $ 19,410,220
                                                                ====================================================



                See accompanying notes to financial statements.

PRINCETON VIDEO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)


1.   Nature of Business and Basis of Presentation

     Princeton Video Image, Inc., (the "Company"), was incorporated on July 23, 1990 in the State of New Jersey. The Company has developed and is marketing a real-time video insertion system (the "L-VIS(TM) System") which utilizes proprietary software and hardware to place computer-generated electronic advertising images into television broadcasts of sporting and other events. These electronic images range from simple corporate names or logos to sophisticated multi-media 3-D animated productions. The L-VIS System has been used to insert advertising images into live and pre-recorded television broadcasts. The Company is also marketing its systems on a worldwide basis through licensing agreements or the formation of joint ventures.

     The condensed financial statements presented herein have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X and are unaudited. Reference should be made to the Company's audited financial statements for the fiscal year ended June 30, 1998 including the footnotes thereto, included in the Company's Annual Report on Form 10-KSB for the same fiscal year end. In the opinion of management, the financial statements reflect all adjustments (which consist of normal recurring accruals) necessary for a fair statement of the results of the interim periods presented.

2.   Per Share Data

     In December 1997, the Company adopted Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128") to calculate net loss per share applicable to common stock. All prior periods presented have been retroactively restated to conform to the SFAS 128 requirements. SFAS 128 requires the presentation of basic and diluted per share amounts. Basic per share amounts are computed by dividing net loss applicable to common stock by the weighted average number of common shares outstanding during the period. Diluted per share amounts are computed by dividing net loss applicable to common stock by the weighted average number of common shares outstanding plus the dilutive effect of common share equivalents.

     Since the Company incurred net losses for all periods presented, both basic and diluted per share calculations are the same. Accordingly, options and warrants to purchase 2,509,637 and 2,001,454 shares of common stock that were outstanding at September 30, 1998 and 1997, respectively, were not included in diluted per share calculations, as their effect would be antidilutive.

PRINCETON VIDEO IMAGE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
UNAUDITED


3.   Commitments and Contingencies

     Lease Agreement

     In October 1997, the Company entered into a five-year operating lease agreement for its headquarters in Lawrenceville, New Jersey. Minimum annual lease payments under the lease will be approximately $249,000 per year.

4.   New Pronouncements

     The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") during the quarter ended September 30, 1998. SFAS 130 establishes standards for reporting and display of an alternative income statement and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements. For the three month periods ended September 30, 1998 and 1997, the Company had no items of other comprehensive income.

     The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") during the quarter ended September 30, 1998. SFAS 131 requires that a business enterprise report certain information about operating segments, products and services, geographic areas of operation, and major customers in complete sets of financial statements and in condensed financial statements for interim periods. Currently, there are no disclosures required to be made under SFAS 131.

     In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132"). SFAS 132 changes current financial disclosure requirements for pension and other postretirement benefit plans. SFAS 132 does not, however, change the measurement or recognition provisions of existing accounting standards. Currently, there are no disclosures required to be made under SFAS 132.

5.   Subsequent Events

     The Company established the Amended 1993 Stock Option Plan (the "Stock Option Plan") for the purposes of attracting and retaining the best available personnel, to provide additional incentive to the Company's employees and consultants and to promote the success of the Company. The total number of shares of Common Stock authorized for issuance under the Stock Option Plan is 1,560,000. In October 1998, the Board of Directors approved an amendment to the Stock Option Plan to increase the number of authorized shares to 2,160,000. This amendment, subject to shareholder approval and ratification within one year, is being voted upon at the Annual Meeting of Shareholders to be held on December 10, 1998.

     Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

     Overview

     Since its inception in 1990, the Company has devoted substantially all of its resources to the development of the L-VIS(TM) System, an electronic video insertion system that was designed to modify broadcasts to television viewers by inserting electronic images, primarily advertisements. The Company has incurred substantial operating losses since its inception. As of September 30, 1998, the Company had an accumulated deficit of approximately $30,560,000 and expects to incur substantial additional losses for the foreseeable future. This deficit is the result of research and development expenses incurred in the development and commercialization of the L-VIS System, expenses related to field testing of the L-VIS System and its deployment pursuant to customer contracts, operating expenses relating to manufacturing, sales and marketing activities of the Company, and general administrative costs.

     The Company intends to continue its efforts to enhance the L-VIS System and develop additional software applications. In order to increase its revenue generating user base and to expand into national and international markets, the Company plans an increase in its sales and marketing staff during the fiscal year ending June 1999. The sales and marketing staff is responsible not only for agreements with teams, leagues and broadcasters, but also for promoting the L-VIS System to advertisers in order to create market awareness. While any purchase of advertising will be done through the rights holder or the broadcaster, the Company hopes to create advertiser interest and demand by promoting the L-VIS System directly to potential advertisers. Therefore, the Company expects to incur additional losses and to experience substantial negative cash flow from operating activities through the next 12 months or until such later time as it achieves revenues sufficient to finance its ongoing capital expenditures and operating expenses. The Company's ability to produce positive cash flow will be determined by numerous factors, including its ability to reach agreements with, and retain, customers for use of the L-VIS System.

     The Company expects to generate revenue from ads sold by rights holders that use the L-VIS System. These revenues are expected to be shared with the rights holders. Accordingly, in order to generate revenues from the use of the L-VIS System, the Company will need to enter into agreements with rights holders. The agreements can take various forms, although the agreements to date in the United States have been revenue sharing agreements under which the Company received a percentage of the fee paid by the advertisers. The Company realizes revenues when the advertisement runs over the air. Due to the seasonal nature of the sporting events themselves, the Company's revenue will fluctuate seasonally. However, this seasonality may be mitigated by the multi-sport capabilities of the L-VIS System and its use in non-sporting events.

     In addition to the revenue arising from advertising, a second revenue source is the strategic licensing of the L-VIS System to third parties. These licenses may be territorial in nature or they may cover individual major broadcast events. In the case of a territorial license, the licensee is responsible for generating business within the territory and the Company will share in the business through one or more means including royalties, license fees, and/or equity participation in the licensee. In the case of individual events, the Company may receive a flat fee or a fee based on revenues generated by the licensee, depending on the nature of the license.

     Results of Operations

     QUARTER ENDED SEPTEMBER 30, 1998 COMPARED TO THE QUARTER ENDED SEPTEMBER 30, 1997

     Revenue

     Revenues include receipts from advertising use of the L-VIS System as well as from license fees for use of the L-VIS System outside the United States. Total revenue increased 109% from $132,803 for the quarter ended September 30, 1997 to $277,946 for the quarter ended September 30, 1998 as a result of an increase in the number of major league baseball teams using the L-VIS System and the amount of advertising revenues produced from each team.

     Selling, General and Administrative

     Selling, general and administrative expenses include selling and marketing expenses, including salaries of sales and marketing personnel, their travel expenses, advertising and expenses associated with customer support, and general and administrative expenses, including salaries of support personnel, allocated rent and operating costs, and legal and accounting fees. Total selling, general and administrative expenses decreased 4% to $1,163,830 for the quarter ended September 30, 1998, from $1,223,811 for the quarter ended September 30, 1997. This decrease resulted from charges associated with option and warrant grants issued during the three months ended September 30, 1997, which were not present in 1998. This decrease was partially offset by increased personnel expenses, rent and utility costs and fees paid to investor and public relation professionals hired to support the Company's increased focus on the sales and marketing of the L-VIS System.

     Research and Development

     Research and development expenses include the costs associated with all personnel, materials and contract personnel engaged in research and development activities to increase the capabilities of the L-VIS System hardware platforms, including platforms for overseas use, and to create improved software programs for individual sports. Total research and development expenses remained fairly constant, decreasing only marginally to $443,792 for the quarter ended September 30, 1998 from $445,994 for the quarter ended September 30, 1997. The Company continues to develop new software and hardware platforms for the L-VIS System through the integration of newly available technologies including High Definition Television or HDTV.

     L-VIS System Costs

     L-VIS System costs include the costs associated with the material production, depreciation and operational support of the L-VIS System units, including training costs for operators and the shipping of L-VIS System units to international and domestic venues. L-VIS System costs increased 112% to $882,877 for the quarter ended September 30, 1998 from $416,732 for the quarter ended September 30, 1997. This increase was the result of numerous factors including (i) an increase in depreciation expense associated with the purchase of L-VIS System components for system upgrades and newly constructed systems to be used in football and by international licensees, (ii) an increase in personnel and related expenses as well as higher insurance, rent and utility costs, (iii) a shift in workload from selling, general and administrative expense to L-VIS System costs as more time was spent building and operating the L-VIS System, and, (iv) expenses related to the initial testing of the L-VIS System in the broadcast of the Indianapolis Motor Speedway Corporation's Brickyard 400 race in July 1998 and the August 1998 off-line demonstration of the L-VIS System for cricket.

     Interest and Other Income

     Interest and other income increased to $278,763 from $16,372 for the quarters ended September 30, 1998 and 1997, respectively. This increase is due to the increase in funds available to invest from the proceeds of the Company's initial public offering of stock in December 1997.

     Net Loss

     As a result of the foregoing factors, the Company's net loss decreased slightly to $1,944,803 from $1,948,374 for the three months ended September 30, 1998 and 1997, respectively.

     Year 2000 Risk Compliance

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields need to recognize four digit entries in order to identify correctly dates in the 21st century. If not corrected, many computer applications could fail or create erroneous results at the year 2000. This potential problem has been termed "Y2K".

     The Company realizes that Y2K planning is essential to its continued success. A plan has been formulated (the "Plan") to identify, correct, implement and test all internal and external systems for full Y2K compliance. This plan encompasses all computer hardware and software systems, electrical and communication systems and any system or service that may be affected by the Y2K event. In addition, the Plan covers all external dependencies on services provided by third parties to the Company as well as services that the Company provides to its customers.

     As part of the Plan, the Company has assigned a member of the information systems department to act as project leader, with personnel from each of the other Company departments assisting. The Plan has been divided into the following six phases:

     1) Identification of systems and services affected by the Y2K event and submission of such a list to the Y2K project leader. This includes communication and satellite lines, computers manufactured by third parties as well as specialized and embedded hardware designed by the Company as well as all building systems (i.e. electric, heating, telephone, and security systems). All software used by the Company including third party operating systems, office automation software, accounting software, connectivity software and all software produced by the Company both internally and for use by our customers.

     2) Development of a testing, checking and certification mechanism for all systems and services identified in phase 1 above. If testing by Company personnel is not possible, written certification will be requested from the manufacturer of the system or provider of the services as to their state of readiness for the year 2000.

     3) Testing of systems and services according to a time line prepared by the project leader and documentation of the results. Any system that is identified as being non-compliant with the Y2K event will be earmarked for additional work.

     4) Development and implementation of remedial plans for all systems and/or services that were identified as non-compliant in phase 3 above.

     5) Ongoing reporting of the progression of the Y2K compliance project until full Y2K compliance is achieved.

     6) Issuance of a final compliance report when all phases of the Plan have been completed.

     As of September 30, 1998, a preliminary list of all systems and services affected by the Y2K event had been prepared. Testing and certification of in-house computer systems and software has begun. The process of drafting letters to third party providers of goods and services requesting documentation as to their state of readiness has begun.

     Based on the work that has been done to date on the initial stages of the Plan, the Company believes that its current accounting and administrative software products are Y2K compliant. Further, the Company does not anticipate any internal Y2K issues arising from the use of its own internal information systems, databases or programs. Based on the initial identification of systems and services subject to the Y2K problem, management of the Company has estimated that future costs related to Y2K compliance for internal software, information systems, databases or programs are expected to be less than $100,000.

     The Company's proprietary L-VIS System relies on time (i.e. hour and minute) sensitive software coding, but it is not date sensitive and is, therefore, not believed by the management of the Company to be subject to Y2K problems. The manufacture and use of the L-VIS System, however, requires the cooperation of external suppliers and outside broadcasters. The Company has begun a formal review process of the Y2K readiness of these external suppliers and broadcasters as part of phase 1 listed above. To the extent that it is determined that the Company's suppliers and broadcasters are not Year 2000 compliant, the planned operations of the Company could be significantly disrupted. This could have a material adverse effect on the Company's business, financial condition and planned results of operations. Management is currently unable to quantify the impact of this potential disruption on its future earnings.

     Liquidity and Capital Resources

     The Company has incurred significant operating losses and negative cash flows in each year since it commenced operations, due primarily to start-up costs, the costs of developing the L-VIS System and the cost of building L-VIS Systems. As a result of operating losses, the net cash used in operating activities increased to $1,941,288 from $1,605,205 for the quarters ended September 30, 1998, and 1997, respectively.

     This increase was due in large part to non-cash charges of $440,250 in 1997 associated with option and warrant grants. There were no such issuances during the three months ended September 30, 1998.

     Net cash used in investing activities decreased to $201,219 for the three months ended September 30, 1998 from $244,243 for the three months ended September 30, 1997 as the net result of several factors. The total spent on the purchase of property and equipment actually increased as a result of purchasing components to be used in the building of additional L-VIS Systems and the continuing process of upgrading the existing systems to the second generation flex-based L-VIS System. This upgrade, which was begun in January 1998, was substantially completed by September 30, 1998. This increase was offset, however, by the decrease in 1998 in purchases of investments and intangibles by $52,000 and $26,429, respectively.

     Net cash provided by financing activities for the three months ended September 30, 1998 decreased to $100 from $1,304,722 for the year ago period. The cash provided during the three months ended September 30, 1997 was due primarily to the receipt of stock subscriptions from a May 1997 Rights Offering. Cash provided by financing activities for the three months ended September 30, 1998 was the result of the exercise of warrants issued in connection with a Bridge Financing prior to the initial public offering of the Company's Common Stock. There were no new issuances of stock or warrants during the quarter ended September 30, 1998.

     The net decrease in cash and cash equivalents increased to $2,142,407 from $544,726 for the three months ended September 30, 1998 and 1997, respectively as the cash proceeds from the Company's initial public offering were used to fund operations without the offset of additional funds being raised.

     Since inception, the Company has financed its operations from (i) the net proceeds of the approximately $19,700,000 from private placements of Common Stock, warrants and redeemable preferred stock, (ii) the payment of a $2,000,000 licensing fee, (iii) the proceeds of a bridge loan financing which closed in October 1997, (iv) the proceeds from the initial public offering of its Common Stock which closed in December 1997, (v) revenues and license fees relating to use of the L-VIS System, and (vi) investment income earned on cash balances and short term investments. The Company believes that the net proceeds of its initial public offering, and the income earned from the investment of those proceeds, will be sufficient to meet its capital needs for approximately 18 months. Such capital requirements will depend on a number of factors including the results of its research and development programs, the Company's ability to maintain its current customer base and attract new customers to use the L-VIS System, acceptance of the L-VIS System technology by rightsholders, technological advances and the status of its competitors, and the level of resources the Company is able to allocate to the development of greater marketing and sales capabilities. If the Company does not generate adequate revenues, there is no assurance that it will be able to raise the additional capital necessary to fund its operations. The Company would, thus, be forced to substantially reduce the scale of its operations.

     Effect of Inflation

     Domestic inflation has not had a significant impact on the Company's sales or operating results. However, inflation may have an impact upon business in a number of international markets.

     Part II

     Item 2       Changes in Securities and Use of Proceeds

     The Company commenced an initial public offering of its common stock, no par value on December 16, 1997 pursuant to a registration statement on Form SB-2 (Registration No. 333-37725) (the "Registration Statement"), which was declared effective by the Securities and Exchange Commission on December 16, 1997. From the effective date of the Registration Statement to September 30, 1998, the approximate amount of net offering proceeds used was $3,210,000 for repayment of indebtedness and expenses related thereto, $3,233,000 for the manufacture of L-VIS(TM) Systems, $1,033,000 for research and development, $1,347,000 for sales and marketing, and approximately $1,533,000 for working capital and general corporate purposes.

     Item 5       Other Information

     In April 1998, Douglas J. Greenlaw, President and Chief Executive Officer of the Company informed the Board of Directors that he plans to step down as President and Chief Executive Officer of the Company by the end of 1998. The Company continues its search for a successor to Mr. Greenlaw. Brown Williams, Chairman and Co-Founder, will continue to co-manage the Company with Mr. Greenlaw until a successor is found. Mr. Greenlaw has advised the Company that he will not stand for re-election to the Board of Directors at the Company's Annual Meeting of Shareholders scheduled for December 10, 1998.

     Item 6       Exhibits and Reports on Form 8-K

     (a)  Exhibits

          3.1 Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form SB-2 (Registration No. 333-37725 which became effective on December 16, 1997.

          3.2  Restated Bylaws, as amended (Incorporated by reference to Exhibit
               3.1 to Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 11, 1998).

          27.1 Financial Data Schedule

     (b)  Reports on Form 8-K.

          No current reports on Form 8-K were filed during the fiscal quarter ended September 30, 1998.

     Signatures


     In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereto duly authorized.


                                                 Princeton Video Image, Inc.



     November 16, 1998                     By: /s/ Brown F Williams
     ------------------                    --------------------------
           Date                                 Brown F Williams,
                                                      Chairman



    November 16, 1998                      By: /s/ Lawrence L. Epstein
    -------------------                    ----------------------------
           Date                                Lawrence L. Epstein,
                                                      Chief Financial Officer

[ARTICLE] 5

[PERIOD-TYPE]                   3-MOS
[FISCAL-YEAR-END]                          JUN-30-1998
[PERIOD-END]                               SEP-30-1998
[CASH]                                      19,410,220
[SECURITIES]                                   139,909
[RECEIVABLES]                                  363,236
[ALLOWANCES]                                         0
[INVENTORY]                                          0
[CURRENT-ASSETS]                            20,159,076
[PP&E]                                       4,394,105
[DEPRECIATION]                               1,940,097
[TOTAL-ASSETS]                              23,334,275
[CURRENT-LIABILITIES]                        1,393,758
[BONDS]                                              0
[PREFERRED-MANDATORY]                          958,617
[PREFERRED]                                          0
[COMMON]                                        40,917
[OTHER-SE]                                  20,048,728
[TOTAL-LIABILITY-AND-EQUITY]                23,334,275
[SALES]                                              0
[TOTAL-REVENUES]                               277,946
[CGS]                                                0
[TOTAL-COSTS]                                2,490,499
[OTHER-EXPENSES]                                     0
[LOSS-PROVISION]                                     0
[INTEREST-EXPENSE]                                   0
[INCOME-PRETAX]                            (1,933,790)
[INCOME-TAX]                                         0
[INCOME-CONTINUING]                        (1,933,790)
[DISCONTINUED]                                       0
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                               (1,944,803)
[EPS-PRIMARY]                                  ($0.24)
[EPS-DILUTED]                                  ($0.24)

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                         -------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 or 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                          -----------------------------


Date of report (Date of earliest event reported) November 5,1998
                                                -----------------

                           PRINCETON VIDEO IMAGE, INC.
-------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


       New Jersey                    000-23415                   22-3062052
-------------------------------------------------------------------------------
(State or Other Juris-              (Commission               (I.R.S. Employer
diction of Incorporation)           File Number)             Identification No.)



15 Princess Road, Lawrenceville, New Jersey                            08648
-------------------------------------------------------------------------------
(Address of Principal Executive Offices)                             (Zip Code)


Registrant's telephone number, including area code (609) 912-9400
                                                    -------------

-------------------------------------------------------------------------------
          (Former Name or Former Address, If Changed Since Last Report)

Item 5. Other Events.

         On November 10, 1998 the Registrant issued the following press release relating to an agreement with CBS Sports, a Division of CBS Broadcasting Inc.:

"CBS and Princeton Video Image Sign Deal For NFL Telecasts

NEW YORK--(BUSINESS WIRE)--Nov. 10, 1998--

- First-Ever Use Of PVI's Live Video Imaging System In National,
Regular Season NFL Broadcasts - - Viewers Will See First Down Line On Field During Play -

CBS Sports, a division of CBS Corporation (NYSE:CBS), and Princeton Video Image, Inc. (PVI) (NASDAQ:PVII) have signed an agreement covering the use of PVI's patented electronic imaging technology in national broadcasts of seven National Football League (NFL) regular season and playoff football games.

Beginning with the Thanksgiving Day game between the Pittsburgh Steelers and Detroit Lions, CBS sports will use PVI's Live Video Imaging System to show viewers the location of the first down line while play is in progress. The First Down line, will appear to TV viewers as a line on the field making the progress of the game more clear. Use of the PVI system has been approved by the NFL.

According to officials from both companies, the agreement calls for the use of PVI's Live Video Imaging System in the Pittsburgh Steelers-Detroit Lions game on Thanksgiving Day, the New York Jets- Buffalo Bills game on December 19, the Kansas City Chiefs-Oakland Raiders game on December 26 and four AFC playoff games in January 1999, including the AFC Championship game on January 17th. Sean McManus, President of CBS Sports, said, "The First Down line will be an exciting addition to coverage of the NFL on CBS. CBS Sports looks forward to working with PVI and making this technology available to viewers."

Brown Williams, Chairman of PVI, said, "After two years of using of our technology in preseason NFL football, this new alliance with CBS for regular and post-season NFL football is an important and logical step in the expansion of real-time electronic imaging in sports broadcasting. We look forward to working with CBS on other new applications in sports programming."

PVI's imaging system has been used to insert paid commercial messages in hundreds of live and recorded events this year, including NFL preseason games, Major League Baseball games, soccer and professional motorsports.

Princeton Video Image, Inc. developed and is marketing a real-time video insertion system that, through patented pattern recognition technology places computer-generated electronic advertising images into television broadcasts of sporting events as well as other programming. These electronic images range from simple corporate names and logos to sophisticated 3-D images and animated effects. The company is headquartered in Lawrenceville, New Jersey, with offices in New York City. Information about the company is available at their website, www.pvimage.com.

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to market acceptance, dependence on strategic partners, contractual restraints on use of PVI's technology, a rapidly changing technological environment, competition, possible adverse regulations, intellectual property rights and litigation, and other risks identified in PVI's filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. PVI undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events."



                                       ###


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

         The following Exhibit is furnished in accordance with the provisions of
Item 601 of Regulation S-B.

10.1* Letter Agreement, dated February 5, 1998, between the Registrant and CBS Sports, A Division of CBS Broadcasting Inc.

* Confidential treatment has been sought with respect to certain portions of this document.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              Princeton Video Image, Inc.


                              By: /s/ Larry Epstein
                                  ------------------------------
                                  Larry Epstein,
                                  Vice President of Finance
                                  and Chief Financial Officer


Date: November 17, 1998

                                  EXHIBIT INDEX

Exhibit
  No.     Description of Exhibit
-------   ----------------------


 10.1* Letter Agreement, dated November 5, 1998, between the Registrant and CBS Sports, A Division of CBS Broadcasting Inc.

 * Confidential treatment has been sought with respect to certain portions of this document.

                                                                   EXHIBIT 10.1

               [NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN
               MARKED TO INDICATE THAT CONFIDENTIALITY HAS BEEN
               REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE
               CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED
               SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

[CBS LOGO AND CBS SPORTS LETTERHEAD]

Mr. Lawrence L. Epstein
VP of Finance & CFO
15 Princess Road
Lawrenceville, N.J.  08648

Dear Larry:                                     November 5, 1998

This letter will confirm the agreement of Princeton Video Image, Inc. ("PVI") and CBS Sports, A Division of CBS Broadcasting Inc. ("CBS") with regard to PVI providing exclusively to CBS services using the system developed by PVI ("PVI System") for the real-time electronic insertion of images ("Electronic Images") into live television broadcasts of NFL football games.

PVI and CBS hereby agree as follows:

1. Using its own proprietary hardware and software system, PVI will provide the insertion of Electronic Images into the CBS television broadcasts listed on Exhibit I attached hereto. From the date hereof through the 1998 AFC Championship Game PVI will not provide the PVI System and services set forth below to any other television broadcaster for NFL football games. It is initially contemplated that PVI will provide inserts during all such live broadcasts in up to three (3) camera feeds for each game and that the inserts will consist of an indication of the location of the first down yard marker. Such inserts will include promotional material or advertising for CBS and others as CBS so elects.

2. To enable PVI to provide its services, CBS will provide PVI reasonable advance access to all games, access to game television production sites and the cooperation of those broadcasting the games. No persons other than PVI personnel shall have access to PVI Systems without PVI's written consent.

3. CBS will be responsible for obtaining all rights and permissions ("Required Permissions") from the NFL required to enable PVI to provide the services contemplated hereunder. This agreement is contingent upon CBS receiving approval from the NFL after CBS demonstrates the technology to the NFL. CBS has obtained the required permissions and approval from the NFL to enable PVI to provide the services hereunder.

4. CBS and PVI will mutually agree on the services to be provided, including image location, content and appearance of Electronic Images.

5. PVI will work cooperatively with CBS to identify sponsors for Electronic Image advertising for use in college football game broadcasts. To the extent that advertisers acceptable to CBS can be identified by PVI, CBS will be solely responsible for negotiating arrangements with such advertisers for their participation in Electronic Image advertising utilizing the PVI System. If CBS can reach agreements with such advertisers, then CBS will discuss with PVI an agreement between PVI and CBS for the inclusion of such advertisers in Electronic Images for college football games. CBS shall be under no obligation to use the Electronic Images in any college game broadcasts.

6. In consideration for the services provided in paragraph 1 and for all rights granted herein, for the games listed on Exhibit I, CBS will pay to PVI the total aggregate sum of [CONFIDENTIAL TREATMENT REQUESTED].

7. PVI does not warrant that PVI will be able to provide uninterrupted or error free services to CBS for any game broadcast utilizing the PVI System; provided, however, PVI will use its best efforts to correct the problem causing the error as soon as practicable. If PVI is unable to provide the PVI System for any game on Exhibit I or if during any game the PVI System does not function properly, the total sum due hereunder will be reduced pro rata.

8.       [CONFIDENTIAL TREATMENT REQUESTED]

9. PVI, at its sole cost expense, will obtain and maintain in force, with an insurance carrier acceptable to CBS, insurance coverage as follows: (i) errors and omission insurance covering intellectual property having standard coverage, including, but not limited to, coverage with respect to infringement of common law or statutory copyright, patents, trademarks, infringement of rights in material to be broadcast or in the manner of presentation thereof and unauthorized use of material; (ii) Commercial General Liability Insurance and
         (iii) Workers Compensation Insurance. CBS will be a named insured on all such policies.

10.      [CONFIDENTIAL TREATMENT REQUESTED]

11. CBS acknowledges that it does not have nor will it gain any right, title or other proprietary interest in any of PVI's patents, patent rights, copyrights, trade names, service marks, trade secrets and confidential information relating to the PVI system as a result of this Agreement.

12. CBS will provide PVI an appropriate, in CBS's sole discretion, on screen credit in each broadcast in which PVI provides services.

13. PVI represents and warrants that it has all necessary patent, copyright and other intellectual property rights which are necessary to enter into this Agreement and provide such services making use of the PVI System.

14. The rights and obligations of CBS and PVI shall be governed by and construed in accordance with the laws of the State of New York.

The parties intend that provisions customary in agreements of this nature including but not limited to those covering warranties, indemnities, assignments, force majeure and breach, shall be applicable to this Letter Agreement. The details of such provisions shall, together with the provisions hereof, be incorporated into a more formal agreement which when executed, shall replace this Letter Agreement.

If these terms are acceptable to you, please sign the enclosed copy of this letter and return it to me.

                                             Very truly yours,

ACCEPTED AND AGREED:                         CBS SPORTS
                                             A Division of CBS Broadcasting Inc.
PRINCETON VIDEO IMAGE, INC.



By  /s/Lawrence L. Epstein                   By /s/ Tony Petitti
    ----------------------                      -----------------------

                                            EXHIBIT I

Attached hereto and made a part of the Agreement dated as of October 26, 1998, between CBS SPORTS (herein called CBS) and PRINCETON VIDEO IMAGE, INC.

Date         League       Teams
----         ------       -----

11/26/98     NFL          Pittsburgh   @   Detroit

12/19/98     NFL          NY Jets      @   Buffalo

12/26/98     NFL          Kansas City  @   Oakland

1/99         NFL          AFC Wildcard Game

1/99         NFL          AFC Playoff #1

1/99         NFL          AFC Playoff #2

1/99         NFL          AFC Championship Game

         No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by Princeton Video Image, Inc. or any of the selling shareholder or any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Princeton Video Image, Inc. since the date hereof or that the information contained herein is correct as of any time subsequent to the dates as of which such information is furnished.


         Until _____________ (25 days after the date hereof), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                                2,700,000 SHARES

                                    PRINCETON
                                VIDEO IMAGE, INC.


                                  COMMON STOCK

                                   -----------

                                   PROSPECTUS

                                   -----------



                                     , 1998

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 14A:3-5 of the New Jersey Business Corporation Act (the "Act") gives a corporation the power, without a specific authorization in its certificate of incorporation or by-laws, to indemnify a corporate agent, including a director and/or officer, against expenses and liabilities incurred in connection with certain proceedings involving such corporate agent by reason of his or her being or having been a corporate agent, provided that with regard to a proceeding other than one by or in the right of the corporation, the corporate agent must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, have had no reasonable cause to believe his or her conduct was unlawful. In any such proceeding, the termination of a proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent does not of itself create a presumption that any corporate agent failed to meet the above applicable standards of conduct. The indemnification provided by the Act does not exclude any rights to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders or otherwise. No indemnification, other than that required when a corporate agent is successful on the merits or otherwise in any of the above proceedings shall be allowed if such indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action in effect at the time of the accrual of the alleged cause of action which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

         The Company currently carries liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of the Company (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law. The Company's current policy includes coverage for any claim made against the directors and officers based upon (i) the purchase, sale, or offer of any security of the Company, and (ii) any claim brought by a security holder of the Company. Such coverage includes claims which allege a violation of the Securities Act, and the Securities Exchange Act of 1934, as amended.

         In addition, the Underwriting Agreement for the Company's initial public offering, a form of which is filed as Exhibit 1.1 hereto, contains provisions for indemnification by the underwriters of the Company and its officers, directors and certain other persons, against certain civil liabilities, including certain liabilities under the Securities Act.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the Registrant's costs and expenses expected to be incurred in connection with the registration of the securities being offered hereby. The amounts listed below are estimates:


Legal fees and expenses.............................  $25,000
Accounting fees and expenses........................  $15,000
Printing expenses...................................  $ 2,000
Miscellaneous expenses..............................  $ 2,000
                                                      -------
      Total.........................................  $44,000

         All expenses of registration incurred in connection herewith are being borne by the Company. In addition, the Company has purchased directors and officers liability insurance for $250,000.


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         In the three years preceding the filing of this Registration Statement, the Company has sold the following securities that were not registered under the Securities Act. All share information and per share amounts have been adjusted to reflect a 2-for-1 Common Stock split effective on September 3, 1997.

                   (1) During the period January 1, 1994 through September 15, 1998 the Company granted stock options to employees, directors and consultants under its 1993 Amended Stock Option Plan covering an aggregate of 1,548,214 shares of the Company's Common Stock. Of these, options covering approximately 230,707 shares have been canceled without being exercised. The weighted average exercise price of the stock options outstanding as of September 15, 1998 was $8.35 per share. During the same period, the Company did not sell any shares of its Common Stock to employees, directors and consultants upon the exercise of outstanding stock options.

                   (2) On May 31, 1995, the Company sold 105,300 shares of Common Stock to 40 accredited investors for an aggregate purchase price of $1,316,250 pursuant to the exercise of warrants.

                   (3) Between September 1995 and the date of this Registration Statement, the Company issued warrants to purchase an aggregate of up to 21,572 shares of Common Stock at an exercise price of $15.00 per share to T.J. Koellhoffer & Associates in partial consideration for services rendered to the Company.

                   (4) In October 1995, the Company sold 2,000 shares of Common Stock to Sheldon S. Wilson for an aggregate purchase price of $25,000, pursuant to the exercise of warrants.

                   (5) In October 1995, the Company sold to Presencia 0.041 units, each unit consisting of 2,000 shares of Common Stock, 1,000 shares of Series B Redeemable Preferred Stock and warrants to purchase 2,000 shares of Common Stock at an exercise price of $12.50 per share, 1,016 shares of Common Stock, and warrants to purchase 10,932 shares of Common Stock at an exercise price of $12.50 per share, for an aggregate purchase price of $13,930, pursuant to the exercise of Presencia's right of co-investment.

                   (6) On February 9, 1996, the Company sold 282,266 shares of Common Stock to 49 accredited investors for an aggregate purchase price of $4,939,655. In addition, the Company granted Allen & Company Incorporated warrants to purchase 28,226 shares of Common Stock at an exercise price of $19.25 per share in consideration of placement agent services provided by Allen & Company Incorporated in connection with such private placement.

                   (7) On March 28, 1996, the Company issued warrants to purchase up to 24,000 shares of Common Stock at an exercise price of $15.00 per share to Presencia in consideration of its continued efforts and certain expenses incurred by Presencia in helping to promote use of the L-VIS System in the Mexican market.

                   (8) On April 23, 1996, the Company sold 938 shares of Common Stock to Glen S. Lewy for an aggregate purchase price of $1,055 pursuant to the exercise of warrants.

                   (9) On May 2, 1996, the Company sold 170,000 shares of Common Stock to 19 accredited investors for an aggregate purchase price of $1,062,500 pursuant to the exercise of warrants.

                  (10) On August 31, 1996, the Company sold 8,000 shares of Common Stock to Richard Khaleel for an aggregate purchase price of $20,000 pursuant to the exercise of warrants.

                  (11) On September 10, 1996, the Company sold 4,000 shares of Common Stock to Richard Cheney for an aggregate purchase price of $10,000 pursuant to the exercise of warrants.

                  (12) On June 15, 1997, the Company sold 295,758 shares of Common Stock to 119 accredited shareholders and warrantholders of the Company for an aggregate purchase price of $1,109,093, and the Company sold 97,930 shares of Common Stock to several such warrantholders for an aggregate purchase price of $110,171, pursuant to the exercise of warrants. In connection with this sale, Presencia was issued 18,610 shares of Common Stock in July 1997 for no consideration pursuant to its anti-dilution rights which terminated upon the closing of Company's initial public offering. See Note 9 of Notes to Financial Statements.

                  (13) As of June 30, 1997, the Company had received subscriptions for 291,756 shares of Common Stock from 42 accredited shareholders of the Company for an aggregate purchase price of $1,094,085, which shares were issued by the Company on July 15, 1997. In connection with this sale, Presencia was issued 18,360 shares of Common Stock in July 1997 for no consideration pursuant to its anti-dilution rights which terminated upon the closing of the Company's initial public offering. See Note 9 of Notes to Financial Statements.

                  (14) On July 31, 1997, the Company sold 48,550 shares of Common Stock to 7 accredited warrantholders of the Company for an aggregate purchase price of $82,119, pursuant to the exercise of warrants.

                  (15) On July 31, 1997, the Company sold 190,000 shares of Common Stock to Mr. Williams and 72,000 shares of Common Stock to Mr. McCleery pursuant to the exercise of warrants, in exchange for Mr. Williams' and Mr. McCleery's delivery of non-recourse promissory notes in the principal amount of $475,000 and $180,000, respectively, the aggregate exercise price of their respective warrants.

                  (16) On August 8, 1997, the Company sold 5,896 shares of Common Stock to Richard Cheney for an aggregate purchase price of $6,633, pursuant to the exercise of warrants.

                  (17) On August 25, 1997, the Company sold 15,678 shares of Common Stock to Leigh A. Wilson for an aggregate purchase price of $17,638 and 938 shares of Common Stock to Brown F Williams for an aggregate purchase price of $1,055, pursuant to the exercise of warrants.

                  (18) On September 3, 1997, the Company issued a warrant to purchase up to 20,000 shares of Common Stock at an exercise price of $4.50 per share to PVR in consideration of consulting services PVR previously provided to the Company.

                  (19) On October 20, 1997, the Company issued 30 units, each consisting of a $100,000, 10% senior secured promissory note and warrants to purchase up to 10,000 shares of Common Stock, to 28 accredited investors for an aggregate purchase price of $3,000,000.

                  (20) As of May 28, 1998, the Company issued contingent warrants to purchase up to 47,200 shares of Common Stock at an exercise price of $8.00 per share to Mr. McCleery, said warrants to be exercisable for a period of five years from the respective expiration dates of certain warrants previously issued to Mr. McCleery, but only to the extent that the previously issued warrants are not exercised. These previously issued warrants were each five year warrants and were issued on the following dates and for the right to purchase the following number of shares of Common Stock at an exercise price of $2.50 per share: September 15, 1993 (20,000 shares), November 3, 1993 (13,600 shares) and November 4, 1994 (13,600 shares). The Company has not sold any shares of Common Stock upon the exercise of such contingent warrants.

         The issuances of securities in the transactions described in paragraphs
(1) and (20) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and issued either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation, as provided by Rule 701, or were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) as transactions not involving any public offering.

         The sale and issuance of securities in the transaction described in paragraphs (10), (11) and (16) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) as transactions not involving any public offering. The Company believes that each of the parties was sophisticated within the meaning of Section 4(2) based upon his business experience and relationship with the Company. The transactions described in paragraphs (2) through (9), (12) through (15) and (17) through (19) were deemed to be exempt from registration under the Securities Act by virtue of Rule 506 as transactions not involving any public offering. The purchasers in each transaction represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. All recipients either received adequate information about the Company or had access, through employment or other relationships, to such information.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBITS

EXHIBIT
NUMBER                                DESCRIPTION
-----    -----------------------------------------------------------------------
1.1+     --       Form of Underwriting Agreement

3.1+     --       Restated Certificate of Incorporation

3.2      --       Restated Bylaws, as amended (Incorporated by reference to
                  Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 11,
                  1998)


4.1+     --       Specimen Stock Certificate

4.2+     --       Form of Warrant for purchase of 400,000 shares of Common Stock issued to the Representatives

4.3+     --       Form of Warrant for the purchase of shares of Common Stock issued in connection with the Company's bridge financing in October 1997

4.4+     --       Form of Warrant for the purchase of shares of Common Stock issued by the Company

4.5+     --       Warrant Certificate dated as of December 19, 1997 for the
                  purchase of 380,000 shares of Common Stock issued to Allen &
                  Company Incorporated

EXHIBIT
NUMBER                                DESCRIPTION
------   -----------------------------------------------------------------------
4.6+     --       Warrant Certificate dated as of December 19, 1997 for the
                  purchase of 20,000 shares of Common Stock issued to Barington
                  Capital Group, L.P.

5.1+     --       Opinion of Smith, Stratton, Wise, Heher & Brennan

10.1+    --       Amended 1993 Stock Option Plan

10.2+    --       Form of Employee Confidentiality, Invention Assignment and
                  Non-Compete Agreement

10.3+    --       Form of Consultant Confidentiality, Invention Assignment and
                  Non-Compete Agreement

10.4+*   --       Research Agreement dated November 1, 1990 between the Company and David Sarnoff Research Center, Inc., as amended by
                  Agreement dated August 9, 1991, letter dated July 1, 1992,
                  Letter Agreement dated July 9, 1992, letter dated November 30,
                  1992 and Agreement dated June 26, 1995 and effective as of December 31, 1993

10.5+*   --       License Agreement dated as of July 24, 1996 between the
                  Company and the General Electric Company

10.6+    --       Letter Agreement dated May 1, 1993 between the Company and
                  Grupo Sitt, as amended by Letter Agreement dated June 25, 1993

10.7+    --       License Agreement dated as of March 1, 1994 between the
                  Company and Publicidad Virtual, S.A. de C.V.

10.8+    --       Letter Agreement dated February 3, 1995 between the Company and Capital Cities/ABC, Inc., as amended by Letter Agreement dated August 29, 1996 between the Company and ESPN, Inc. and by letter dated April 22, 1996

10.9+    --       License Agreement dated December 18, 1995 between the Company and Theseus Research, Inc.

10.10+   --       Second Amended and Restated Registration Rights Agreement
                  dated as of February 2, 1996, as amended by agreement dated
                  October 20, 1997 and by agreement dated October 30, 1997

10.11+   --       Employment Agreement dated January 24, 1997 between the
                  Company and Brown F Williams

10.12+   --       Employment Agreement dated January 24, 1997 between the
                  Company and Douglas J. Greenlaw

10.13+   --       Employment Agreement dated March 4, 1997 between the Company and Samuel A. McCleery

10.14+   --       Lease Agreement dated April 21, 1997 between the Company and
                  1325 Limited Partnership

10.20+   --       Lease Agreement dated July 16, 1997 between the Company and
                  Princeton South at Lawrenceville One

10.21+   --       Nonrecourse Promissory Note dated July 31, 1997 of Brown F
                  Williams in favor of the Company

EXHIBIT
NUMBER                                DESCRIPTION
------   -----------------------------------------------------------------------
10.23+   --       Nonrecourse Promissory Note dated July 31, 1997 of Samuel A.
                  McCleery in favor of the Company

10.25+   --       Assignment dated January 22, 1992 by Roy Jonathon Rosser and
                  Martin Leach to the Company regarding a patent

10.26+   --       Assignment dated October 22, 1993 by Roy Jonathon Rosser and
                  Brown F Williams to the Company regarding a patent

10.27+   --       Assignment dated January 30, 1995 by Roy Rosser, Subhodev Das,
                  Yi Tan and Peter von Kaenel to the Company regarding a patent

10.28    --       Nonrecourse Promissory Note dated December 22, 1997 of Brown F
                  Williams in favor of the Company

10.29    --       Pledge Agreement dated December 22, 1997 between the Company and Brown F Williams

10.30    --       Nonrecourse Promissory Note dated December 22, 1997 of Samuel
                  A. McCleery in favor of the Company

10.31    --       Pledge Agreement dated December 22, 1997 between the Company and Samuel A. McCleery

10.32    --       Employment Agreement, dated as of February 5, 1998, between the Company and Lawrence Epstein (Incorporated by reference to
                  Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 11,
                  1998)

10.33    --       Letter Agreement dated May 22, 1998 between the Company and
                  Douglas J. Greenlaw amending Employment Agreement dated
                  January 24, 1997 (Incorporated by reference to Exhibit 10.24 to the Company's Annual Report on Form 10-KSB for the Fiscal
                  Year ending June 30, 1998 filed with the Securities and Exchange Commission on September 28, 1998)

21.1+    --       Subsidiaries of the Registrant

23.1     --       Consent of PricewaterhouseCoopers LLP, independent public
                  accountants

23.2+    --       Consent of Smith, Stratton, Wise, Heher & Brennan (contained in Exhibit 5.1)

24.1+    --       Power of Attorney (included on the signature page to the
                  Registration Statement)

-----------

* Confidentiality has been granted with respect to a portion of this exhibit + Previously filed

FINANCIAL STATEMENT SCHEDULES

         No schedules are required because the information is either not applicable or is presented elsewhere herein.

ITEM 28. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes that it will:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                           (ii) Reflect in the prospectus any facts or events
                  which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) Include any additional of changed material
                  information on plan of distribution.

                  (2) For the purpose of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that it will:

                  (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

                  (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, in the Township of Lawrence, State of New Jersey, on November 17, 1998.

                                     PRINCETON VIDEO IMAGE, INC.

                                     By:   /s/ BROWN F WILLIAMS
                                           --------------------------
                                               Brown F Williams
                                               Chairman of the Board


         In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates stated.

        Signature                               Title                                         Date
        ---------                               -----                                         ----

     /s/ BROWN F WILLIAMS           Chairman of the Board                               November 17, 1998
--------------------------          (principal executive officer)
       Brown F Williams


   /s/ DOUGLAS J. GREENLAW          President, Chief Executive Officer
--------------------------          and Director                                        November 17, 1998
     Douglas J. Greenlaw


   /s/ LAWRENCE L. EPSTEIN          Vice President, Finance, Chief Financial            November 17, 1998
                                    Officer and Treasurer (principal
--------------------------          accounting and financial officer)
     Lawrence L. Epstein


               *
--------------------------          Director                                            November 17, 1998
      Lawrence Lucchino


               *
--------------------------          Director                                            November 17, 1998
     Jerome J. Pomerance


               *
--------------------------          Director                                            November 17, 1998
      Enrique F. Senior


               *
--------------------------          Director                                            November 17, 1998
         Eduardo Sitt


               *
--------------------------          Director                                            November 17, 1998
      John B. Torkelsen

* By his signature set forth below, the undersigned, pursuant to duly authorized powers of attorney filed with the Securities and Exchange Commission, has signed this Post-Effective Amendment No. 2 to the Registration Statement on behalf of the persons indicated.

By:  /s/ BROWN F WILLIAMS

     ------------------------
         Brown F Williams
         ATTORNEY-IN-FACT

                                                 INDEX TO EXHIBITS

EXHIBIT
NUMBER                                DESCRIPTION
------   -----------------------------------------------------------------------
1.1+     --       Form of Underwriting Agreement

3.1+     --       Restated Certificate of Incorporation

3.2      --       Restated Bylaws, as amended (Incorporated by reference to
                  Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 11,
                  1998)

4.1+     --       Specimen Stock Certificate

4.2+     --       Form of Warrant for purchase of 400,000 shares of Common Stock issued to the Representatives

4.3+     --       Form of Warrant for the purchase of shares of Common Stock issued in connection with the Company's bridge financing in October 1997

4.4+     --       Form of Warrant for the purchase of shares of Common Stock issued by the Company

4.5+     --       Warrant Certificate dated as of December 19, 1997 for the
                  purchase of 380,000 shares of Common Stock issued to Allen &
                  Company Incorporated

4.6+     --       Warrant Certificate dated as of December 19, 1997 for the
                  purchase of 20,000 shares of Common Stock issued to Barington
                  Capital Group, L.P.

5.1+     --       Opinion of Smith, Stratton, Wise, Heher & Brennan

10.1+    --       Amended 1993 Stock Option Plan

10.2+    --       Form of Employee Confidentiality, Invention Assignment and
                  Non-Compete Agreement

10.3+    --       Form of Consultant Confidentiality, Invention Assignment and
                  Non-Compete Agreement

10.4+*   --       Research Agreement dated November 1, 1990 between the Company and David Sarnoff Research Center, Inc., as amended by
                  Agreement dated August 9, 1991, letter dated July 1, 1992,
                  Letter Agreement dated July 9, 1992, letter dated November 30,
                  1992 and Agreement dated June 26, 1995 and effective as of December 31, 1993

10.5+*   --       License Agreement dated as of July 24, 1996 between the
                  Company and the General Electric Company

10.6+    --       Letter Agreement dated May 1, 1993 between the Company and
                  Grupo Sitt, as amended by Letter Agreement dated June 25, 1993

10.7+    --       License Agreement dated as of March 1, 1994 between the
                  Company and Publicidad Virtual, S.A. de C.V.

EXHIBIT
NUMBER                                DESCRIPTION
------   -----------------------------------------------------------------------
10.8+    --       Letter Agreement dated February 3, 1995 between the Company and Capital Cities/ABC, Inc., as amended by Letter Agreement dated August 29, 1996 between the Company and ESPN, Inc. and by letter dated April 22, 1996

10.9+    --       License Agreement dated December 18, 1995 between the Company and Theseus Research, Inc.

10.10+   --       Second Amended and Restated Registration Rights Agreement
                  dated as of February 2, 1996, as amended by agreement dated
                  October 20, 1997 and by agreement dated October 30, 1997

10.11+   --       Employment Agreement dated January 24, 1997 between the
                  Company and Brown F Williams

10.12+   --       Employment Agreement dated January 24, 1997 between the
                  Company and Douglas J. Greenlaw

10.13+   --       Employment Agreement dated March 4, 1997 between the Company and Samuel A. McCleery

10.14+   --       Lease Agreement dated April 21, 1997 between the Company and
                  1325 Limited Partnership

10.20+   --       Lease Agreement dated July 16, 1997 between the Company and
                  Princeton South at Lawrenceville One

10.21+   --       Nonrecourse Promissory Note dated July 31, 1997 of Brown F
                  Williams in favor of the Company

10.23+   --       Nonrecourse Promissory Note dated July 31, 1997 of Samuel A.
                  McCleery in favor of the Company

10.25+   --       Assignment dated January 22, 1992 by Roy Jonathon Rosser and
                  Martin Leach to the Company regarding a patent

10.26+   --       Assignment dated October 22, 1993 by Roy Jonathon Rosser and
                  Brown F Williams to the Company regarding a patent

10.27+   --       Assignment dated January 30, 1995 by Roy Rosser, Subhodev Das,
                  Yi Tan and Peter von Kaenel to the Company regarding a patent

10.28    --       Nonrecourse Promissory Note dated December 22, 1997 of Brown F
                  Williams in favor of the Company

10.29    --       Pledge Agreement dated December 22, 1997 between the Company and Brown F Williams

10.30    --       Nonrecourse Promissory Note dated December 22, 1997 of Samuel
                  A. McCleery in favor of the Company

10.31    --       Pledge Agreement dated December 22, 1997 between the Company and Samuel A. McCleery

10.32    --       Employment Agreement, dated as of February 5, 1998, between the Company and Lawrence Epstein (Incorporated by reference to
                  Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 11,
                  1998)

EXHIBIT
NUMBER                                DESCRIPTION
------   -----------------------------------------------------------------------
10.33    --       Letter Agreement dated May 22, 1998 between the Company and
                  Douglas J. Greenlaw amending Employment Agreement dated
                  January 24, 1997 (Incorporated by reference to Exhibit 10.24 to the Company's Annual Report on Form 10-KSB for the Fiscal
                  Year ending June 30, 1998 filed with the Securities and Exchange Commission on September 28, 1998)

21.1+    --       Subsidiaries of the Registrant

23.1     --       Consent of PricewaterhouseCoopers LLP, independent public
                  accountants

23.2+    --       Consent of Smith, Stratton, Wise, Heher & Brennan (contained in Exhibit 5.1)

24.1+    --       Power of Attorney (included on the signature page to the
                  Registration Statement)

-----------

* Confidentiality has been granted with respect to a portion of this exhibit + Previously filed